UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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NEW YORK MORTGAGE TRUST, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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90 Park Avenue
New York, New York 10016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2022

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of New York Mortgage Trust, Inc. (the “Company,” “we,” “our,” or “us”) to be held through a virtual web conference at www.virtualshareholdermeeting.com/NYMT2022 on Monday, June 6, 2022 at 9:00 a.m., Eastern Time (the “Annual Meeting”).

You will be able to attend the Annual Meeting online, vote your shares electronically and submit questions during the Annual Meeting by visiting the website listed above. You will need the 16-digit control number included in your proxy card, voting instruction form or any additional voting instructions accompanying these proxy materials to vote and submit questions during the Annual Meeting. During the live Q&A session of the Annual Meeting, we may answer questions as they come in to the extent relevant to the business of the Annual Meeting, as time permits.

    At the Annual Meeting, you will be asked to consider and take action on the following:

1.    To elect the seven directors nominated and recommended by the Board of Directors of the Company (the "Board of Directors"), each to serve until the 2023 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified;

2.    To hold an advisory vote to approve named executive officer compensation; and

3.    To consider and act upon a proposal to ratify, confirm, and approve the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

In addition, stockholders will consider and vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has set the close of business on April 14, 2022 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. Only stockholders of record on that date are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

We furnish our proxy materials to our stockholders over the Internet, as we believe that this “e-proxy” process expedites stockholder receipt of proxy materials while also lowering the cost and reducing the environmental impact of our Annual Meeting. In connection with this approach, on or about April 27, 2022, we mailed a Notice Regarding the Availability of Proxy Materials (the “Notice”) to holders of our common stock as of the close of business on April 14, 2022. Beginning on the date of the mailing of the Notice, all stockholders of record had the ability to access all of the proxy materials and the Company’s Annual Report on Form 10-K on a website referred to in the Notice and to complete and submit their proxy on the Internet, over the telephone or through the mail. These proxy materials are available free of charge. If you received a Notice by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice provides instructions on how you can request a paper copy of the proxy materials if you desire and each of the Notice and proxy materials provide instructions on how you can vote your proxy. Please see the attached proxy statement or Notice for more details on how you can vote.

The Board of Directors appreciates and encourages your participation in the Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, please vote your shares by proxy, on the Internet, by telephone or by mail. If you attend the Annual Meeting, you may revoke your proxy and vote online at the Annual Meeting. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By order of the Board of Directors,

Steven R. Mumma
Chairman of the Board
New York, New York
April 27, 2022

This proxy statement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. The Company’s actual results may differ from the Company’s beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. Forward-looking statements are based on the Company’s beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to it. For a discussion of these risks and uncertainties, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and as updated by those risk factors included in the Company's subsequent filings under the Securities Exchange Act of 1934, as amended, which can be accessed at the SEC’s website at www.sec.gov. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Non-GAAP Financial Measures

In addition to the results presented in accordance with GAAP, this proxy statement includes certain non-GAAP financial measures, including undepreciated earnings and undepreciated book value per common share. Our management team believes that these non-GAAP financial measures, when considered with our GAAP financial statements, provide supplemental information useful for investors as it enables them to evaluate our current performance using the same metrics that management uses to operate the business. Our presentation of non-GAAP financial measures may not be comparable to similarly-titled measures of other companies, who may use different calculations. Because these measures are not calculated in accordance with GAAP, they should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations of the non-GAAP financial measures included in this proxy statement to the most directly comparable financial measures prepared in accordance with GAAP are set forth in Annex A hereto and should be carefully evaluated.

PROXY SUMMARY
Proposal Roadmap
The following proposals will be voted on at the Annual Meeting of Stockholders:

Proposal	Board Recommendation	For More Information
Proposal No. 1: Election of Directors
To elect the seven directors nominated and recommended by the Board of Directors of the Company, each to serve until the 2023 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified
	For each director	Page 15
Proposal No. 2: Advisory Vote to Approve Named Executive Officer Compensation To hold an advisory vote to approve named executive officer compensation	For	Page 19
Proposal No. 3: Ratification, Confirmation and Approval of Appointment of Independent Registered Public Accounting Firm
To consider and act upon a proposal to ratify, confirm, and approve the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022
	For	Page 20

How to Vote Your Shares

Your vote is important, and we urge you to cast your vote as soon as possible. You may vote through the internet, by telephone, by mailing your completed proxy card (or voting instruction form, if you hold your shares through a broker, bank, or other nominee), or online during the Annual Meeting. For additional information regarding voting, refer to section "Voting" of this Proxy statement.

NYMT at a Glance
New York Mortgage Trust, Inc. (NASDAQ: NYMT) is a real estate investment trust (“REIT”) for U.S. federal income tax purposes in the business of acquiring, investing in, financing and managing primarily mortgage-related single-family and multi-family residential assets. Our objective is to deliver long-term stable distributions to our stockholders over changing economic conditions through a combination of net interest margin and capital gains from a diversified investment portfolio. Our investment portfolio includes credit sensitive single-family and multi-family assets.
(1)Market Capitalization represents the outstanding shares of common stock and preferred stock multiplied by closing common stock and preferred stock market price as of the date indicated.
(2)Data as of December 31, 2021.

2021 Company Key Developments (1)

Our objective is to deliver long-term stable distributions to our stockholders over changing economic conditions through a combination of net interest margin and capital gains from a diversified investment portfolio. To accomplish this, we focus on (i) our core portfolio strengths of single-family and multi-family residential credit assets, which we believe will deliver better risk adjusted returns over time, with a current focus on building out a low-levered, higher-yielding portfolio of these assets through proprietary sourcing channels, and (ii) maintaining a balanced and diverse funding mix to finance our assets and operations, with a current emphasis on procuring longer-termed and/or more committed financing arrangements, such as securitizations, term financings and corporate debt securities that provide less or no exposure to short-term mark-to-market repurchase agreement financing. Set forth below are key Company developments from 2021 that contributed to the attainment of our objective in 2021:

Objectives	Highlights
Maintained stable GAAP book value and undepreciated book value per common share throughout 2021
•GAAP book value per common share ranged between $4.70 and $4.74 throughout 2021, ending the year at $4.70;
•Undepreciated book value per common share ranged from $4.71 to $4.76 throughout 2021, ending the year at $4.74, up 1% as compared to year end 2020(2);
•Delivered annual total economic return on GAAP book value of 8.3% in 2021, ranking seventh against total economic return of a mortgage REIT peer group comprised of 20 companies (including us) (3);
•Delivered annual total economic return on undepreciated book value of 9.1% in 2021;
•Generated earnings of $144.2 million, or $0.38 per common share;
•Generated undepreciated earnings of $159.9 million, or $0.42 per common share(2); and
•Declared aggregate dividends of $0.40 per common share.

Built out a low-levered, higher-yielding portfolio of these assets through proprietary sourcing channels
•Funded the acquisition or origination of $2.1 billion of investments, including $1.6 billion of residential loans and $306.9 million of new structured multi-family investments, while disposing of $432.6 million of investment securities that tend to rely on short-term callable mark-to-market financing and

•Generated portfolio net interest margin of 3.07%, up 48 bps versus 2020.

Procured longer-termed and more committed financing arrangements that reduce our exposure to short-term mark-to-market repurchase agreement financing
•Issued $100.0 million in aggregate principal amount of 5.75% senior unsecured notes, 5.75 million shares of our Series F Preferred Stock and 3.0 million shares of our Series G Preferred Stock and fully redeemed our Series B Preferred Stock and Series C Preferred Stock, lowering the cost of capital represented by the redeemed shares by approximately 90 basis points;
•Completed a securitization of business purpose bridge loans and a new securitization of certain performing, re-performing and non-performing residential loans resulting in approximately $178.4 million and $254.9 million of net proceeds to the Company; and
•Maintained a low portfolio recourse leverage ratio of 0.2x. (4)

(1)     Unless otherwise stated, the measures used herein refer to our results as of and for the year ended December 31, 2021.
(2)    Represents a non-GAAP financial measure. Undepreciated book value per common share is a supplemental non-GAAP financial measure defined as GAAP book value excluding the Company's share of cumulative depreciation and lease intangible amortization expenses related to operating real estate, net. Undepreciated earnings is a supplemental non-GAAP financial measure defined as GAAP net income attributable to common stockholders excluding our share in depreciation expense and lease intangible amortization expense related to operating real estate, net.

(3)We define total economic return as the change in GAAP book value per common share plus common share dividends declared during the period. Please see the definition of “identified performance peer group” set forth on page 49 of this proxy statement for a list of the 20 peer mortgage REITs (including us) used for purposes of this peer group calculation.
(4)Portfolio recourse leverage ratio represents the Company's outstanding repurchase agreements divided by the Company's total stockholders' equity.
Leadership Succession
In November 2021, we announced that Steven R. Mumma, our then Chairman and Chief Executive Officer, would transition to the role of Executive Chairman of the Board, and that our President, Jason T. Serrano, would succeed Mr. Mumma as Chief Executive Officer of the Company, each effective on January 1, 2022. As Executive Chairman, Mr. Mumma remains an integral member of the executive management team and continue to play a significant role in our ongoing investment decisions, risk management activities, and capital management strategies. Mr. Mumma’s term as Executive Chairman began on January 1, 2022 and will continue through December 31, 2022, subject to extension upon mutual agreement of the parties. In light of each of their new roles and responsibilities, we entered into new or amended employment agreements with Messrs. Mumma and Serrano effective January 1, 2022. A summary of these new or revised compensation arrangements for each executive is provided below under “Executive Compensation—Executive Compensation Information—Other Compensation Arrangements” of this proxy statement.
Executive Compensation Highlights
The Compensation Committee of our Board of Directors is committed to reviewing our executive compensation program on a regular basis and making changes based on the current market compensation practices, governance trends, and the results of the advisory vote to approve our named executive officer ("NEO") compensation, amongst other factors. At the 2021 Annual Meeting of Stockholders, the advisory vote on our executive compensation was approved by approximately 96% of shares voted. The following highlights certain key features of our 2021 executive compensation program:

Key Features	Highlights
Base salary represents less than 20% of total compensation for NEOs in 2021	Base salary represented 19% of total compensation for our NEOs in 2021, including 2021 Long-Term EIP awards, and just 17% of our Chief Executive Officer's total compensation.
Majority of total compensation for NEOs in 2021 was issued pursuant to a performance-based incentive plan
Approximately 68% of the total compensation for our NEOs in 2021, including 2021 Long-Term EIP awards, was subject to a performance-based incentive plan, while 69% of our Chief Executive Officer's total compensation in 2021 was subject to a performance-based incentive plan.

Employment, change in control and equity incentive award agreements provide for “double trigger” acceleration of vesting upon a change
Our forms of employment, change in control and equity award agreements executed since 2020 provide that awards granted to employees (including our NEOs) under these forms will no longer accelerate or vest solely due to the occurrence of a change of control.

COMMITMENT TO CORPORATE RESPONSIBILITY
New York Mortgage Trust, Inc. (“NYMT”) understands the importance of incorporating environmental, social and governance ("ESG") policies into our business and day-to-day operations and appreciates the increased interest of our stockholders in these matters. We believe the implementation of such policies benefits our employees, supports long-term stockholder performance, and makes a positive impact on the environment and society. We strive to assess the interests of all stakeholders—stockholders, employees, service providers, lenders, and the surrounding community—when planning for the long-term success of our business. We prioritize appropriate ESG practices, a commitment to transparency and supportive employment practices.
To that end, our focus on sustainability and the tenets of ESG is strategically important to the Company. We assess ESG to further inform our future strategic direction and priorities. Our areas of focus include (1) Social Considerations, (2) Environmental Considerations, and (3) Corporate Governance.
Social Considerations
We recognize that the Company plays an important part in the lives of our employees and we strive to create an inclusive workplace where employees feel heard, valued and appreciated. Our commitment to diversity and inclusion starts with our goal to attract, retain and develop a workforce that is diverse in attributes, background, knowledge, skills and perspective, age, gender, race and ethnicity. We also strive to have a workforce that reflects the diversity of qualified talent that is available in the markets in which our offices are located. Specific to these goals, as of April 1, 2022, women represented 24% of the Company’s workforce, self-identified racial and ethnic minorities represented 31% of the Company's workforce and women and self-identified racial and ethnic minorities represented 40% of the Company's workforce, while 50% of our NEOs are diverse based on gender or ethnicity and 71% of the nominees for election as directors at the Annual Meeting are diverse based on gender, race or ethnicity. We also recognize the importance of experienced leadership. As of April 1, 2022, the average tenure for our team of executive officers was approximately twelve years.
As part of our ongoing business, we evaluate and modify our internal processes to gauge and improve employee engagement, productivity and efficiency that benefit our operations, including through employee surveys, anonymous feedback, the employee review process and management strategy sessions. Moreover, our employees are offered regular opportunities to participate in professional development, cross-training and other programs that we believe improve employee engagement, effectiveness, development and well-being.
The Company's primary social considerations and impacts relate to our investment activity and human capital management, both of which are critical to our success as an organization.
Human Capital

As of April 1, 2022, we have 70 employees located in offices in New York, New York, Charlotte, North Carolina and Woodland Hills, California, 69 of whom are full-time and 1 of whom is a part-time employee. We do not currently employ any temporary or seasonal employees and we do not expect such hiring to become a significant part of our workforce in the future. Our employees are comprised of investment portfolio and finance professionals, asset management and servicing professionals, accountants, analysts, administrative staff and the corporate management team. We believe that our employees are our greatest asset and recognize that our achievements and growth as a business are made possible by the recruitment, hiring, training, development and retention of our dedicated employees.

We are committed to maintaining workplaces that are inclusive and free from discrimination or harassment based on age, disability, race, ethnicity, gender identification or expression, national origin, sexual orientation, religion, pregnancy, marital and familial status and other statuses protected by law. We conduct annual required trainings for our employees, including those designed to prevent harassment and discrimination and direct compliance with ethics and laws and we monitor employee conduct, compliance and progress in this regard.

We also strive to provide pay, benefits and services that help meet the varying needs of our employees. Our general total compensatory packages include market-competitive pay, performance-based annual bonus compensation paid in a combination of cash and stock, time- and performance-based long-term incentive compensation for key employees, employer-funded health insurance, paid time off, and family leave. In addition, we pride ourselves on understanding and offering our employees great flexibility to meet their personal and family needs. In 2022, we adopted a fully flexible workplace policy which presently allows all of our employees to determine whether to work from the office or remotely as frequently as the individual employee desires. New York Mortgage Trust believes that by supporting, recognizing, developing and investing in our employees, we are able to attract and retain a highly qualified and talented workforce.

Investment Activity
A substantial part of our business is the acquisition and management of residential loans in the secondary market. As a provider of private capital to the U.S. housing market through our investments in residential loans, our business enhances liquidity in the residential real estate mortgage markets and, in turn, facilitates home ownership in the U.S. As of December 31, 2021, the Company had $2.9 billion in aggregate mortgage and mortgage-related investments. The social benefits of homeownership are well-documented, and home ownership has historically been viewed as an accessible vehicle of individual wealth creation and aids in the development of strong communities. We believe that our investments in residential mortgages play a meaningful role in helping Americans become homeowners.
As an acquiror of residential loans in the secondary market, we do not currently originate the residential loans that we own, which means that we do not establish the initial terms of the loans or market to or interface with borrowers prior to their becoming obligated under the loan. As such, we effectively assume the loan terms and borrower credit profile upon acquisition of the loan. As an acquiror of residential loans in the secondary market, we have a long history of, and pride ourselves on, working with borrowers that are delinquent or experiencing near-term hardship to help return those borrowers to performing status, including through repayment plans, deferral plans, forbearance plans or modifications, where applicable. In addition, throughout the COVID-19 pandemic, our residential loan asset management team has been active in responding to the government assistance programs that were instituted in response to the impacts of the COVID-19 pandemic providing relief to residential loan borrowers. We have endeavored to work with any of our residential loan borrowers that require relief because of the pandemic and believe that these efforts have helped a number of homeowners to avoid foreclosure or other distress.

We also participate in the U.S. Department of Housing and Urban Development Housing Choice Vouchers program administered by local public housing agencies (“PHAs”) in which we acquire and then rent single-family rental homes to families that are eligible. We target PHA’s with programs that help families move into high-opportunity neighborhoods with low poverty, high-performing schools, low crime and strong community resources. The goal of the program is to promote better health and life satisfaction for these families. As of December 31, 2021, we owned 140 single-family rental properties through this program, the majority of which are located in Illinois.
COVID-19 Response
We are committed to maintaining a healthy environment for our employees. We continually assess and strive to enhance employee satisfaction and engagement. This commitment continued in the face of the COVID-19 pandemic. When COVID-19 forced a shift to a remote work environment, we commenced regular townhall style meetings where we update our full workforce on recent accomplishments and key initiatives and ensure regular communication between management and employees. The Company has also provided greater flexibility in work hours and expectations in recognition of the challenges our employees face in the remote work environment and have taken steps to ensure that our employees have adequate resources and capabilities to work in a remote environment. More recently, in 2021, we created a Business Continuity Planning Group to develop continuity plans and responses for a variety of potential crises in the long term. Lastly, unlike many companies across industries, since the pandemic began, the Company has not laid off or furloughed any employees or otherwise reduced employee compensation due to the COVID-19 pandemic.
The health and safety of NYMT employees and their families continue to be of the highest priority for us. Our commitment to the safety and health of our workforce has guided us as we addressed the unprecedented challenges of the global pandemic.

Environmental Considerations
Our environmental strategy is based on simplicity and transparency. Specifically, we endeavor to minimize our environmental impact by (1) reducing waste that is generated by our Company and sent to landfills, (2) purchasing, to the extent practicable, environmentally responsible products, and (3) reducing internal paper usage. As a firm with 70 employees as of April 1, 2022, 62 of whom are based in LEED certified buildings in New York, NY and Charlotte, NC, we believe that the Company's corporate footprint and business operations have a relatively modest impact on the environment. Nevertheless, we believe in promoting a sustainable environment by using resources as efficiently and responsibly as practicable. Our commitment to these principles is reflected in our daily activities in a variety of ways:
•A commitment to water efficiency and conservation through our utilization of hands-free faucets and water fill stations to limit water usage in most of or our locations.
•The Company's headquarters is in a LEED certified and Energy Star® labeled building and conveniently located near mass transportation, which enables our employees to access and utilize mass-transit options for their commute, while the Company's Charlotte, NC office is in a LEED certified building.
•To reduce energy usage, the Company uses Energy Star® certified desktops, monitors, and printers; and utilizes motion sensor lighting and cooling to reduce energy usage in non-peak hours.
•To reduce waste and promote a cleaner environment, we use green cleaning supplies, recycle electronics, ink cartridges, and packaging; minimize single use kitchen products; provide recycling containers to employees; and use water coolers.
•We have adopted eSignature capabilities to allow our employees and counterparties to electronically review and sign documents and we strongly encourage the electronic furnishing of our proxy statements to our stockholders.
Although we are unable to predict the rate at which climate change will progress, we recognize that the physical effects of climate change could have a material adverse effect on our operations. To the extent that climate change impacts changes in weather patterns, properties in which we hold a direct or indirect interest or which serve as collateral could experience severe weather, including, without limitation, hurricanes, tornadoes, severe winter storms, and flooding due to increases in storm intensity and rising sea levels, among other effects. Over time, these conditions could result in decreased property values which in turn could negatively affect the value of the assets we hold. Relatedly, geographical concentrations in our portfolio, to include mortgages, mortgage securities, and investments in real properties, may present certain vulnerabilities to the impacts of localized weather conditions resulting from climate change, such as increased coastal flooding or prolonged droughts in arid regions.
We also recognize increasing financial risks linked to climate change which could impact our portfolio and the availability of the assets we target for investment. With increasing attention and activism concerning the need to shift toward renewable energy sources as a result of climate change, it is possible that less capital will be allocated to originating our targeted assets or the terms for these assets may become less attractive to us in the future. Relatedly, to the extent that climate change impacts meteorological conditions potentially leading to damage and reductions in the value of our properties or the collateral underlying our assets, this may result in increased interest rates for mortgages paired with decreased adequate insurance coverage for the properties we choose to invest in or that underlie our assets.

We believe that the diversification of our portfolio, both geographically and across asset types, and the availability of insurance to borrowers, operating partners and us protect against certain events may help to mitigate the impact of any single event. We continue to evaluate climate risk related data and technical advice received, which we believe will allow us to adjust to and address the risks posed by climate change and their short-and long-term implications, in a manner that is appropriate relative to the scale of our portfolio.

Corporate Governance
New York Mortgage Trust’s commitment to corporate responsibility means embedding it into all aspects of our business. We believe that good corporate governance provides a strong foundation for ESG and is essential to the long-term success of the Company. Our Board of Directors is committed to maintaining best-in-class corporate governance practices and policies that are in the best interests of our stockholders. Highlights of our corporate governance practices are provided below.

Corporate Governance Highlights
•    Independent Audit, Compensation and Nominating & Corporate Governance Committees.
•    Chair of the Board of Directors is separate from the Chief Executive Officer.
•    Independent Lead Director.
•    Independent directors met in executive sessions of our Board of Directors on six separate occasions.
•    Annual election of all directors.
•    Majority voting standard in uncontested director elections, with a resignation policy for directors who do not receive majority support.
•    71% of our director nominees and 80% of our independent director nominees are diverse based on gender, race or ethnicity.
•    60% of our independent director nominees are women.
•    67% of our committee chairs are diverse based on gender, race or ethnicity.
•    Average tenure of our director nominees and our independent director nominees equals 6.7 and 5.8 years, respectively.
•    All four members of our Audit Committee qualify as “audit committee financial experts.”
•    Five of our seven director nominees are independent.
•    Stockholders, in addition to the Board of Directors, have the power to alter, amend or repeal our Bylaws and to make new Bylaw provisions, in each case by the affirmative vote of the holders of a majority of the shares of our common stock then outstanding and entitled to vote on the proposed amendment.
•    No shareholder rights plan or “poison pill.”
•    Our Board of Directors has adopted a resolution exempting us from application of the Maryland Business Combination Act.
•    Our Bylaws provide that we are not subject to the Maryland Control Share Acquisition Act.
•    Directors and executive officers are subject to robust stock ownership guidelines.
•    Directors and executive officers are prohibited from engaging in short-selling, pledging or hedging transactions involving our securities.
•    "Double-trigger" vesting provisions in executive officer equity awards -- all of the equity awards made to our NEOs since 2020 will not accelerate or vest solely due to a change in control.

Our Board of Directors sets the tone for our Company and has implemented strong governance practices and features, as described throughout this proxy statement, and exercises general oversight of our Company directly at the Board level or through its standing committees, including our strategic direction, the performance of our executive officers, environmental, social and governance initiatives and risks, and our risk management processes. Our director nominees represent a balance of longer-tenured members with in-depth knowledge of our business and newer members who bring or will bring diverse qualifications and experience and fresh perspectives to our Board’s deliberative processes.

Our commitment to addressing ESG includes management oversight and dedicated teams of professionals who collaborate with subject-matter experts throughout the business. Our Board of Directors allocates oversight of ESG matters generally amongst the full Board of Directors and our Board of Directors three independent committees rather than delegating responsibility for oversight of all ESG matters to a single committee. By separating areas of focus and attention encompassed within ESG considerations, each of these committees and the full Board of Directors oversee areas of corporate responsibility within their respective areas of focus. For example, our full Board of Directors oversees strategic direction and portfolio construction, which considers elements of climate risk and social considerations, while the Audit Committee oversees, among other things, our risk assessment and risk management policy and processes, including those related to climate change and information security risk, and the Compensation Committee oversees, among other things, executive compensation risks and human capital risks associated with compensation. The Nominating & Corporate Governance Committee oversees our governance practices including, among other things:

•Our commitment to conducting our business in a manner that is fair, ethical and transparent, and responsible and compliant with all applicable laws and regulations.
•The regular review and, as appropriate, updating of key policy documents considering current regulations and best practices.
•Ensuring that, as part of our director nomination process, our Board of Directors seeks a broad range of perspectives and considers many factors, including the personal characteristics (gender, ethnicity, age and background) and experience (industry, professional and public service) of directors and prospective directors.

90 Park Avenue
New York, New York 10016

PROXY STATEMENT

GENERAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials
for the 2022 Stockholder Meeting to Be Held on June 6, 2022.

This proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2021, and our other proxy materials are available at: http://www.proxyvote.com.

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors ("Board of Directors") of New York Mortgage Trust, Inc. (the “Company,” “we,” “our” or “us”) for use at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held through a virtual web conference at www.virtualshareholdermeeting.com/NYMT2022 on Monday, June 6, 2022 at 9:00 a.m., Eastern Time, and at any adjournment and postponement thereof .

You will be able to attend the Annual Meeting online, vote your shares electronically and submit questions during the Annual Meeting by visiting the website listed above. You will need the 16-digit control number included in your proxy card, voting instruction form or any additional voting instructions accompanying these proxy materials to vote and submit questions during the Annual Meeting. During the live Q&A session of the Annual Meeting, we may answer questions as they come in to the extent relevant to the business of the Annual Meeting, as time permits.

We mailed, through intermediaries, on or about April 27, 2022, a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record as of April 14, 2022. As a result, beginning on the date of the mailing of the Notice, all stockholders of record had the ability to access all of the proxy materials and the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (“2021 Annual Report”) on a website referred to in the Notice and as set forth above. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2021 Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you must follow the instructions for requesting such materials contained on the Notice.

The mailing address of our principal executive office is 90 Park Avenue, New York, New York 10016. We maintain an Internet website at www.nymtrust.com. Information at or connected to our website is not and should not be considered part of this proxy statement.

We will bear the costs of this solicitation including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received. In addition to solicitation through the Internet or by mail, proxies may be solicited by our directors, officers and employees, at no additional compensation, by telephone, personal interviews or otherwise. Banks, brokers or other nominees and fiduciaries will be requested to forward the Notice and information on how to access the proxy materials to beneficial owners of our common stock and to obtain authorization for the execution of proxies. We will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this proxy statement shall not, under any circumstances, imply that there has been no change in the information set forth since the date of this proxy statement.

Purposes of the Annual Meeting

The principal purposes of the Annual Meeting are to: (1) elect the seven directors nominated and recommended by our Board of Directors, each to serve until the 2023 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified (“Proposal No. 1”); (2) hold an advisory vote to approve named executive officer compensation (“Proposal No. 2”); (3) consider and act upon a proposal to ratify, confirm, and approve the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (“Proposal No. 3”); and (4) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Our Board of Directors knows of no other matters other than those stated above to be brought before the Annual Meeting.

VOTING

How to Vote Your Shares

You may vote your shares before and during the Annual Meeting until such time as the chairman declares the polls closed by visiting www.virtualshareholdermeeting.com/NYMT2022 and following the instructions. You will need the 16-digit control number included in your proxy card, voting instruction form or any additional voting instructions accompanying these proxy materials. We recommend that you log in a few minutes before the meeting to ensure you are admitted when the meeting starts.

Even if you do attend the Annual Meeting, you may vote by duly authorized proxy on the Internet, by telephone or by mail. We encourage you to follow the instructions on how to vote as described below and as set forth in the Notice and the proxy card. Maryland law provides that a vote by Internet or telephone carries the same validity as your completion and delivery of a proxy card. In order to vote on the Internet, you must first go to http://www.proxyvote.com, have your Notice or proxy card in hand and follow the instructions.

In order to vote by telephone, you must call (800) 690-6903, have your Notice or proxy card in hand and follow the instructions.

Stockholders of record may vote by signing, dating and returning a proxy card in a postage-paid envelope. You may request a proxy card and postage-paid envelope from us as instructed in the Notice. Properly signed and returned proxies will be voted in accordance with the instructions contained therein.

Even if you plan to attend the live webcast of the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

Registered Holders, Beneficial Owners and “Broker Non-Votes”

Registered Holders. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the registered stockholder of record with respect to those shares, and a Notice is being sent directly to you. As the registered stockholder of record, you have the right to grant your voting proxy directly to the Company through a proxy card, through the Internet or by telephone or to vote at the Annual Meeting.

If you are a registered stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors, or you sign and return a proxy card without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners and “Broker Non-Votes.” A large number of our stockholders hold their shares through a broker, trustee, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the beneficial owner of the shares, while the broker, trustee, bank or nominee holding your shares is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, trustee, bank or other nominee on how to vote and are also invited to attend the Annual Meeting. If your shares are held in this manner, your broker, trustee, bank or other nominee will provide you with instructions for you to use in accessing the proxy materials and directing the broker, trustee, bank or other nominee on how to vote your shares. If your shares are not directly registered in your own name and you plan to vote your shares during the Annual Meeting, you must contact the bank, broker, trustee or other nominee that holds your shares to obtain a legal proxy or broker’s proxy card in advance of the Annual Meeting in order to vote.

If you are the beneficial owner of shares that are held in a stock brokerage account or by a bank or other nominee and you do not provide the organization that holds your shares with specific voting instructions, by rule, the organization that holds your shares may generally vote at its discretion on routine matters only. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform Broadridge Financial Solutions, Inc., which is receiving and tabulating the proxies, that it does not have the authority to vote your shares on non-routine matters. This is generally referred to as a “broker non-vote.” Because the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm is a routine matter for which specific instructions from beneficial owners are not required, no broker non-votes will arise in the context of voting for the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Conversely, the election of directors is a non-routine matter for which specific instructions from beneficial owners is required and thus, broker non-votes may arise. Additionally, the Securities and Exchange Commission (“SEC”) has specifically prohibited broker discretionary voting of uninstructed shares with respect to the advisory vote to approve named executive officer compensation. As a result, if you hold your shares through a broker, bank or other nominee, your broker, bank or other nominee cannot vote your shares on the election of directors or the advisory vote to approve named executive officer compensation in the absence of your specific instructions as to how to vote on these matters. In order for your vote to be counted on these matters, please make sure that you provide specific voting instructions to your broker, bank or other nominee.

How to Revoke Your Proxy

If you have already voted your proxy on the Internet or by telephone or returned your proxy to us by mail, you may revoke your proxy at any time before it is exercised at the Annual Meeting by any of the following actions:

•by notifying our Investor Relations in writing that you would like to revoke your proxy;
•by completing, at or before the Annual Meeting, a proxy card on the Internet, by telephone or by mail with a later date; or
•by attending the Annual Meeting and voting at www.virtualshareholdermeeting.com/NYMT2022. (Note, however, that your attendance at the Annual Meeting, by itself, will not revoke a proxy you have already returned to us; you must also vote your shares online at the Annual Meeting to revoke an earlier proxy.)

If your shares of common stock are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Record Date for Our Annual Meeting; Who Can Vote at Our Annual Meeting; Voting Procedures and Vote Required

Our Board of Directors has fixed the close of business on April 14, 2022 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. On all matters to come before the Annual Meeting, each holder of record of our common stock as of the close of business on April 14, 2022 will be entitled to vote at the Annual Meeting and will be entitled to one vote for each share of common stock owned as of such date. As of the close of business on April 14, 2022, we had 381,249,031 shares of common stock outstanding.

The representation in person online or by proxy of a majority of all the votes entitled to be cast on the matters to be considered at the meeting is necessary to provide a quorum for the transaction of business at the Annual Meeting. Your shares will be counted as present at the Annual Meeting if you attend online and are entitled to vote at the Annual Meeting, or you have properly submitted a proxy card or voting instruction card, or voted by telephone or over the Internet. Both abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. If a quorum is not present, the chairman may adjourn the Annual Meeting to a date not more than 120 days after the record date without notice other than announcement at the Annual Meeting until a quorum has been obtained.

With respect to the election of directors, because this is considered an uncontested election under our bylaws, a nominee for director is elected to our Board of Directors if he or she receives a majority of the votes cast for his or her election, meaning the number of shares voted for such nominee’s election exceeds the number of shares voted against such nominee’s election. Abstentions and broker non-votes will not affect the election of directors. In tabulating the voting results for the election of directors, only “for” and “against” votes are counted. If an incumbent director receives a greater number of votes against his or her election than votes for such election, such director shall tender his or her resignation as provided in our Director Resignation Policy. The Nominating & Corporate Governance Committee of our Board of Directors will then act as soon as reasonably practicable thereafter to determine whether to accept the director’s tendered resignation and will submit such recommendation for consideration by our Board of Directors. In considering whether to accept or reject the tendered resignation, the Nominating & Corporate Governance Committee and the Board will consider any factors they deem relevant or appropriate. There is no cumulative voting in the election of directors.

With respect to the advisory vote to approve named executive officer compensation, the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting is necessary for approval, on an advisory basis, of our named executive officer compensation. Abstentions and broker non-votes will not count as votes cast on this proposal, and thus will have no effect on the result of the vote on this proposal.

With respect to the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm, the affirmative vote of a majority of the votes cast on this matter at the Annual Meeting is necessary for ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Abstentions will not count as votes cast on this proposal and thus will have no effect on the result of the vote. As noted above, no broker non-votes will arise in the context of the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Pursuant to our charter, holders of shares of our common stock are not entitled to exercise appraisal rights under the Maryland General Corporation Law unless our Board of Directors, upon the affirmative vote of a majority of our Board of Directors, shall determine that such rights apply to one or more transactions occurring after the date of such determination. Our Board of Directors has made no such determination with respect to the business to be considered at the Annual Meeting.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The seven persons named below have been nominated to serve on our Board of Directors until the 2023 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified. Our Board of Directors is currently comprised of eight directors, six of whom are independent in accordance with our Corporate Governance Guidelines and the listing standards of the Nasdaq Stock Market (“Nasdaq”). Upon the election of directors at the Annual Meeting, our Board of Directors will be reduced to seven directors, five of whom are independent in accordance with our Corporate Governance Guidelines and the listing standards of Nasdaq. Each nominee, other than Eugenia R. Cheng, is currently a director of the Company and each such person has consented to stand for election at the Annual Meeting. The Board of Directors has no reason to believe that the persons named below as nominees for directors will be unable, or will decline to serve, if elected. For additional information regarding our corporate governance and these nominees, see “Information on Our Board of Directors and Its Committees” below.

Board of Directors Considerations in Recommending These Nominees

Our Board of Directors believes that the Board of Directors, as a whole, should encompass a range of talent, skill, diversity and expertise enabling it to provide sound guidance with respect to our operations and interests. In identifying qualified director nominees, the Nominating & Corporate Governance Committee of our Board of Directors, and our Board of Directors consider, among other things, a candidate’s experience, skills, accomplishments, background, age, diversity, willingness to serve and commitment to the Company, and then review those qualities in the context of the current composition of our Board of Directors and the evolving needs of our business. Because we are listed on the Nasdaq Global Select Market, we are required to have at least a majority of our directors qualify as “independent,” as such term is defined by the Nasdaq. The Nominating & Corporate Governance Committee identifies candidates for election to our Board of Directors, frequently with input from our other directors, reviews the qualities listed above and recommends to our Board of Directors individual nominees for director. In the case of Ms. Greenberg, she was initially referred to our Board of Directors by certain directors and was subsequently recommended by our Nominating & Corporate Governance Committee and elected to our Board of Directors, effective July 9, 2021.

Our Board of Directors seeks director nominees with strong reputations, experience, competence or expertise in areas relevant to the strategy and operations of our business, particularly in the finance, mortgage or real estate industries, or the proper and effective functioning of our Board of Directors. Each of the nominees for election as a director at the Annual Meeting holds or has held important positions and has operating experience or other relevant experience that meets this objective. In these positions, they have also gained experience in some or all of the following: core management skills, such as strategic and financial planning, public company financial reporting, accounting, corporate governance, risk management and leadership development.

Our Board of Directors also believes that each of the nominees listed below has other key attributes that are important to a properly functioning and effective board, including integrity and high ethical standards, sound judgment, analytical skills, the ability and desire to engage management and each other in a constructive fashion, and the commitment to devote significant time and energy to service on our Board of Directors and its committees.

Nominees for Election as Directors

The following table sets forth the names and biographical information concerning each of the individuals who have been nominated for election at the Annual Meeting:

Name	Principal Occupation	Director Since	Age
Steven R. Mumma	Executive Chairman of the Board	2007	63
Jason T. Serrano	Chief Executive Officer and President of the Company	2019	47
Eugenia R. Cheng*	Managing Principal of Prospect Avenue Partners	†	50
Michael B. Clement*	Chairman of the Department of Accounting at the University of Texas at Austin	2016	65
Audrey E. Greenberg*	Executive Managing Director of Discovery Labs and Center for Breakthrough Medicines	2021	49
Steven G. Norcutt*	President of Schafer Richardson, Inc.	2004	62
Lisa A. Pendergast*	Executive Director of Commercial Real Estate Finance Council	2018	60

*	Our Board of Directors has affirmatively determined that these nominees currently are independent under the criteria described below in “Information on Our Board of Directors and Its Committees—Independence of Our Board of Directors” and “Information on Our Board of Directors and Its Committees—Board of Directors Leadership Structure.”

†	Eugenia R. Cheng is being nominated to serve as a member of our Board of Directors effective on June 6, 2022.

Steven R. Mumma is our Executive Chairman. Mr. Mumma has served as Chairman of our Board of Directors since March 2015 and as our Executive Chairman since January 1, 2022. Mr. Mumma served as Chief Executive Officer from February 2009 to December 31, 2021. Mr. Mumma was appointed President, a role he held until May 2016, and Co-Chief Executive Officer effective March 31, 2007 and served as Chief Financial Officer from November 2006 to October 2010. Prior to serving in the above capacities, Mr. Mumma served as our Chief Investment Officer, a position to which he was named in July 2005, and as Chief Operating Officer, commencing in November 2003. From 1981 to 2003, Mr. Mumma served in various financial and accounting roles for financial and accounting institutions. Mr. Mumma received a B.B.A. cum laude from Texas A&M University.

Our Board of Directors believes that Mr. Mumma’s significant operational, financial and accounting experience in, and knowledge of, the Company and the broader mortgage-backed securities industry, where he has worked for more than 30 years, make him a valuable member of our Board of Directors. As Executive Chairman of the Company, Mr. Mumma also serves as a critical link between management and our Board of Directors.

Jason T. Serrano is our Chief Executive Officer and President. Mr. Serrano has served as President of the Company since January 2019 and Chief Executive Officer since January 1, 2022, and has been a member of our Board of Directors since March 2019. Prior to joining the Company, Mr. Serrano was a Partner at Oak Hill Advisors, L.P. (“OHA”), an alternative investment management firm, from January 2014 to December 2018 and a Managing Director at OHA from April 2008 to December 2013. While at OHA, Mr. Serrano ran the mortgage investment business. Prior to joining OHA, Mr. Serrano served as a Principal at The Blackstone Group, where he led the structured finance investment team. Before Blackstone, he spent five years at Fortress Investment Group as Vice President, assisting in the management of $2 billion of distressed structured products and whole-loan portfolios. He also spent five years at Moody’s as a rating analyst for collateralized debt obligations and derivatives. He earned a bachelor of science degree from Oswego State University.

Our Board of Directors believes that Mr. Serrano’s experience with, and strategic insights into, managing, sourcing and creating multiple forms of single-family and multi-family credit assets, credit and market risks and financing matters and capital raising make him a valuable member of our Board of Directors. As Chief Executive Officer and President of the Company. Mr. Serrano also serves as a critical link between management and our Board of Directors.

Eugenia R. Cheng is being nominated to serve as a member of our Board of Directors effective on June 6, 2022. Ms. Cheng is currently Managing Principal of Prospect Avenue Partners, a position she has held since August 2019. From July 2014 to February 2019, Ms. Cheng was Managing Director, Global Investors Group, of USAA Real Estate Company. From March 2010 to March 2014, Ms. Cheng served as Managing Director, Marketing and Investor Relations, of Forum Partners. Prior to her employment at Forum Partners, Ms. Cheng was Managing Director and Chief Operating Officer of JT Partners LLC from October 2006 to August 2009. From 2002 to 2006, Ms. Cheng was a Portfolio Manager, Private Real Estate, at ABP Investments US (now APG Asset Management). Ms. Cheng was an Associate in Morgan Stanley & Co., Inc.’s investment banking division from 2000 to 2002. From 1993 to 1996, Ms. Cheng was a consultant with Arthur Andersen LLP’s real estate advisory services. Ms. Cheng holds a B.A. in Architectural Theory and Design from Princeton University and a J.D. and M.B.A. from New York University. Since October 2021, Ms. Cheng has also served on the board of directors, compensation committee and governance committee of Generation Income Properties, Inc., a publicly traded REIT focused on the net lease sector. Ms. Cheng was recommended to the Nominating & Corporate Governance Committee as a director candidate by one of our independent directors, and then nominated by our Board of Directors upon the recommendation of the Nominating & Corporate Governance Committee after the Nominating & Corporate Governance Committee considered Ms. Cheng among other candidates.

Our Board of Directors concluded that Ms. Cheng should serve as a director of the Company because of her extensive operational experience in real estate-related capital raising, debt strategies, portfolio management and investor relations.

Michael B. Clement has served as a member of our Board of Directors since June 2016. Mr. Clement is the Chairman of the Department of Accounting at the University of Texas at Austin where, since 1997, he has held the positions of professor, associate professor, and assistant professor. Mr. Clement was the Vice President of Global Investment Research for Goldman Sachs & Co. from 2002 until 2004. Mr. Clement was the Vice President of Capital Planning and Analysis from 1988 to 1991 and a Manager of the Audit Division from 1982 to 1986 at Citicorp. Prior to his employment at Citicorp, Mr. Clement was a Senior Assistant Accountant at Deloitte Haskins & Sells. Mr. Clement holds a B.B.A. in Accounting from Baruch College, an M.B.A. in Finance from the University of Chicago and a Ph.D. in Accounting from Stanford University. Mr. Clement currently serves on the Board and Audit Committee of multiple funds that comprise the Equitable complex of funds.

Our Board of Directors believes that Mr. Clement’s significant expertise in accounting and his prior experience working in the finance industry strengthen our Board of Directors’ collective qualifications, skills, experience and viewpoints and make him a valuable member of our Board of Directors.

Audrey E. Greenberg has served as a member of our Board of Directors since July 2021. Ms. Greenberg is Co-Founder and Chief Business Officer of The Center for Breakthrough Medicines, a contract development and manufacturing organization enabling the path to commercialization for cell and gene therapies, and Co-Founder of Discovery Labs, a 3 million square foot real estate life science portfolio. Before she co-founded The Center for Breakthrough Medicines and Discovery Labs in 2019, Ms. Greenberg was Senior Vice President of Exeter Property Group during 2018. Prior to her employment at Exeter Property Group, Ms. Greenberg was Interim Chief Financial Officer and Consultant at Pine Hill Group from 2016 to 2018. Ms. Greenberg was Chief Financial Officer of Statebridge Company from 2013 to 2015. In 2013, Ms. Greenberg was Chief Financial Officer of WJ Bradley. From 2010 to 2013, Ms. Greenberg was an independent consultant. From 2009 to 2010, Ms. Greenberg was Chief Financial Officer and Principal of CBRE Global Investors. From 2007 to 2009, Ms. Greenberg was Chief Financial Officer and Senior Vice President of ING Clarion Partners. Ms. Greenberg was Principal and Chief Financial Officer of Phoenix Realty Group from 2001 to 2004. Prior to joining Phoenix Realty Group, Ms. Greenberg served in various investment banking and accounting roles. Ms. Greenberg holds a B.S. in Business Administration from the University of Arizona and an M.B.A. from the Wharton School of the University of Pennsylvania.

Our Board of Directors believes that Ms. Greenberg’s extensive operating and financial experience in both private equity and real estate, as well as her current and previous leadership roles and diverse professional experience strengthen our Board of Directors’ collective qualifications, skills, experience and viewpoints and make her a valuable member of our Board of Directors.

Steven G. Norcutt has served as a member of our Board of Directors since completion of our IPO in June 2004. Mr. Norcutt has served since October 2009 as the President of Schafer Richardson, Inc., a commercial real estate management, construction, development, leasing and investment company based in Minneapolis, Minnesota. From April 2008 to October 2009, Mr. Norcutt served as Senior Vice President – Regional Manager of Guaranteed Rate Mortgage, a residential mortgage banking company headquartered in Chicago, Illinois. Prior to joining Guaranteed Rate, Mr. Norcutt served as Executive Vice President and Chief Operating Officer of Centennial Mortgage and Funding, Inc., a residential mortgage banking company based in Minnesota. Prior to joining Centennial Mortgage and Funding, Inc., Mr. Norcutt served as Senior Vice President and Portfolio Manager of Structured Finance for Reliastar Investment Research, Inc. from 1993 through 2001. Mr. Norcutt joined Reliastar Investment Research, Inc. in 1988 as Vice President and Portfolio Manager of Residential Mortgage Loans. Mr. Norcutt received an M.B.A. in Finance from the Carlson School of Business at the University of Minnesota and a B.S. in Finance from St. Cloud State University.

Our Board of Directors believes that Mr. Norcutt’s operating, business and financial experience from his significant tenures in both the mortgage lending and mortgage portfolio management businesses, as well as his current role as President of a commercial real estate company, strengthen our Board of Directors’ collective qualifications, skills, experience and viewpoints and make him a valuable member of our Board of Directors.

Lisa A. Pendergast has served as a member of our Board of Directors since March 2018. Ms. Pendergast is currently Executive Director of Commercial Real Estate Finance Council, a trade organization with over 300 member companies and over 11,000 individual members that covers the commercial and multi-family real estate finance markets, a position she has held since September 2016. Ms. Pendergast was Managing Director of the Commercial Mortgage-Backed Securities Strategy and Risk division of Jefferies LLC from 2009 to June 2016. From 2001 to 2009, Ms. Pendergast was Managing Director of the Commercial Mortgage-Backed Securities Strategy division of RBS Greenwich Capital. Prior to her employment at RBS Greenwich Capital, Ms. Pendergast was Managing Director in the Financial Strategies Group at Prudential Securities from 1987 to 2000. Ms. Pendergast holds a B.A. in English Literature and Political Science from Marymount College of Fordham University.

Our Board of Directors believes that Ms. Pendergast’s extensive relevant experience in the commercial and residential real estate markets, as well as her significant expertise in commercial credit and structured finance, strengthen our Board of Directors’ collective qualifications, skills, experience and viewpoints and make her a valuable member of our Board of Directors.

Our Board of Directors recommends that stockholders vote “FOR” the election of each of the nominees.

PROPOSAL NO. 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) provides our stockholders with an advisory vote to approve our named executive officer compensation. This advisory vote gives our stockholders the opportunity to express their views on the compensation of our named executive officers. Although this vote is advisory and is not binding, the Board of Directors and the Compensation Committee plan to take into consideration the outcome of the vote when making future executive compensation decisions.

At our 2019 Annual Meeting of Stockholders, a majority of stockholders voted in favor of having an advisory vote to approve our named executive officer compensation each year, consistent with the recommendation of our Board of Directors. After consideration of these results and our Board of Director’s recommendation, we elected to hold future advisory votes on named executive officer compensation each year until the next advisory vote on frequency occurs. We are required under the Dodd-Frank Act to hold an advisory vote on the frequency of the advisory votes to approve named executive officer compensation at least every six years.

At our 2021 Annual Meeting of Stockholders, over 96% of the votes cast for the advisory vote to approve our named executive officer compensation voted to approve such compensation. We believe that this voting result reflects a strong endorsement of the compensation of our named executive officers. The framework and design of our executive compensation program for 2021 was substantially similar to that of our executive compensation program for the preceding year, except that, among other things, we reduced the threshold level for minimum performance under our 2021 Annual Incentive Plan and entered into new employment agreements with our Executive Chairman and our Chief Executive Officer and President that became effective on January 1, 2022.

As described in detail under “Executive Compensation—Compensation Discussion and Analysis,” our compensation program for 2021 was designed to align our management team’s interests with stockholders’ expectations of return on investment, motivate and reward our management team through compensation opportunities that align with annual performance and long-term value creation, strategic objectives and sound corporate governance practices, and attract and retain an experienced and effective management team while also maintaining an appropriate expense structure. Our Board of Directors believes that our current executive compensation program compensates our named executive officers in an appropriate manner in relation to the size and performance of the Company and properly aligns the interests of our named executive officers with those of our stockholders. We utilized the 2021 Annual Incentive Plan, a performance-based incentive compensation plan that serves as a means of linking compensation both to our overall performance and to objective and subjective performance criteria that are within the control of our named executive officers (the “2021 Annual Incentive Plan”), for determining a significant portion of the compensation payable to our named executive officers in 2021.

During 2021, we also utilized the 2021 Long-Term Equity Incentive Program in our overall executive compensation structure. The 2021 Long-Term Equity Incentive Program promotes recruitment and retention of key employees and rewards employees for outperformance relative to our peers over the longer-term. Our 2021 Long-Term Equity Incentive Program provides for long-term equity awards that provide for a combination of performance share awards that can be earned on December 31, 2023 based on the achievement of certain relative total stockholder return hurdles over a three-year performance period and restricted stock unit awards subject to time-based vesting conditions that vest ratably over a three-year period.
See the information set forth under “Executive Compensation—Compensation Discussion and Analysis” and “Executive Compensation—Executive Compensation Information” for more information on these elements of our named executive officer compensation program.

For these reasons, the Board of Directors strongly endorses our named executive officers compensation program and recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed under the compensation disclosure rules of the SEC, including the “Executive Compensation—Compensation Discussion and Analysis,” compensation tables and narrative discussion contained in the proxy statement for the 2022 Annual Meeting of Stockholders.”

Our Board of Directors recommends that stockholders vote “FOR” the approval, on an advisory basis, of our named executive officer compensation.

PROPOSAL NO. 3: RATIFICATION, CONFIRMATION AND APPROVAL OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors is directly responsible for the appointment, evaluation, compensation, retention and oversight of the independent registered public accounting firm that audits our financial statements and our internal control over financial reporting. The Audit Committee has appointed Grant Thornton LLP, or Grant Thornton, as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Grant Thornton has served as our independent registered public accounting firm since December 2009.

The Audit Committee annually reviews Grant Thornton’s independence and performance in deciding whether to retain Grant Thornton or engage a different independent registered public accounting firm. In the course of these reviews, the Audit Committee considers, among other things:

•Grant Thornton's historical and recent performance on our audit;

•Grant Thornton's capability and expertise in handling the breadth and complexity of our business;

•The appropriateness of Grant Thornton's fees for audit and non-audit services, on both an absolute basis and as compared to its peer firms; and

•Grant Thornton's independence and tenure as our auditor.

Based on this evaluation, the Audit Committee believes that Grant Thornton is independent and that it is in the best interests of our Company and our stockholders to retain Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Although stockholder approval is not required, we desire to obtain from our stockholders an indication of their approval or disapproval of the Audit Committee’s action in appointing Grant Thornton as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022. Although we seek ratification of the appointment of Grant Thornton as our independent registered public accounting firm, the ratification of the appointment of Grant Thornton does not preclude the Audit Committee from subsequently determining to change independent registered public accounting firms if it determines such action to be in the best interests of the Company and its stockholders. If our stockholders do not ratify, confirm and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board of Directors.

We expect that a representative of Grant Thornton will attend the Annual Meeting where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.

Our Board of Directors recommends that you vote “FOR” the ratification, confirmation and approval of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

INFORMATION ON OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Corporate Governance Highlights

Our Board of Directors is committed to maintaining best-in-class corporate governance practices and policies that are in the best interests of our stockholders. Highlights of our corporate governance practices are provided below:

•Independent Audit, Compensation and Nominating & Corporate Governance Committees.

•Chair of the Board of Directors is separate from the Chief Executive Officer.

•Independent Lead Director.

•Independent directors met in executive sessions of our Board of Directors on six separate occasions.

•Annual election of all directors.

•Majority voting standard in uncontested director elections, with a resignation policy for directors who do not receive majority support.

•Five of our seven director nominees are independent.

•71% of our director nominees are diverse based on gender, race or ethnicity.

•60% of our independent director nominees are women.

•67% of our committee chairs are diverse based on gender, race or ethnicity.

•Average tenure of director nominees and our independent director nominees equals 6.7 and 5.8 years, respectively.

•All four current members of our Audit Committee qualify as “audit committee financial experts.”

•Stockholders, in addition to the Board of Directors, have the power to alter, amend or repeal our Bylaws and to make new Bylaw provisions, in each case by the affirmative vote of the holders of a majority of the shares of our common stock then outstanding and entitled to vote on the proposed amendment.

•No shareholder rights plan or “poison pill.”

•Our Board of Directors has adopted a resolution exempting us from application of the Maryland Business Combination Act.

•Our Bylaws provide that we are not subject to the Maryland Control Share Acquisition Act.

•Directors and executive officers are subject to robust stock ownership guidelines.

•Directors and executive officers are prohibited from engaging in short-selling, pledging or hedging transactions involving our securities.

•“Double-trigger” vesting provisions in executive officer equity awards -- all of the equity awards made to our NEOs since 2020 will not accelerate or vest solely due to a change in control.

Independence of Our Board of Directors

Our Corporate Governance Guidelines and the listing standards of the Nasdaq require that a majority of our directors be independent. Our Board of Directors has adopted the categorical standards prescribed by the Nasdaq to assist our Board of Directors in evaluating the independence of each of our directors. The categorical standards describe various types of relationships that could potentially exist between a board member and the Company and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a director under the categorical standards and our Board of Directors affirmatively determines that the director has no material relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, including certain business relationships for which disclosure may be required in this proxy statement, our Board of Directors will deem such person to be independent. A director shall not be independent if he or she satisfies any one or more of the following criteria:

•A director who is, or who has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years, employed as an executive officer of the Company;

•A director who has accepted or who has an immediate family member, serving as an executive officer, who has accepted, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (excluding compensation for board or board committee service, compensation paid to an immediate family member who is an employee of the Company (but not an executive officer of the Company), and benefits under a tax-qualified retirement plan, or non-discretionary compensation);

•A director who is, or whose immediate family member is, a current partner of a firm that is the Company’s internal or external auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years;

•A director who is, or whose immediate family member is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity; or

•A director who is, or whose immediate family member is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of that organization’s consolidated gross revenues for that year, or $200,000, whichever is greater, other than (i) payments arising solely from investments in that organization’s securities, and (ii) payments under non-discretionary charitable contribution matching programs.

Our Board of Directors will also consider a director’s charitable relationships when assessing director independence.

Under these criteria, our Board of Directors has determined that the following current members of our Board of Directors are independent: David R. Bock, Michael B. Clement, Audrey E. Greenberg, Alan L. Hainey, Steven G. Norcutt, and Lisa A. Pendergast. Our Board of Directors is presently comprised of eight directors, including six independent directors.

To assist in the discharge of its responsibilities, our Board of Directors has established three standing committees: (i) the Audit Committee, (ii) the Compensation Committee and (iii) the Nominating & Corporate Governance Committee. The principal responsibilities of each committee are described below. Our Board of Directors previously maintained an Investment Committee, which was dissolved by the Board of Directors during 2021, with the Board of Directors concluding that the full Board of Directors would again assume the responsibilities of the Investment Committee. Actions taken by any committee of our Board of Directors are typically reported to our Board of Directors, concurrent with or at the meeting following such action. Each standing committee has a written charter, a current copy of which is available for review on our website at www.nymtrust.com.

David R. Bock, the chair of the Nominating & Corporate Governance Committee, and Alan L. Hainey, our Lead Independent Director, each of whom has provided exemplary service to us throughout their tenure as directors, are not standing for reelection at the Annual Meeting and will conclude their service as members of our Board of Directors at the end of their current term. Our Board of Directors expects to name a new Lead Independent Director and chair of the Nominating & Corporate Governance Committee immediately following the Annual Meeting.

Audit Committee

The Audit Committee of our Board of Directors is comprised of Messrs. Clement (Chair), Bock and Norcutt and Ms. Greenberg. Our Board of Directors has determined that each of the Audit Committee members is independent, as that term is defined under the enhanced independence requirements for audit committee members set forth in the rules of the SEC and in accordance with the Company’s independence criteria discussed under “—Independence of Our Board of Directors,” and that each of the members of the Audit Committee can read and understand fundamental financial statements and as such, is financially literate, as that term is interpreted by our Board of Directors. In addition, our Board of Directors has determined that each of Messrs. Bock, Clement and Norcutt and Ms. Greenberg is an “audit committee financial expert” as that term is defined in the SEC rules. For more information regarding the relevant experience of our audit committee financial experts, see each such individual's biography set forth under “Proposal No. 1: Election of Directors—Nominees for Election as Directors.” Mr. Clement also serves on the board and audit committee of multiple funds that comprise the Equitable complex of funds. Our Board of Directors considers the Equitable complex of funds to be one fund for purposes of the Audit Committee's charter.

The Audit Committee operates under a written charter adopted by our Board of Directors. The primary purpose and responsibilities of the Audit Committee include, among other things:

•assisting our Board of Directors in fulfilling its oversight responsibility relating to:

◦the integrity of our financial statements and financial reporting process, our systems of internal accounting and financial controls and other financial information provided by us;

◦our compliance with legal and regulatory requirements; and

◦the evaluation of risk assessment and risk management policies.

•overseeing the audit and other services of our independent registered public accounting firm, including the selection of the lead audit engagement partner, and being directly responsible for the appointment, replacement, evaluation, independence, qualifications, compensation and oversight of our independent registered public accounting firm, who reports directly to the Audit Committee;

•monitoring non-audit services provided by the independent registered public accounting firm and the related fees for such services for purposes of determining the independence of the independent registered public accounting firm;

•fostering open communication, including meeting periodically with management, the internal auditor and the independent registered public accounting firm in separate executive sessions to discuss any matters that the Audit Committee or any of these groups believe should be discussed privately;

•reviewing and discussing with management and the auditors our quarterly and annual financial statements and report on internal control and the independent registered public accounting firm’s assessment thereof; and

•reviewing and approving related party and conflict of interest transactions and preparing the audit committee report for inclusion in our annual proxy statements for our annual stockholder meetings.

 The Audit Committee met ten times during the year ended December 31, 2021 and met four times in executive session with our independent registered public accounting firm. For more information, please see “Audit Committee Report” herein.

Compensation Committee

The Compensation Committee of our Board of Directors is comprised of Mses. Pendergast (Chair) and Greenberg and Messrs. Bock and Clement. Our Board of Directors has determined that each of the Compensation Committee members is independent in accordance with the Company’s independence criteria discussed under “—Independence of Our Board of Directors” and the independence standards of the Nasdaq that apply to Compensation Committee members. The Compensation Committee operates under a written charter adopted by our Board of Directors. Among other duties, this committee:

•administers our incentive compensation plans and equity-based compensation plans and programs;

•ensures that our Chief Executive Officer and President and other key members of management are compensated fairly and effectively in a manner consistent with our stated compensation strategy, competitive practice, applicable regulatory requirements and performance results;

•reviews and approves the employment or removal of any of our executive officers; and

•evaluates the relationship between our risk management policies and practices and our compensation policies and practices.

The Compensation Committee met nine times during the year ended December 31, 2021.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee of our Board of Directors is comprised of Messrs. Bock (Chair) and Hainey and Mses. Greenberg and Pendergast. Our Board of Directors has determined that each of the Nominating & Corporate Governance Committee members is independent in accordance with the independence criteria discussed under “—Independence of Our Board of Directors.” The Nominating & Corporate Governance Committee operates under a written charter adopted by our Board of Directors. Among other duties, this committee:

•identifies, selects, evaluates and recommends to our Board of Directors candidates for service on our Board of Directors;

•oversees the evaluation of our Board of Directors and management; and

•oversees compliance with our stock ownership guidelines for non-employee directors and our officers.

 The Nominating & Corporate Governance Committee met nine times during the year ended December 31, 2021.

Other Committees

From time to time, our Board of Directors may establish other committees as circumstances warrant. Those committees will have the authority and responsibility as delegated to them by our Board of Directors.

Executive Sessions of Our Independent Directors

The independent directors of our Board of Directors regularly meet in executive session that excludes members of the management team. During 2021, the independent directors of our Board of Directors met in executive session six times. Our Board of Directors has established a process by which the Lead Director will preside over meetings of our independent directors. Pursuant to this process, the Lead Director has the power to lead the meetings of our independent directors, set the agenda and determine the information to be provided. However, in practice, these meetings generally allow for each participant to raise such matters and discuss such business as that independent director deems necessary or desires. Stockholders and other interested persons may contact the Lead Director, who is independent, in writing by mail c/o New York Mortgage Trust, Inc., 90 Park Avenue, New York, New York 10016, Attention: Secretary. All such letters will be forwarded to the Lead Director. For more information on how to communicate with our other directors, see “—Communications with Our Board of Directors.”

Board of Directors Leadership Structure

Pursuant to our Corporate Governance Guidelines, our Board of Directors has not established a fixed policy regarding the separation of the roles of Chief Executive Officer and Chair of the Board of Directors. Instead, the Board of Directors believes this determination is part of the succession planning process and should be considered upon the appointment or re-appointment of a chief executive officer.

From March 30, 2015 through December 31, 2021, our Board of Directors combined the roles of Chair of our Board of Directors and Chief Executive Officer in Steven R. Mumma. In connection with the leadership succession plan discussed above in “Leadership Succession,” which became effective on January 1, 2022, our Board of Directors elected to separate the roles of the Chief Executive Officer and Chair of our Board of Directors, with Mr. Mumma now serving as Executive Chairman of our Board of Directors and Jason T. Serrano elevated to the role of Chief Executive Officer and President. Our Board of Directors believes that at the present time it is in the best interests of the Company that the roles of Chief Executive Officer and Board Chair be separated in order for the individuals elected to each position to focus on their primary role. As Chief Executive Officer, Mr. Serrano is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while Mr. Mumma, as Executive Chairman, provides guidance to our Chief Executive Officer, including with respect to our ongoing investment decisions, risk management activities, and capital management strategies, presides over meetings of our full Board of Directors and, together with the Lead Director, sets the agenda for meetings of our Board of Directors.

Our Board of Directors adopted a policy that provides that in the event the Chair of our Board of Directors is also an executive officer of the Company, our independent directors will select a Lead Director from among themselves. Mr. Alan Hainey, an independent director of the Company since 2004, currently serves as our Lead Director, a role he was initially appointed to on March 30, 2015. Our Lead Director's role exists, according to our Board's Lead Director Policy, (i) to provide leadership to our Board of Directors when the role of Executive Chair or joint roles of Board Chair and Chief Executive Officer could potentially be in conflict; (ii) to ensure that our Board of Directors operates independently of management; and (iii) to provide our directors with an independent leadership contact.

Our Lead Director's responsibilities, as set forth in our Board of Directors' Lead Director Policy, include:

•chairing an executive session during each Board of Directors meeting without management (including without the Chair of our Board of Directors or our Chief Executive Officer) present in order to give independent directors an opportunity to fully and frankly discuss issues, and to provide feedback and counsel to the Chair of our Board of Directors and/or our Chief Executive Officer concerning the issues considered;

•reviewing and discussing with the Chair of our Board of Directors the matters to be included in the agenda for meetings of our Board of Directors;

•acting as liaison between our Board of Directors and the Chair of our Board of Directors and/or our Chief Executive Officer;

•establishing, in consultation with the Chair of our Board of Directors and our Chief Executive Officer, and with the Nominating & Corporate Governance Committee, procedures to govern and evaluate our Board of Directors’ work, to ensure, on behalf of stockholders, that our Board of Directors is (i) appropriately approving our corporate strategy and (ii) supervising management's progress against achieving that strategy; and

•ensuring the appropriate flow of information to our Board of Directors and reviewing the adequacy and timing of documentary materials in support of management's proposals.

We believe our leadership structure is appropriate because it provides for continuity of executive leadership while fostering the leadership succession plan described above in “Leadership Succession.” Further, we believe our leadership structure is appropriate because, with an executive officer of the Company currently serving as Chair of our Board of Directors, the independent Lead Director helps ensure the Board of Directors operates independently of management and provides our directors with an independent leadership contact.

Board Refreshment

The Nominating & Corporate Governance Committee believes it is important to have a mix of experienced directors with a deep understanding of our business and others who bring fresh perspectives. The Nominating & Corporate Governance Committee discusses board refreshment on an annual basis in concert with its assessment of Board size and composition to help ensure that the Board of Directors functions effectively given the size, diversity and complexity of our business and the range of business segments and markets in which we operate.

We recognize the value of nominating individuals who will bring a variety of diverse opinions, perspectives, skills, experiences, backgrounds and orientations to the Board of Directors' discussions and decision-making processes. An overriding principle is that all nominations to our Board of Directors should be based on merit, suitability of the candidate and the needs of our Board of Directors. Subject to those considerations, our Board of Directors recognizes the need to consider director candidates from different backgrounds. Our Corporate Governance Guidelines identifies diversity as one factor the Nominating & Corporate Governance Committee may consider when nominating a candidate for election to our Board of Directors. To that end, the Nominating & Corporate Governance Committee strives for diversity not just in terms of innate factors like gender, race, ethnicity, orientation and age, but also in the categories of background, experience, skills, accomplishments, personal qualities and specific traits that would contribute to our Board of Directors. In the event Ms. Cheng becomes a director of our Company effective on June 6, 2022, she will become the fifth newly appointed director to our Board of Directors in the last 6 years.

Board Diversity Matrix

The table below provides certain highlights of the composition of our current Board members as of April 20, 2022. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Matrix as of April 20, 2022

Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	6
Part II: Demographic Background
African American or Black		1
Alaskan Native or Native American
Asian
Hispanic or Latinx		1
Native Hawaiian or Pacific Islander
White	2	4
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographics Background

Service on Other Boards

Our Corporate Governance Guidelines provide that, while there is no limit on the number of public company boards on which a director may serve, if a director serves on more than three, his or her service on our Board of Directors shall be subject to our Board’s determination that such simultaneous service on such other boards will not impair his or her ability to effectively serve on our Board of Directors. As of April 1, 2022, none of our directors serve on more than two public company boards (including our Board of Directors). Our Board of Directors considers the Equitable complex of funds to be one public company for purposes of Mr. Clement's service on the board of the multiple funds that comprise the Equitable complex of funds.

Our Board of Directors’ Role in Risk Oversight

We face a variety of risks, including interest rate risk, credit risk, and liquidity risk, many of which are discussed under “Item 1A. Risk Factors,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 7A. Quantitative and Qualitative Disclosures About Market Risk,” each included in our Annual Report on Form 10-K for the year ended December 31, 2021. We maintain robust internal control processes and a strong internal control environment that is designed to identify, manage and mitigate material risks and to keep our Board of Directors and its committees informed with respect to risk management matters.

Our Board of Directors' role in risk oversight is consistent with our leadership structure generally. Our Board of Directors has oversight responsibility with regard to the assessment of the major risks inherent in our business and the measures we use to address and mitigate such risks, while our Executive Chairman, Chief Executive Officer and other members of our senior management team have responsibility for assessing and managing those risks on a day-to-day basis. In performing its oversight role, our Board of Directors believes that an overall review of risk is inherent in its consideration of our long-term strategies and in the transactions and other matters presented to it and that an effective risk management system will (1) timely identify the material risks that we face, (2) communicate necessary information with respect to material risks to our Executive Chairman, Chief Executive Officer or other officers of the Company and, as appropriate, to our Board of Directors or relevant committee thereof, (3) implement appropriate and responsive risk management strategies consistent with our risk profile, and (4) integrate risk management into management and our Board of Directors’ decision-making.

While our Board of Directors is ultimately responsible for our risk oversight, the committees of our Board of Directors assist our Board of Directors in fulfilling its oversight responsibilities by considering the risks within their respective areas of expertise. As part of its risk oversight process, our Board of Directors and its committees receive regular reports from members of senior management, outside auditors, internal audit firms, consultants and other subject matter experts on areas of material risk, including operational, information technology, cybersecurity, environmental, social and governance, financial, legal, regulatory and strategic, in order to review and understand risk identification, risk management and risk mitigation strategies. For example, the Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities relating to our financial and accounting risk management policies and procedures. As part of this process, the Audit Committee meets periodically with management to review, discuss and provide oversight with respect to our processes and controls to assess, monitor, manage and mitigate potential significant risk exposures. In providing such oversight, the Audit Committee also discusses our processes and controls with our internal and independent auditors. The Compensation Committee likewise assists our Board of Directors in fulfilling its risk oversight responsibilities with respect to the management of risks associated with compensation program design by reviewing whether there are risks arising from our compensation programs and practices that are reasonably likely to have a material adverse effect on us. The Nominating and Governance Committee assists our Board of Directors with oversight of risk management relating to corporate governance, Board organization and Board membership.
Our Board of Directors and management also have responsibility for oversight of risk management pertaining to environmental, social and governance issues, including human capital issues. Our management team has responsibility for developing, implementing and monitoring our corporate social responsibility and environmental sustainability initiatives and identifying, monitoring and reporting material ESG and human capital risks to our Board of Directors. Our Board of Directors, both directly and indirectly through its committees, has oversight responsibility of our identification, monitoring and management of material ESG and human capital risks.

Hedging, Pledging and Certain Other Transactions

We believe it is improper and inappropriate for any of our or our subsidiaries' directors, officers or employees to engage in (i) transactions that hedge or offset, or are designed to hedge or offset, any decrease in market value of our equity securities, (ii) short-term speculative transactions involving our equity securities or (iii) pledging our equity securities as collateral.
Our robust anti-hedging and anti-pledging policy contained within our Insider Trading Policy (the “Anti-Hedging and Anti-Pledging Policy”) prohibits such individuals from:
•Trading in our securities on a short-term basis.

•Purchasing our securities on margin or using our securities as collateral for margin loans.

•Engaging in short sales and sales against the box.

•Hedging or monetization transactions, including, but not limited to, prepaid variable forward contracts, trading in puts, calls and straddles on our securities, as well as derivatives such as swaps, collars, forwards and exchange funds.

•Pledging our equity securities as collateral; and

•Placing standing or limit orders on our securities (except under approved Rule 10b5-1 plans).

This policy does not, however, restrict holding, exercising, or settling awards such as options, restricted stock, restricted stock units, or other derivative securities granted under our equity incentive plan.
Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our executive officers, including our principal executive officer and principal financial officer, and to our other employees. We have also adopted a Code of Ethics for Senior Financial Officers, including the principal financial officer. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are both available on our website at www.nymtrust.com, under the “Corporate Governance” section of the website.

Whistleblower Policy

Pursuant to our Code of Business Conduct and Ethics, our employees are encouraged to openly and honestly talk to the Chair of the Audit Committee, any other non-management member of our Board of Directors, supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. We also maintain a whistleblower policy that is posted on our website under the name “Procedures for the Submission, Receipt and Handling of Concerns and Complaints Regarding Internal Controls, Auditing and Compliance Matters” that describes how employees can report any concerns or suspected violations of the Company’s and its affiliates’ respective compliance, accounting, auditing and internal controls practices and procedures to our Corporate Secretary, or in certain cases, directly to the chair of the Audit Committee. Reporting under the whistleblower policy may be done on an anonymous basis. We also have established an independent “hotline” telephone service that may be used by employees who wish to report concerns or suspected violations, on an anonymous basis or otherwise. We prohibit retaliation against employees who report a compliance concern in good faith. Under the whistleblower policy, anyone found responsible for retaliating against an employee who reported a compliance concern in good faith will be subject to disciplinary action, up to and including dismissal.

Availability of Corporate Governance Materials

Stockholders may view our corporate governance materials, including the written charters of the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers, on our website at www.nymtrust.com under the “Corporate Governance” section of the website. A copy of any of these documents will be provided free of charge to any stockholder upon request in writing to New York Mortgage Trust, Inc., 90 Park Avenue, New York, New York 10016, Attention: Investor Relations. Information at or connected to our website is not and should not be considered a part of this proxy statement.

Director Nominations

The Nominating & Corporate Governance Committee of our Board of Directors performs the functions of a nominating committee, including identifying, evaluating and recommending to our Board of Directors candidates for service on our Board of Directors who satisfy the qualification requirements described in our Corporate Governance Guidelines. The Nominating & Corporate Governance Committee identifies director candidates based on recommendations from directors, stockholders, management and others.

The Nominating & Corporate Governance Committee’s charter provides that the committee will consider candidates recommended by stockholders for service on our Board of Directors. Stockholders should submit any such recommendations for the consideration of the Nominating & Corporate Governance Committee through the method described under “—Communications with Our Board of Directors” below. In addition, any stockholder of record entitled to vote for the election of directors at the 2023 Annual Meeting of Stockholders may nominate persons for election to our Board of Directors if that stockholder complies with the notice procedures summarized in “—Stockholder Proposals for Our 2023 Annual Meeting” below.

The Nominating & Corporate Governance Committee evaluates all director candidates in accordance with the director qualification standards described in our Corporate Governance Guidelines. The committee evaluates any candidate’s qualifications to serve as a member of our Board of Directors based on various criteria, including a nominee's experience, skills, accomplishments, background, age and diversity, and then reviews those qualifications in the context of the current composition of our Board of Directors and the evolving needs of our business. In addition, the Nominating & Corporate Governance Committee will evaluate a candidate’s independence, diversity, skills and experience in the context of our Board of Directors’ needs.

We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but our Board of Directors and the Nominating & Corporate Governance Committee strive to nominate directors with a variety of complementary skills and experience so that, as a group, our Board of Directors will possess the appropriate talent, skills and expertise to oversee our business. Both our Board of Directors and the Nominating & Corporate Governance Committee seek a broad range of perspectives and consider many factors, including the personal characteristics (gender, race, ethnicity, age and background, among others) and experience (industry, professional and public service) of directors and prospective nominees to our Board of Directors.

Communications with Our Board of Directors

We provide a process for stockholders to send communications to our Board of Directors. Stockholders can send communications to our Board of Directors and, if applicable, to any committee or to specified individual directors in writing to such committee or individual director, c/o New York Mortgage Trust, Inc., 90 Park Avenue, New York, New York 10016, Attention: Secretary. We do not screen mail, except when warranted for security purposes, and all such letters will be forwarded to our Board of Directors and any such specified committee or individual directors.

Stockholder Proposals for Our 2023 Annual Meeting

Our Board of Directors will provide for presentation of proposals by our stockholders at the 2023 Annual Meeting of Stockholders, provided that these proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC regarding stockholder proposals.

Stockholders intending to submit proposals for presentation at our 2023 Annual Meeting of Stockholders must submit their proposals in writing, and we must receive these proposals at our executive offices on or before December 28, 2022 for inclusion in our proxy statement and the form of proxy relating to our 2023 Annual Meeting of Stockholders. We will determine whether or not to include any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment and the regulations governing the solicitations of proxies and other relevant regulations of the SEC. We will not consider proposals received after December 28, 2022 for inclusion in our proxy materials for our 2023 Annual Meeting of Stockholders.

    Stockholder proposals (other than proposals submitted for inclusion in our proxy statement as described in the preceding paragraph) and nominations may be included in the agenda for the 2023 Annual Meeting of Stockholders if properly submitted in accordance with our bylaws. Our current bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must be given in writing to our Secretary not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting nor earlier than the 150th day prior to the first anniversary of the proxy statement for the preceding year’s annual meeting; provided, however, that in the event that the annual meeting with respect to which such notice is to be tendered is not held within 30 days before or after the anniversary of the date of the preceding year’s annual meeting of stockholders, to be timely, notice by the stockholder must be received no earlier than the 150th day prior to such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such annual meeting is first made. As a result, any notice given by or on behalf of a stockholder pursuant to the provisions of our bylaws must be delivered in writing via personal delivery or United States certified mail, postage prepaid to our Secretary c/o New York Mortgage Trust, Inc., 90 Park Avenue, New York, New York 10016, not earlier than November 28, 2022, and not later than December 28, 2022. Any such nomination or proposal must include the information and other materials required by our bylaws. Additionally, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than Company nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 7, 2023.

Directors Attendance at Meetings of our Board of Directors and Annual Meeting

Our Board of Directors held 16 meetings, including quarterly meetings, during 2021. All directors who were members of our Board of Directors for the year ended December 31, 2021 attended 75% or more of the aggregate number of meetings of the Board of Directors and its committees on which they served during 2021.

We have a policy that directors attend the Annual Meeting of Stockholders. Ms. Pendergast and Messrs. Clement, Hainey, Mumma, Norcutt and Serrano attended the 2021 Annual Meeting of Stockholders.

Board Evaluation Policy

Pursuant to our Corporate Governance Guidelines and the charters of our Audit, Compensation and Nominating & Corporate Governance Committees, our Board of Directors and each of these committees conduct an annual self-assessment to determine whether our Board of Directors and its committees are functioning effectively. These self-assessments, which are overseen by the Nominating & Corporate Governance Committee, are typically conducted in an open discussion format that addresses specific areas of focus around fiscal year end, with the results of the self-assessments considered again when the Nominating & Corporate Governance Committee commences its discussions during the following year with regard to Board and committee composition. Our full Board of Directors typically participates in the committee self-assessments as well. The Board self-assessment focuses on a number of areas, including:

•Board composition and leadership;

•The format and quality of meetings and materials provided to the Board of Directors;

•Board responsibilities;

•Relationship and communications with management; and

•Committee structure, composition and responsibilities.

Areas in which the recent Board and committee self-assessments have led to further focus and enhancement include improved organization of board materials and reformatting of board and committee meetings to allow for greater efficiency and effectiveness.

Succession Planning

Our Board of Directors understands the importance of succession planning. Pursuant to our Corporate Governance Guidelines, our Board of Directors, along with the Nominating & Corporate Governance Committee, our Executive Chairman and our Chief Executive Officer and President, on at least an annual basis, analyze the current management team, identify possible successors to senior management, and maintain a succession plan, including succession in the event of an emergency relating to, or retirement of, the chief executive officer.

Information Security

We continue to monitor our information security procedures and risk management systems and to implement initiatives aimed at improving our security measures. Key components of our information security include:

•Internalization of Information Security Management. In 2020, our information security management was enhanced through the internalization of information security oversight by the hiring of a full time Vice President of Information Technology. This position oversees all of our information security initiatives, assesses risks and provides solution plans, identifies opportunities for the implementation of additional security procedures and provides training to our employees and executives.

•Third-Party Consultant. We engage a third-party information security consultant to assist in managing our risk posture. This consultant conducts periodic tests and analyses of our defensive and detective information security controls, including annual penetration tests and risk assessments as well as weekly vulnerability scans and assessments. The consultant also provides live, interactive annual information security training to our employees and monitors the effectiveness of such training through quarterly phishing campaigns.

•Current Plans and Procedures. The Company has implemented an incident response plan (the “IRP”) and a Business Continuity Plan. The IRP establishes the organization, actions and procedures for recognizing and responding to any information security incident; quickly and efficiently assessing any incident; notifying the appropriate individuals, regulators and/or organizations about any incident; organizing the Company’s response activities; escalating the Company’s response efforts based on the severity of the incident; and supporting the business recovery efforts made in the aftermath of any incident. The IRP is designed to minimize the operational and financial impacts of an information security incident and will be activated when a local incident responder determines that an incident has occurred. Similarly, our Business Continuity Plan provides specific details on information security incident response and subsequent business recovery actions.

•Risk Identification and Mitigation. The Company identifies and mitigates information security risks using the National Institute of Standards and Technology Cybersecurity Framework (the “NIST Framework”). Pursuant to the NIST Framework, the Company identifies potential risks through various software programs which perform asset and patch management; monitor desktops, laptops and servers; map networks and inventories in real-time; and audit file servers. The Company believes that it protects itself from potential risks through the implementation of software programs which provide single sign-on, multi-factor identification, content filtering, disk encryption, weekly patches and inside threat protection, among other protective measures. The Company uses a suite of software programs to detect information security events and will respond to information security events in accordance with the IRP and Business Continuity Plan. Additionally, the Company believes that it has taken proactive steps to recover from any information security event by implementing a Disaster Recovery Plan.

•Insurance. We maintain a customary information security risk insurance policy. There have been no claims made on the insurance policy and we are not currently aware of any risks or other facts that would cause a claim to be filed on this insurance policy.

•Implemented Programs for a Hybrid Work Environment. To maintain top information security standards in a hybrid work environment, we implemented multiple initiatives relating to mobile device management, cloud storage services, endpoint protection, and identity and access management, among other initiatives. For example, we have implemented a cloud-based service that focuses on mobile device management and mobile application management, as well as data classification and file server data loss protection measures. We have further implemented endpoint protection and endpoint detection and response which provides real time visibility that identifies unauthorized systems and applications and have implemented an audit trail for user login activity, login tokens and geo-locked user logins.

•Continued Monitoring. Our information security procedures continue to evolve as information security risks and considerations change over time. In the coming year, we intend to implement additional information security safeguards including, but not limited to: (1) an enterprise-grade, privileged access-management solution; (2) an IT platform aimed at reducing the time to investigate security and operational issues; (3) configuring trusted devices so that they are whitelisted for access into our environment and (4) providing enhanced cybersecurity training for members of our Board of Directors.

Our Board of Directors exercises oversight of information security risk primarily through the Audit Committee, which is comprised of four independent directors. Management provides information security updates twice a year to our Board of Directors or Audit Committee on relevant information security issues. These information security updates are typically provided by our Vice President of Information Technology. We have not experienced any cybersecurity or information security breaches since the Company’s inception and, accordingly, have not incurred any expenses due to information security breach penalties or settlements since the Company’s inception.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no material related party transactions during 2021.

Related Person Transaction Policy

Our Board of Directors has adopted a written policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000 and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to our Secretary any related person transaction and (i) all material facts about the transaction, (ii) the benefits to us of the related party transaction, (iii) if applicable, the availability of other sources of comparable products and services and (iv) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. Our Secretary, together with outside legal counsel, would then assess whether the proposed transaction is a “related person transaction” and, if so, communicate that information to the Audit Committee. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee will decide whether or not to approve such transaction. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to the Audit Committee, which will evaluate all options available, including ratification, amendment or termination of such transaction. Our policy requires any member of the Audit Committee who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

Indemnification Agreements

As previously disclosed, in connection with a review and update of our Bylaws on April 20, 2020, which included, among other things, updates to the indemnification provisions and a provision that permits stockholders, in addition to our Board of Directors, to alter or repeal any provisions of our Bylaws, our Board of Directors determined to also have our directors and executive officers enter into indemnification agreements with us. Since that time, we have entered into indemnification agreements with each of our directors and executive officers (each an “Indemnitee”). Each such indemnification agreement provides, among other things, for indemnification, to the maximum extent permitted by Maryland law, against liabilities arising out of the Indemnitees’ performance of their duties to the Company. The indemnification agreements provide for advancement of expenses and certain limits on each indemnitee’s right to indemnification. No amounts have been paid by us to these individuals pursuant to the indemnification agreements.

COMPENSATION OF DIRECTORS

As compensation for serving on our Board of Directors in 2021, our non-employee directors generally received a combination of a cash retainer of $30,000 per quarter and a grant of common stock having a value of approximately $120,000 on the applicable day of grant, which typically occurs on or about the date of our annual meeting of stockholders. Under our director compensation program, an independent director has the option to elect to receive all or any portion of the value of his or her cash retainer in shares of common stock. Our Executive Chairman and our Chief Executive Officer and President only receive compensation for their services as our officers and receive no additional compensation for their service on our Board of Directors. Our directors have been, and will continue to be, reimbursed by us for reasonable out-of-pocket expenses incurred in connection with their service on our Board of Directors and any and all committees thereof.

The following table presents information relating to the total compensation of our directors for the fiscal year ended December 31, 2021.

Name	Fees Earned or Paid in Cash	Stock Awards and Fees Earned or Paid in Common Stock (1)		Total
David R. Bock	$120,000	$120,000	(2)	$240,000
Michael B. Clement	$120,000	$120,000	(2)	$240,000
Audrey E. Greenberg (3)	$60,000	$120,000		$180,000
Alan L. Hainey	$120,000	$120,000	(2)	$240,000
Steven G. Norcutt (4)	$60,000	$120,000	(2)	$180,000
Lisa A. Pendergast (5)	$60,000	$240,000		$300,000

(1)All of the shares issued to our non-management directors were non-forfeitable as of the date of grant and were issued under the 2017 Stock Plan (as defined in “Executive Compensation—Certain Defined Terms”). The amounts shown in this column represent the grant date fair value of the stock computed in accordance with FASB Accounting Standards Codification ("ASC") Topic 718.
(2)Represents the June 2021 stock award of 25,532 shares of common stock per director.
(3)Ms. Greenberg became a director in July 2021, was issued a stock award of 26,490 shares of common stock upon her joining our Board of Directors and was paid cash fees for the final two quarters of 2021.
(4)Mr. Norcutt elected to receive 100% of his quarterly cash retainer for the period July 1, 2020 through June 30, 2021 in shares of our common stock, all of which was issued at the time of the July 2020 stock awards.
(5)Ms. Pendergast elected to receive 100% of her quarterly cash retainer for the period July 1, 2021 through June 30, 2022 in shares of our common stock, all of which was issued at the time of the June 2021 stock awards.

Non-Employee Director Stock Ownership Guidelines

Our Board of Directors believes that significant ownership of our common stock by our directors helps to align the interests of our directors with those of our stockholders and is consistent with our commitment to sound corporate governance. Pursuant to our Director Stock Ownership Guidelines approved by our Board of Directors, non-employee directors are required to hold our common stock with a value equivalent to three times their annual cash retainer, or $360,000. The value of qualifying shares held by a director is calculated as the sum of the gross purchase price (in the case of open market purchases) and grant date fair value (in the case of equity awards) of qualifying shares. Our non-employee directors have from the later of five years from the adoption of the Director Stock Ownership Guidelines or the fifth anniversary of the date of the director’s commencement of service on our Board of Directors to comply. At any time that a director is not in compliance with these guidelines, such director will not be permitted to sell or dispose of any shares of our common stock except to the extent that such sale or disposal relates to payment of taxes associated with the vesting of restricted shares or an award of common stock. As of the date of this proxy statement, all non-employee directors have either exceeded their ownership requirement or remain within the five-year compliance period. For more information on the share ownership of our non-employee directors, see “Share Ownership of Certain Beneficial Owners and Our Directors and Executive Officers” herein.

EXECUTIVE OFFICERS

The following table and biographies contain information regarding our executive officers. These officers are appointed annually by our Board of Directors and serve at the Board of Directors’ discretion.

Name	Age	Position
Steven R. Mumma	63	Executive Chairman
Jason T. Serrano	47	Chief Executive Officer and President
Nathan R. Reese	43	Chief Operating Officer and Secretary
Kristine R. Nario-Eng	42	Chief Financial Officer

For information on Messrs. Mumma and Serrano, please see their biographical descriptions provided above under the caption “Proposal No. 1: Election of Directors—Nominees for Election as Directors.”

Nathan R. Reese is our Chief Operating Officer and Secretary. Mr. Reese was named Chief Operating Officer of the Company effective September 19, 2018. Mr. Reese previously served as a Managing Director and has served as Secretary of the Company since January 1, 2008. On March 25, 2009, our Board of Directors designated Mr. Reese an executive officer of the Company. In his capacity as Chief Operating Officer, Mr. Reese is responsible for the Company’s operations, including certain portfolio activity, loan servicing, treasury functions, and information technology. Prior to his current position, Mr. Reese was employed by the Company as a Senior Securitization Analyst from October 2005 to October 2007 and as a Portfolio Operations Manager from April 2004 to October 2005. Before joining the Company in April 2004, Mr. Reese was a Financial Associate with The Vanguard Group based in Malvern, Pennsylvania. He holds a B.A. in Finance from La Salle University.

Kristine R. Nario-Eng is our Chief Financial Officer. Ms. Nario-Eng was named Chief Financial Officer of the Company effective May 14, 2014. Ms. Nario-Eng previously served as the Company’s Controller, a position she held since joining the Company in November 2012. Prior to joining the Company, Ms. Nario-Eng was an Assistant Vice President at Deutsche Bank AG (and certain of its affiliates) from August 2010 to November 2012, where she held positions in financial control and accounting services. Prior to joining Deutsche Bank AG, Ms. Nario-Eng was employed at Grant Thornton LLP from October 2005 to August 2010, where she gained experience in managing and supervising financial statement audits of privately- and publicly-held companies in various industries, including hedge funds, broker-dealers, private equity companies and REITs. Ms. Nario-Eng is a Certified Public Accountant (inactive) and graduated Cum Laude from the University of Santo Thomas, Manila, Philippines.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

OUR DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information, as of April 14, 2022, regarding our common stock owned of record or known by us to be owned beneficially by each person owning more than five percent of our common stock, each director and nominee for director, each named executive officer and all directors, nominees and executive officers as a group. As of April 14, 2022, we had 381,249,031 shares of common stock outstanding. Except as noted below, each of the stockholders identified in the table below has sole voting and investment power over the common stock beneficially owned by that person and the address for each individual listed below is: c/o New York Mortgage Trust, Inc., 90 Park Avenue, New York, New York 10016.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)		Percent of Class
BlackRock, Inc. (2)	67,850,913		17.8%
The Vanguard Group (3)	24,698,833		6.5%
Steven R. Mumma	1,739,524	(4)	*
Jason T. Serrano	743,905	(5)	*
Kristine R. Nario-Eng	374,032	(6)	*
Alan L. Hainey	313,759		*
Nathan R. Reese	271,245	(7)	*
Steven G. Norcutt	232,356		*
David R. Bock	186,293		*
Michael B. Clement	131,695		*
Lisa A. Pendergast	131,542		*
Audrey E. Greenberg	26,490		*
Eugenia R. Cheng	—		—
All directors, nominees and executive officers as a group (11 persons)	4,150,841		1.1%

*	Represents less than one percent of our issued and outstanding shares.
(1)
The number of shares of common stock “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes (i) any shares as to which the person or entity has sole or shared voting power or investment power and (ii) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after April 14, 2022, including any shares which could be purchased by the exercise of options at or within 60 days after April 14, 2022.

(2)
Information based on a Schedule 13G/A filed with the SEC on January 28, 2022 by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055. The reporting person has sole voting power over 66,775,472 shares of common stock and sole dispositive power over 67,850,913 shares of common stock. The reporting person has shared voting power and shared dispositive power over zero shares.

(3)
Information based on a Schedule 13G/A filed with the SEC on February 10, 2022 by The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355. The reporting person has sole voting power over zero shares of common stock and sole dispositive power over 24,099,323 shares of common stock. The reporting person has shared voting power over 306,910 shares of common stock and shared dispositive power over 599,510 shares of common stock.

(4)
The number of shares of common stock excludes 140,503 unvested restricted stock units and 517,819 unvested performance stock units, which represents the aggregate target amount of performance stock units granted to Mr. Mumma in 2020 and 2021.

(5)
The number of shares of common stock excludes 264,935 unvested restricted stock units and 727,216 unvested performance stock units, which represents the aggregate target amount of unvested performance stock units issued to Mr. Serrano in 2020, 2021 and 2022.

(6)
The number of shares of common stock excludes 94,310 unvested restricted stock units and 262,625 unvested performance stock units, which represents the aggregate target amount of unvested performance stock units issued to Ms. Nario-Eng in 2020, 2021 and 2022.

(7)
The number of shares of common stock excludes 83,831 unvested restricted stock units and 233,445 unvested performance stock units, which represents the aggregate target amount of unvested performance stock units issued to Mr. Reese in 2020, 2021 and 2022.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

We are a real estate investment trust, or REIT, for U.S. federal income tax purposes, in the business of acquiring, investing in, financing and managing primarily mortgage-related single-family and multi-family residential assets, including joint venture equity investments in multi-family apartment communities. Our targeted investments currently include (i) residential loans and business purpose loans, (ii) structured multi-family property investments such as preferred equity in, and mezzanine loans to, owners of multi-family properties, as well as joint venture equity investments in multi-family properties, (iii) non-Agency RMBS, (iv) Agency RMBS, (v) CMBS and (vi) certain other mortgage-, residential housing- and credit-related assets and strategic investments in companies from which we purchase, or may in the future purchase, our targeted assets. Our hybrid investment strategy and the mortgage REIT industry in which we operate require that we maintain a highly qualified executive management team with strong operational skills.

The information set forth under this Compensation Discussion and Analysis (“CD&A”) section describes the executive compensation program that was in place for 2021 for our then Chief Executive Officer (Steven R. Mumma), our President (Jason T. Serrano), our Chief Operating Officer and Secretary (Nathan R. Reese) and our Chief Financial Officer (Kristine R. Nario-Eng) (collectively, our NEOs). We had no other NEOs in 2021. As previously announced, effective on January 1, 2022, Mr. Serrano became our Chief Executive Officer and President and Mr. Mumma was named our Executive Chairman. See "Leadership Succession" below. Reference herein to our Chief Executive Officer for 2021 and prior years refer to Mr. Mumma, while references to our Chief Executive Officer for 2022 refer to Mr. Serrano, unless otherwise indicated.

This CD&A explains the overall objectives, elements and policies underlying our named executive officer compensation program for 2021. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Future compensation programs that we adopt may differ materially from current programs.

NEO Compensation Program Objectives for 2021

The Compensation Committee of our Board of Directors is responsible for establishing and administering policy, on an annual basis, with respect to the compensation of our NEOs. We are committed to providing an executive compensation program that supports the following goals and philosophies:

•aligning our management team’s interests with stockholders’ expectations of return on investment;

•motivating and rewarding our management team through compensation opportunities that align with annual performance and long-term value creation, strategic objectives and sound corporate governance practices; and

•attracting and retaining an experienced and effective management team while also maintaining an appropriate expense structure.

Structure of Our 2021 NEO Compensation Program

As discussed in more detail herein, our 2021 NEO compensation program is comprised of the following primary compensation elements:

•base salary, which is fixed annually and compensates individuals for daily performance;

•annual incentive compensation that is based on achievement of certain corporate and individual performance objectives under the 2021 Annual Incentive Plan (defined below) and payable in cash and shares of restricted stock that vest ratably over three years from the date of grant; and

•long-term incentive awards comprised of a combination of performance shares that may become earned and non-forfeitable based on the attainment of relative total stockholder return hurdles at the end of a three-year performance period and restricted stock units that vest ratably over three years.

Management’s Assessment of our Performance in 2021

The global pandemic associated with COVID-19 and its related economic conditions have caused and continue to cause disruption in the U.S. and world economies. Since the most economically and operationally disruptive period of the pandemic in the first half of 2020, we have endeavored to build out a low-levered, higher-yielding portfolio of credit sensitive single-family and multi-family assets through proprietary sourcing channels and reduce our exposure to investment securities, while maintaining a deliberate and patient approach to enhance liquidity and strengthen our balance sheet to put us in a position to capture superior market opportunities.

Our key financial results and operational initiatives in 2021 include:

•annual total economic return (change in book value per common share plus common share dividends) of 8.3% which ranked seventh out of 20 mortgage REITs in our identified performance peer group (including us);

•annual total stockholder return (common stock price change plus dividends) of 11.65% which ranked ninth out of 20 mortgage REITs in our identified performance peer group (including us);

•reported net income attributable to common stockholders of $144.2 million, or $0.38 per share (basic), for the year ended December 31, 2021, and undepreciated earnings of $159.9 million, or $0.42 per share;

•stable book value per common share throughout 2021;

•funded the acquisition or origination of $2.1 billion of investments, including $1.6 billion of residential loans and $306.9 million of new structured multi-family investments, while disposing of $432.6 million of investment securities that tend to rely on short-term callable mark-to-market financing;

•issued $100.0 million in aggregate principal amount of 5.75% senior unsecured notes, 5.75 million shares of our Series F Preferred Stock and 3.0 million shares of our Series G Preferred Stock and fully redeemed our Series B Preferred Stock and Series C Preferred Stock, lowering the cost of capital represented by the redeemed shares by approximately 90 basis points;

•continued to improve our IT security infrastructure and governance; and

•achieved solid employee retention results and implemented or maintained policies and actions that promoted employee safety, engagement, satisfaction and well-being.

Highlights of Our NEO Compensation for 2021

The following is a summary of the highlights of our NEO compensation for 2021:

•total compensation for our NEOs in 2021 was $13.4 million, an increase of approximately 26% from 2020 levels, with the increase largely due to improved performance in 2021. Approximately 79% of the total compensation awarded to our NEOs in 2021 is subject to time-based or performance-based conditions;

•base salary represented 19% of total compensation for our NEOs, including 2021 Long-Term EIP awards, and just 17% of our Chief Executive Officer's total compensation in 2021; and

•approximately 68% of the total compensation for our NEOs in 2021, including 2021 Long-Term EIP awards, was issued pursuant to a performance-based incentive plan, while 69% of our Chief Executive Officer's total compensation in 2021 was issued pursuant to a performance-based incentive plan.

Certain Defined Terms

The following defines certain of the commonly used terms in this “Executive Compensation” section:

•“2017 Stock Plan” refers to the equity incentive plan initially approved by our stockholders at the 2017 Annual Meeting of Stockholders of the Company, as amended, pursuant to which we may grant equity compensation awards;

•“2019 Long-Term EIP” refers to our long-term equity incentive program that provides for the grant to our NEOs and certain other key employees in 2019 of performance stock units ("PSUs") that became earned and non-forfeitable based on the attainment of relative total stockholder return hurdles over a three-year performance period that commenced on January 1, 2019 and ends on December 31, 2021;

•“2020 Long-Term EIP” refers to our long-term equity incentive program that provides for the grant to our NEOs and certain other key employees in 2020 of PSUs that will become earned and non-forfeitable based on the attainment of relative total stockholder return hurdles over a three-year performance period that commenced on January 1, 2020 and ends on December 31, 2022 and restricted stock units ("RSUs") subject to time-based vesting conditions that vest ratably on January 1, 2021, 2022 and 2023;

•“2021 Long-Term EIP” refers to our long-term equity incentive program that provides for the grant to our NEOs and certain other key employees in 2021 of PSUs that will become earned and non-forfeitable based on the attainment of relative total stockholder return hurdles over a three-year performance period that commenced on January 1, 2021 and ends on December 31, 2023 and RSUs subject to time-based vesting conditions that vest ratably on January 1, 2022, 2023 and 2024;

•“2022 Long-Term EIP” refers to our long-term equity incentive program that provides for the grant to our NEOs and certain other key employees in 2022 of PSUs that will become earned and non-forfeitable based on the attainment of relative total stockholder return hurdles over a three-year performance period that commenced on January 1, 2022 and ends on December 31, 2024 and RSUs subject to time-based vesting conditions that vest ratably on January 1, 2023, 2024 and 2025;

•“2019 Annual Incentive Plan” refers to the annual incentive plan approved by our Board of Directors and the Compensation Committee for performance in 2019;

•“2020 Annual Incentive Plan” refers to the annual incentive plan approved by our Board of Directors and the Compensation Committee for performance in 2020; and

•“2021 Annual Incentive Plan” refers to the annual incentive plan approved by our Board of Directors and the Compensation Committee for performance in 2021.

•“2022 Annual Incentive Plan” refers to the annual incentive plan approved by our Board of Directors and the Compensation Committee for performance in 2022.

Employee Stock Ownership Guidelines

Our Board of Directors believes that significant ownership of our common stock by our executive officers helps to align the interests of our officers with those of our stockholders and is consistent with our commitment to sound corporate governance. Pursuant to our Employee Stock Ownership Guidelines approved by our Board of Directors, our Executive Chairman and our Chief Executive Officer and President are required to own shares of our common stock having a value equal to at least five times their base salary, while our other executive officers are required to own shares of our common stock having a value equal to at least two times his or her base salary and has from the later of five years from the adoption of these guidelines for a specified executive or the fifth anniversary of such executive officer’s appointment to such position to comply. The value of qualifying shares held by an executive officer is calculated as the sum of the gross purchase price (in the case of open market purchases) and grant date fair value (in the case of equity awards) of qualifying shares. At any time that our executive officers are not in compliance with these guidelines, he or she will not be permitted to sell or dispose of any shares of our common stock except to the extent that such sale or disposal relates to payment of taxes associated with the vesting of restricted shares of common stock or other equity awards. As of the date of this proxy statement, each of our executive officer's stock ownership complies, or is within the five-year window to satisfy compliance, with our Employee Stock Ownership Guidelines.

For more information on the share ownership of our executive officers, see “Share Ownership of Certain Beneficial Owners and Our Directors and Executive Officers” herein.

Scope of Authority of Compensation Committee

The Compensation Committee has overall responsibility for approving, evaluating and, in some cases, recommending to our Board of Directors, on an annual basis, director and officer compensation plans, policies and programs, including determining salaries, annual cash incentive awards, long-term equity awards, restricted stock awards, employment, change in control and termination arrangements and director fees. Pursuant to its charter, the Compensation Committee has the sole authority to retain, terminate and pay any compensation consultant to be used to assist in the evaluation of director and senior executive compensation, as well as the authority to retain special legal, accounting or other consultants to advise the committee and may form subcommittees and delegate its authority to such subcommittees.

Role of Our Independent Compensation Consultant

The Compensation Committee first engaged Pearl Meyer in the fall of 2019 to serve as its independent compensation consultant on executive and director compensation matters for 2020. The Compensation Committee has engaged Pearl Meyer each year since 2019, including 2021, when Pearl Meyer performed a review of, and made recommendations with respect to, the design of our 2021 compensation programs for both our executives and our independent directors. Accordingly, Pearl Meyer provided advice and analysis to the Compensation Committee on the design, structure and level of executive and director compensation for our 2021 compensation programs, and attended meetings of the Compensation Committee and participated in executive sessions without members of management present. Pearl Meyer reported directly to the Compensation Committee. In late 2021, Pearl Meyer also provided advice and analysis to the Compensation Committee with respect to the design and structure of our 2022 executive compensation program, including as it relates to the transition in leadership discussed under the caption "Leadership Succession". The Compensation Committee has reviewed, on at least an annual basis, Pearl Meyer’s performance and provided Pearl Meyer with direct feedback during its engagement.

The Compensation Committee recognizes that it is essential to receive objective advice from its compensation advisers. To that end, the Compensation Committee assessed the independence of Pearl Meyer pursuant to the Compensation Committee’s charter and SEC rules and concluded that Pearl Meyer is and continues to be independent. In addition, the Compensation Committee concluded that Pearl Meyer's work for the Compensation Committee has not raised any conflicts of interest.

Overview of Certain Pearl Meyer Recommendations for 2021

For 2021, Pearl Meyer recommended no changes to the design and structure of our executive compensation program utilized in 2020. With the exception of a reduction in the minimum hurdle under the Quantitative Component of our 2021 Annual Incentive Plan from 5% to 4%, which Pearl Meyer concurred with, the plan design and framework for our 2021 executive compensation program is substantially in the form of our 2020 executive compensation programs.

Process for Setting Executive Compensation

Overview

The Compensation Committee has primary responsibility for reviewing, setting and approving the compensation of our Chief Executive Officer and reviewing, approving and recommending to our Board of Directors compensation for our other NEOs in a manner that is effective and consistent with our overall executive compensation strategy. The Compensation Committee reviews on an individual basis the performance of our NEOs and, with respect to the compensation of our NEOs who are not the Chief Executive Officer, it also considers the recommendations of our Chief Executive Officer.

The Compensation Committee generally reviews compensation levels for our NEOs near the beginning of each calendar year in determining base salaries and projected ranges for total compensation for the new fiscal year, and then meets again following the end of such fiscal year to review the Company’s and each NEOs’ actual performance, at which time it typically makes determinations with respect to annual cash and equity incentive compensation. With respect to long-term equity incentive awards, the Compensation Committee intends to make award determinations close to the beginning of the performance period of the applicable award. In situations where we hire or promote a new NEO during the fiscal year, the Compensation Committee may make base salary and incentive compensation determinations in close proximity to the NEO's hiring or promotion date. The Compensation Committee may also adjust or modify awards subsequent to the initial grant date to give effect to changes to base salary that may occur during any given year.

The Compensation Committee reviews all elements of compensation and total compensation payable to each of our NEOs. As part of its annual review of the compensation of our NEOs, the Compensation Committee typically considers a number of factors in determining or structuring compensation, including the nature of the executive’s job and the responsibilities related thereto, the executive’s job performance compared to goals and objectives established for the Company and the executive at the beginning of the year and in relation to actual market conditions, the experience level of the executive in his or her current position, the compensation levels of competitive jobs within a peer group of companies selected by the Compensation Committee with the assistance of our independent compensation consultant, our financial performance and financial condition on an absolute and relative basis, the execution of our investment and financing strategy, the impact of compensation determinations on our budgeted operating expense ratios and certain other factors. These factors described above may vary from year to year in importance to, and usage by, the Compensation Committee, depending upon market conditions, corporate priorities and individual circumstances.

As discussed below in “—Compensation Benchmarking and Use of Peer Groups,” we do not directly link the compensation of our NEOs to any specific target market percentile. However, the Compensation Committee recognizes that because a portion of our NEOs' total compensation is driven by a formulaic and objective process under both our annual incentive plans and long-term equity incentive programs, there may be instances when these performance-based plans fail to achieve the plan's objective. In these cases, the Compensation Committee may utilize the discretion, if any, afforded to it under these plans to adjust, by means of an equity grant, discretionary cash bonus or combination thereof, the incentive compensation outcomes predicated by the formulaic approach provided by these plans.

The Compensation Committee also reviews and makes recommendations to our Board of Directors annually with respect to the compensation of our non-management directors. In setting director compensation, our Board of Directors generally considers the compensation practices and levels for directors paid by a peer group selected by the Compensation Committee and by other mortgage REITs, as well as the expected time commitment from the non-management directors in such year.

Compensation Benchmarking and Use of Peer Groups

In 2019, the Compensation Committee engaged an independent compensation consultant, FPL Associates, L.P. ("FPL"), in part, to benchmark the compensation levels and practices relating to our NEOs and other officers against a larger sample size of industry-based compensation levels and practices. With the assistance of FPL, the Compensation Committee conducted a benchmarking analysis for 2019 with respect to the compensation levels and practices of our NEOs. In the fall of 2019, Pearl Meyer was engaged to benchmark base salaries, total annual compensation (i.e., salary + compensation paid under our annual incentive plan) and total direct compensation (i.e., base salary + compensation paid under our annual incentive plan + target payouts under our Long-Term EIPs). While it is the Compensation Committee’s goal to provide compensation opportunities that are responsive to both individual and corporate-level performance and that are competitive within industry standards, the Compensation Committee has not established, nor does it seek to establish, a policy of directly linking compensation for our NEOs to any specific target market percentile for NEO pay levels. The Compensation Committee believes that because pay practices and compensation levels among participants in our industry can vary significantly from one year to the next, the use of a specific target market position may not necessarily reflect the Compensation Committee’s assessment of performance as the primary driver of pay levels. Instead, the Compensation Committee attempts to structure our executive compensation program for our NEOs in a manner that is both competitive enough to retain their services and appropriately rewards their performance, but is also consistent with our needs from an expense perspective.

At the outset of the benchmarking process, the Compensation Committee reviewed, with the assistance of its compensation consultant, the possible composition of our peer group, including the size of the peer group and the rationale for including certain companies, each of which have similarity to us based on one or more factors, including business focus, size and/or geography. Because of the limited compensation information available for mortgage REITs, the Compensation Committee has, with input from its compensation consultants, developed a peer group that extends beyond mortgage REITs. This peer group also includes other real estate-focused finance companies and certain equity REITs, each of which have similarity to us based on business focus, size and/or geography and the executives of which are required to have similar skills and experience as our executives. In addition, this peer group may include companies that have, in prior years, been identified by proxy advisory firms as comparable to us in their evaluation of us in connection with developing their annual say-on-pay vote recommendation, or that we may compete with in recruiting talent.

In considering the peer group analysis provided by FPL, the Compensation Committee focused on developing a peer group comprised of between 8 and 20 companies that are between 0.5 times and 2.0 times our size and are either direct competitors to us or who otherwise are industry-relevant. In late 2019, Pearl Meyer recommended minor modifications to the peer group. The Compensation Committee determined to exclude externally-managed mortgage REITs from our peer group due to the limited publicly available comparative compensation data for their executives.

During the fourth quarter of 2019, the Compensation Committee identified the following 14 companies against which our compensation practices would be reviewed for purposes of designing our 2020 and 2021 executive compensation programs. We sometimes refer to these 14 companies as our “peer group”:

Arbor Realty Trust, Inc.	Ladder Capital Corp.
Arlington Asset Investment Corp.	Lexington Realty Trust
Capstead Mortgage Corporation*	MFA Financial, Inc.
Chimera Investment Corporation	NMI Holdings, Inc.
Dynex Capital, Inc.	PennyMac Financial Services, Inc.
Hannon Armstrong Sustainable Infrastructure Capital, Inc.	Redwood Trust, Inc.
iStar, Inc.	Walker & Dunlop, Inc.

* Acquired by Benefit Street Partners Realty Trust in 2021.

Consideration of Prior "Say-on-Pay" Votes
At the 2020 and 2021 Annual Meeting of Stockholders, the advisory vote on executive compensation was approved by approximately 95% and 96%, respectively, of shares voted. The strong level of support on these advisory votes was considered by the Compensation Committee in its decision making with respect to the structure of our compensation programs for 2021 and 2022.

Executive Compensation Program Components for 2021

Our 2021 executive compensation program was comprised of three separate and primary elements, including base salary, annual incentive compensation (in the form of the 2021 Annual Incentive Plan) and long-term equity awards (in the form of the 2021 Long-Term EIP). In developing our executive compensation program for 2021, the Compensation Committee considered (i) market practices among our peer group, (ii) our existing compensation structure and its effectiveness, (iii) internal pay equity, (iv) the retention of key employees of our Company, (v) the level of support received for our recent "say-on-pay" advisory votes and (vi) the recommendations of Pearl Meyer. The following provides an overview of our approach to each primary element of our NEO compensation program and an analysis of the compensation paid under each of these elements.

Base Salary

Base salary, which represents the fixed element of our executive compensation program, provides for basic economic security at a level that allows us to retain the executive’s services. The Compensation Committee generally establishes annual base salaries for our NEOs commensurate with the level of experience that the executive brings to the position, the nature of the responsibilities required of the executive, such as whether the executive is performing in multiple roles, how successful the executive is in achieving goals established by the Compensation Committee and the executive’s contributions to the Company and internal pay equity considerations, but does not assign any specific weights to these factors. As discussed in other parts of this CD&A, the Compensation Committee also gives significant consideration to the size of the Company and our budgeted operating expenses in setting annual base salaries and has not historically targeted base salaries for our NEOs to any specific level within the range of base salaries paid by our peer group. Base salaries are reviewed annually and may be adjusted to better match competitive market levels or to recognize an executive’s professional growth and development, increased responsibility or other discretionary factors.

The Compensation Committee elected to leave base salaries for each of our NEOs for 2021 unchanged from 2020 levels.

Annual Incentive Compensation

Annual incentive compensation, in the form of cash incentive compensation and restricted stock awards, is available to each of our NEOs under the 2021 Annual Incentive Plan. Annual incentive compensation serves as a means of linking annual compensation both to our overall performance and to objective and subjective performance criteria that are within the control of our NEOs.  The Compensation Committee believes that paying a portion of annual incentive compensation in the form of restricted stock awards subject to time-based vesting conditions are important to motivate and reward our NEOs for maximizing stockholder value, and also help create an incentive for talented employees to remain with us on a longer-term basis, while the cash incentive compensation payable under the 2021 Annual Incentive Plan provides our NEOs with current income for achieving performance criteria during 2021.

Pursuant to the 2021 Annual Incentive Plan, our NEOs had the opportunity to earn annual incentive compensation upon achieving certain corporate financial and non-financial goals. The 2021 Annual Incentive Plan, which provided for no minimum award or guaranteed payment, was comprised of two parts: a quantitative component and a qualitative component. Pursuant to the 2021 Annual Incentive Plan, each NEO’s annual incentive compensation was weighted such that 75% was based on performance under the quantitative component and 25% was based on performance under the qualitative component. The Compensation Committee has set the 75%/25% weighting between quantitative and qualitative components based in large part on the recommendation of Pearl Meyer, which found that most of our peer group capped the weighting of their applicable qualitative components at 25% of the total annual incentive award opportunity for similarly situated employees. The 2021 Annual Incentive Plan is substantially the same as the 2020 Annual Incentive Plan, except that the Compensation Committee reduced the minimum quantitative component measure hurdle from 5% to 4% under the 2021 Annual Incentive Plan. The change was made to better align our minimum performance thresholds under our annual incentive plan with those utilized by our peers and in light of the then-current return environment for our targeted assets.

Quantitative Component

Similar to the 2020 Annual Incentive Plan, for the 2021 Annual Incentive Plan, the Compensation Committee determined that the quantitative component would be based on a single performance measure, total economic return (“TER”). In selecting TER as the sole performance measure under the quantitative component, the Compensation Committee concluded that TER has historically been the most optimal method for measuring management's absolute performance on an annual basis and that management is better able to influence TER on an annual basis as compared to total stockholder return (“TSR”), which the Compensation Committee believes is better suited to awards based on a multi-year performance period. The ultimate amount of the payout under the quantitative component of the 2021 Annual Incentive Plan was contingent on the Company exceeding a specified return hurdle for TER ("Quantitative Component Measure Hurdle") for the 2021 fiscal year. For purposes of the 2021 Annual Incentive Plan, TER was defined as (A) the sum of (i) the Company’s book value per common share at December 31, 2021 minus the Company's book value per common share at December 31, 2020 and (ii) the aggregate dividends per common share declared by the Company during 2021, divided by (B) the Company’s book value per common share at December 31, 2020.

The Compensation Committee generally reviews performance hurdle levels annually towards the beginning of the new fiscal year to ensure that established hurdles are appropriate to award management’s absolute performance and are market competitive. The examination often includes a review of the actual performance-level achieved by the Company, changing market conditions, particularly as it relates to interest rates and credit markets, and the hurdle levels employed by other internally-managed mortgage REITs. Most recently, in early 2021, the Compensation Committee modified the minimum TER hurdle after concluding that the minimum Quantitative Component Measure Hurdle was too high in light of then-current market conditions, market practices of our peers and the current return environment for new investments. The Compensation Committee determined to leave the other Quantitative Component Measure Hurdles unchanged from 2020.
As part of Pearl Meyer’s engagement in the fall of 2019, Pearl Meyer analyzed the (i) directional alignment of our average overall corporate performance based on select metrics and (ii) total compensation of our top four highest compensated employees as compared to similar metrics among our internally-managed mortgage REIT peers over both a one- and three-year performance period. The analysis indicated that, in each of a one-year performance period looking at total annual compensation and three-year performance period looking at total direct compensation, our average overall performance rankings were more favorable than the ranking of the total annual and total direct compensation of our top four highest compensated employees, thereby suggesting a “high performance/low pay” outcome relative to our internally-managed mortgage REIT peer group. Pearl Meyer also noted that our peer group generally caps maximum short-term incentive awards opportunities between one and one-half and two and one-half times target payouts, with two times target the most common approach. To address this dichotomy, Pearl Meyer recommended that the Compensation Committee consider increasing the maximum payout for outperformance (i.e., achievement in excess of the maximum Quantitative Component Measure Hurdle) to two times the target payout under the 2020 Annual Incentive Plan. On the recommendation of Pearl Meyer, the Compensation Committee approved an increase in the maximum payout under the 2020 Annual Incentive Plan as a percentage of base salary to two times target from one and one-half times target for each of our NEOs. In addition, Pearl Meyer’s analysis revealed that target payouts under our annual incentive plan for each of Mr. Reese and Ms. Nario-Eng were below those of our peer group at the 50th percentile. As a result, the Compensation Committee decided to increase the minimum, target and maximum payouts under the 2020 Annual Incentive Plan to 63%, 125% and 250%, respectively, as compared to 50%, 100% and 150% under the 2019 Annual Incentive Plan. The Compensation Committee has elected to keep payout levels at minimum, target and maximum under our 2021 Annual Incentive Plan unchanged from those utilized in 2020.

The following table sets forth the Quantitative Component Measure Hurdle and corresponding incentive compensation payouts for each of our NEOs under the quantitative component of the 2021 Annual Incentive Plan:

Named Executive Officer	Quantitative Component Measure Hurdle (1)	Payout as a % of Base Salary Upon Achievement of Hurdle (2)
Steven R. Mumma and Jason T. Serrano	Less than 4%	—
	4%	100%
	9%	200%
	14%	400%
Nathan R. Reese and Kristine R. Nario-Eng	Less than 4%	—
	4%	63%
	9%	125%
	14%	250%

(1)     At the discretion of the Compensation Committee, payout percentages may exceed the stated payout percentage for achievement of the Quantitative Component Measure Hurdle in excess of 14%.

(2)    For fiscal year 2021, if performance was between the threshold (4%) and target (9%) or between the target (9%) and maximum (14%), the performance level achieved was determined by applying linear interpolation to the performance interval. Actual incentive compensation earned under the quantitative component was calculated by multiplying 75% by the product of the applicable payout percentage and base salary.

For 2021, the Compensation Committee concluded that the Quantitative Component Measure Hurdle achieved was 8.28% under the 2021 Annual Incentive Plan. Set forth in the table below is the payout calculation for each of our NEOs based on achievement of the Quantitative Component Measure Hurdle at 8.28%.

Named Executive Officer	Base Salary	Payout as a % of Base Salary	Weighted Percentage	Quantitative Incentive Payout Amount
Steven R. Mumma	$900,000	186%	75%	$1,252,800
Jason T. Serrano	$750,000	186%	75%	$1,044,000
Nathan R. Reese	$400,000	116%	75%	$348,000
Kristine R. Nario-Eng	$450,000	116%	75%	$391,500

Notwithstanding the tables above, the Compensation Committee, in its sole discretion, was authorized under the 2021 Annual Incentive Plan to increase or decrease the percentage payout under the quantitative component based on our performance relative to our peer group. Nevertheless, the Compensation Committee decided not to make any adjustments to the percentage payout under the quantitative component for any of our NEOs for fiscal year 2021.

Qualitative Component

Under the qualitative component, an NEO was eligible to receive annual incentive compensation equal to, in the case of Messrs. Mumma and Serrano, between zero and four times his base salary multiplied by 25%, and, in the case of Mr. Reese and Ms. Nario-Eng, between zero and two and one-half times his or her base salary multiplied by 25%. Under the qualitative component, the Compensation Committee considered the following performance factors, in addition to any other factors that the Compensation Committee deemed to be appropriate, when determining the payout amount under this component: (i) in the case of Messrs. Mumma and Serrano, (A) leadership of the Company, (B) the Company's progress towards its portfolio and financing objectves, (C) investor relations, shareholder communications and capital raising, (D) our performance relative to projections and (E) risk management and capital preservation and (ii) in the case of our other NEOs, qualitative performance objectives determined annually by the Chief Executive Officer and our Board of Directors, which included criteria such as (A) business unit or functional area performance and (B) leadership and organizational development.

 The following table sets forth the hurdles and corresponding annual incentive compensation payouts for each of our NEOs under the qualitative component of the 2021 Annual Incentive Plan:

Named Executive Officer	Qualitative Component Performance Hurdle	Payout as a % of Base Salary Upon Achievement of Hurdle
Steven R. Mumma and Jason T. Serrano	Threshold	100%
	Target	200%
	Maximum	400%
Nathan R. Reese and Kristine R. Nario-Eng	Threshold	63%
	Target	125%
	Maximum	250%

The Compensation Committee had the discretion to determine the qualitative component at levels between the performance levels identified in the table above. Set forth in the table below is the payout calculation for each of our NEOs based on the Compensation Committee's determination of the qualitative component of the 2021 Annual Incentive Plan.

Named Executive Officer	Base Salary	Payout as a % of Base Salary	Weighted Percentage	Qualitative Incentive Payout Amount
Steven R. Mumma (1)	$900,000	300%	25%	$675,000
Jason T. Serrano (1)	$750,000	300%	25%	$562,500
Nathan R. Reese (2)	$400,000	125%	25%	$125,000
Kristine R. Nario-Eng (3)	$450,000	250%	25%	$281,250

(1)    In the case of Messrs. Mumma and Serrano, the Compensation Committee considered the Company's progress in building out a low-levered, higher yielding portfolio of credit sensitive single-family and multi-family assets through proprietary sourcing channels and the strengthening of its balance sheet through a number of financings and capital market transactions and their leadership of these efforts, their execution of a seamless leadership transition, its achievement of solid employee retention results and their leadership in promoting policies and actions that support employee safety, engagement, satisfaction and well-being. Their efforts helped the Company generate solid economic results in 2021, including an 8.3% total economic return for fiscal year 2021, which the Compensation Committee considered to be a fair performance relative to its mortgage REIT peers. As a result, the Compensation Committee determined that each of Messrs. Mumma and Serrano achieved between target and maximum performance under the qualitative component (i.e., 300%).

(2)    In the case of Mr. Reese, the Compensation Committee, with the input of our Chief Executive Officer, determined that, among other things, Mr. Reese was actively involved in the successful implementation of the investment and financing strategies of the Company and played a key role in implementing workplace policies and procedures for our remote-work environment and our information security initiatives. As a result, the Compensation Committee determined that Mr. Reese achieved target performance under this component (i.e., 125%).
(3)    In the case of Ms. Nario-Eng, the Compensation Committee, with the input of our Chief Executive Officer, determined that, among other things, Ms. Nario-Eng was successful in directing the activities performed by our finance, accounting and human resources staff in support of our business activities and human resource processes. As a result, the Compensation Committee determined that Ms. Nario-Eng achieved maximum performance under this component (i.e., 250%).

Total Compensation Earned and Paid Under the 2021 Annual Incentive Plan

Our NEOs earned the following amounts of total compensation in 2021 under the 2021 Annual Incentive Plan:

Named Executive Officer	Incentive Compensation Earned Under Quantitative Component	Incentive Compensation Earned Under Qualitative Component	Discretionary Incentive Compensation Paid in Restricted Stock	Total Incentive Compensation Earned in 2021	% of Incentive Compensation Paid in Cash	% of Incentive Compensation Paid in Restricted Stock
Steven R. Mumma	$1,252,800	$675,000	$—	$1,927,800	61%	39%
Jason T. Serrano	$1,044,000	$562,500	$—	$1,606,500	61%	39%
Nathan R. Reese	$348,000	$125,000	$—	$473,000	82%	18%
Kristine R. Nario-Eng	$391,500	$281,250	$—	$672,750	72%	28%

Compensation Under the 2021 Annual Incentive Plan Paid in Restricted Stock

As noted above, a portion of annual incentive compensation earned under the 2021 Annual Incentive Plan is payable, depending on the size of the total award earned under the 2021 Annual Incentive Plan, in shares of restricted stock, subject, in each case, to the discretion of the Compensation Committee and the terms of the 2017 Stock Plan (or any future successor plan adopted by us). In reviewing our executive compensation programs in 2019 as compared to those of our peer group, Pearl Meyer noted that we tend to pay a larger percentage of our annual incentive awards in equity relative to our peer group, many of whom primarily rely on cash to settle their short-term incentive award payouts. In light of this and our approach to paying 100% of awards under our long-term equity incentive plans in equity, the Compensation Committee elected to reduce the weighting of equity in the pay mix under our 2020 Annual Incentive Plan. That weighting mix was unchanged in the 2021 Annual Incentive Plan. As such, for incentive compensation earned up to 1.0 times the base salary of the NEO, 10% of that amount will be paid in shares of our restricted stock, while a greater percentage of restricted stock (as compared to cash) would be payable on incentive compensation amounts earned in excess of 1.0 times the NEO’s base salary.

For 2021, the Compensation Committee awarded, in accordance with the terms of the 2021 Annual Incentive Plan, a total of 211,162 shares of restricted stock to Mr. Mumma (having a grant date fair value of approximately $758,070, which is based on the closing sale price of our common stock on January 27, 2022, 175,968 shares of restricted stock to Mr. Serrano (having a grant date fair value of approximately $631,725), 24,359 shares of restricted stock to Mr. Reese (having a grant date fair value of approximately $87,450) and 52,866 shares of restricted stock to Ms. Nario-Eng (having a grant date fair value of approximately $189,788). The shares of restricted stock issued as part of the compensation earned under the 2021 Annual Incentive Plan were granted under the 2017 Stock Plan and vest ratably on an annual basis over the three-year period from the date of grant. The formulaic approach of having equity incentive awards subject to time-based vesting conditions tied directly to incentive compensation earned under the 2021 Annual Incentive Plan was influenced by (i) our desire to increase the executive’s ownership stake in the Company and better align the executive’s interests with those of our stockholders, (ii) our desire to provide our NEOs with a competitive balance of current cash compensation and equity compensation subject to time-based vesting conditions that rewards performance and increases the executive’s incentive to remain with the Company over the longer-term and (iii) our desire to create an incentive compensation plan that spreads the expense of a portion of the incentive compensation program over a three-year period.

Restricted stock awards are frequently utilized by the Compensation Committee as a form of equity incentive award due, in part, to the distribution policies and requirements of REITs and the effect that those distribution requirements tend to have on our common stock price, which tends to make stock options a less desirable form of equity incentive award.

Long-Term Equity Incentive Compensation

Following a review of our compensation programs in 2017, the Compensation Committee and our Board of Directors determined to add a long-term equity incentive component to our executive compensation program commencing in 2018. As part of its deliberations in determining whether to add a long-term equity incentive element, the Compensation Committee considered (i) market practices among our peer group, (ii) our existing compensation structure and its effectiveness, (iii) internal pay equity and (iv) the retention of key employees of our Company. The Compensation Committee again approved the inclusion of a long-term equity incentive element in the Company’s 2019 executive compensation program, which was substantially in the form of the 2018 Long-Term EIP. In late 2019, upon the recommendation of Pearl Meyer, the Compensation Committee elected to modify the long-term equity incentive plan to make the minimum, target and maximum award opportunities under the program consistent with similar award opportunities under our annual incentive plans and to introduce a new retention feature under the plan in the form of time-based RSUs. The determination to modify the long-term equity incentive plan was based on a similar rationale for modifying our annual incentive plan in 2020 and a general sense that our long-term equity incentive plan could benefit from additional retention features. The Compensation Committee has concluded that the inclusion of a long-term equity award program in our overall compensation structure is necessary to help us create and maintain a market competitive executive compensation program that promotes the recruitment and retention of key employees and rewards employees for outperformance relative to a peer group over the longer-term.

In January 2021, the Compensation Committee and our Board of Directors approved grants of PSUs (“2021 PSUs”) and RSUs (“2021 RSUs”) to our executive officers and certain other employees as part of our 2021 Long-Term EIP. Under the 2021 Long-Term EIP, total compensation at target performance, which is generally intended to provide equity incentive compensation, in the case of Messrs. Mumma and Serrano, equal to two times the NEO’s base salary and, in the case of Mr. Reese and Ms. Nario-Eng, equal to one and one-quarter times the NEO’s base salary, and is comprised 67% of 2021 PSUs and 33% of 2021 RSUs. The awards were issued pursuant to and are consistent with the terms and conditions of the 2017 Stock Plan.

The 2021 PSU awards are subject to performance-based vesting under the 2017 Stock Plan pursuant to a form of PSU award agreement approved by the Compensation Committee and our Board of Directors (the “PSU Agreement”) in January 2021. The 2021 RSU awards are subject to time-based vesting under the 2017 Stock Plan pursuant to the form of RSU award agreement approved by the Compensation Committee and our Board of Directors (the “RSU Agreement”) in January 2021. The target number of 2021 PSUs and the number of 2021 RSUs subject to the awards granted to our NEOs are as follows:

Named Executive Officer	Target Number of 2021 PSUs	2021 RSUs
Steven R. Mumma	325,203	162,602
Jason T. Serrano	271,003	135,501
Nathan R. Reese	90,334	45,167
Kristine R. Nario-Eng	101,626	50,813

The Compensation Committee, with the input of Pearl Meyer, determined to set the payouts under the 2020 PSUs consistent with the minimum, target and maximum payouts under the 2020 Annual Incentive Plan, such that each of our NEOs could earn between 0% and 200% of his or her target award opportunity upon achievement of the respective performance hurdles in the PSU Agreement. In determining the target amounts for the 2020 PSUs, the Compensation Committee considered the value in providing generally equally-sized incentive payouts between both the Company's short-term and longer-term incentive programs, as well as the amount, assuming achievement of the target performance hurdles, that would, in most cases, bring each of our NEOs' total direct compensation in line with the 50th percentile of total direct compensation of similarly situated executives of our peer group at target levels. The Compensation Committee's approach to PSU awards under the 2021 Long-Term EIP was unchanged from its approach in connection with 2020 PSUs. The NEO’s right to receive settlement of the 2021 PSUs in amounts ranging from 0% to 200% of the target number of 2021 PSUs will vest and become earned and non-forfeitable based on the attainment of relative TSR hurdles, which include both share price appreciation and reinvestment of common stock dividends paid during the performance period that commenced on January 1, 2021 and runs through December 31, 2023 as measured against an identified performance peer group of 19 mortgage REITs. The Compensation Committee has determined that TSR is the most appropriate method to measure management’s longer-term performance relative to our peers and helps to further align our management team's interests with those of our stockholders. Pursuant to the PSU Agreement, an awardee will be entitled to 50%, 100% and 200% of the target 2021 PSUs upon achievement of relative TSR at the 30th, 50th and 80th, respectively, percentile ranking among the identified performance peer group. TSR for the Company and each member of the identified performance peer group will be determined by dividing (i) the sum of the cumulative amount of such entity’s dividends per share for the performance period and the arithmetic average per share volume weighted average price (the “VWAP”) of such entity’s common stock for the last thirty (30) consecutive trading days of the performance period minus the arithmetic average per share VWAP of such entity’s common stock for the last thirty (30) consecutive trading days immediately prior to the performance period by (ii) the arithmetic average per share VWAP of such entity’s common stock for the last thirty (30) consecutive trading days immediately prior to the performance period. Each 2021 PSU represents an unfunded promise to receive one share of our common stock once the performance condition has been satisfied. In addition, each 2021 PSU includes a corresponding dividend equivalent right ("DER"), which DER will remain outstanding from the date of grant until the earlier of the settlement or forfeiture of the 2021 PSU to which the DER corresponds. Each vested DER entitles the NEO to receive payments, subject to and in accordance with the 2017 Stock Plan and the PSU Agreement for such award, in an amount equal to any dividends paid by us in respect of the shares of common stock underlying the 2021 PSUs.

The grant date fair value of the PSUs was determined, in accordance with FASB ASC Topic 718 at the time the grants were made, through a Monte-Carlo simulation of our common stock TSR and the common stock TSR of our identified performance peer companies to determine the relative TSR of our common stock over a future period of three years. For the PSUs granted in 2021, the inputs used by the model to determine the fair value are (i) historical stock price volatilities of our and our identified performance peer companies over the most recent three year period and correlation between each company's stock and the identified performance peer group over the same time series and (ii) a risk free rate for the period interpolated from the U.S. Treasury yield curve on grant date.

Each 2021 RSU represents the right to receive one share of our common stock, subject to the terms of the RSU Agreement for the 2021 RSUs and the 2017 Stock Plan. The 2021 RSUs vest ratably on an annual basis over the three-year period from the date of grant. Unless and until the 2021 RSUs vest, the NEO will have no right to receive any shares or other payments in respect of the 2021 RSUs, except as otherwise specifically provided for in the 2017 Stock Plan or the RSU Agreement. In addition, each 2021 RSU includes a corresponding DER, which DER will remain outstanding from the date of grant until the earlier of the settlement or forfeiture of the 2021 RSU. Each vested DER entitles the NEO to receive payments, subject to and in accordance with the 2017 Stock Plan and the RSU Agreement for such award, in an amount equal to any dividends paid by us in respect of the shares of common stock underlying the 2021 RSUs.

For purposes of the 2021 PSUs , the "identified performance peer group" means AG Mortgage Investment Trust, Inc., AGNC Investment Corp, Annaly Capital Management Inc., ARMOUR Residential REIT, Inc., Cherry Hill Mortgage Investment Corporation, Chimera Investment Corporation, Dynex Capital, Inc., Ellington Financial Inc., Ellington Residential Mortgage REIT, Great Ajax Corp., Invesco Mortgage Capital Inc., MFA Financial, Inc., New Residential Investment Corp., Orchid Island Capital, Inc., PennyMac Mortgage Investment Trust, Ready Capital Corp., Redwood Trust, Inc., Two Harbors Investment Corp. and Western Asset Mortgage Capital Corporation.

For information regarding the various forfeiture and vesting provisions under the form of PSU Agreement governing the 2021 PSUs and the form of RSU Agreement governing the 2021 RSUs, see “—Executive Compensation Information—Other Compensation Arrangements.”

Other Executive Compensation Program Features for 2021

Benefits

Benefits are also established based upon a determination of what is needed to aid in attracting and retaining executive talent, as well as providing long-term financial security to our employees and their families. Our NEOs are eligible to participate in our health, dental and vision plans, and various insurance plans, including disability and life insurance, and in our 401(k) plan. The primary benefits for our NEOs are as follows:

•receipt of dividends on all unvested restricted stock awards; and

•with respect to Mr. Mumma only, a supplemental long-term disability insurance policy purchased by Mr. Mumma in his name and reimbursed by us.

Severance Benefits Payable Upon Termination of Employment or a Change in Control

In order to achieve our compensation objective of attracting, retaining and motivating qualified senior executives, we believe that we need to provide our executive officers with severance protections that are consistent with the severance protections offered by companies similar to us. Consistent with this philosophy, we believe that severance should be payable to our executive officers in the event his or her employment is terminated under certain circumstances. As such, we were a party to an employment agreement with Mr. Mumma that was effective during 2021. In connection with the leadership succession discussed below under "Leadership Succession", we entered into new employment agreements with Mr. Mumma and Mr. Serrano effective January 1, 2022. Additionally, we entered into an employment agreement with Ms. Nario-Eng, effective February 1, 2022 and a change in control agreement with Mr. Reese, effective February 1, 2022. For more information regarding the terms of these agreements, see “—Other Compensation Arrangements—Employment Agreements" and "—Other Compensation Arrangements—Change in Control Agreements.” The terms of these agreements are considered annually by the Compensation Committee.

Elements of Cash Compensation Paid to and Equity Awards Vested in NEOs During 2021

The following table summarizes the various elements of cash compensation paid to our NEOs and equity awards in which our NEOs vested during 2021, some of which were granted in prior years. Due to the SEC’s reporting requirements, the information set forth in the table below may not correspond with the amounts included in the table under the caption “Summary Compensation Table” below. However, because we utilize PSUs that may or may not be earned in the future and other equity awards that vest, in most cases, ratably over a three year period and thus remain subject to forfeiture, we believe the following summary may be a more accurate reflection of the actual annual compensation received by our NEOs over time (based on cash received combined with the value of equity awards that become vested and non-forfeitable by their terms during the year).

NEO	2021 Base Salary	2021 Annual Incentive Plan (Cash) [1]	2019 Annual Incentive Plan (Restricted Stock Vested) [2]	2018 Annual Incentive Plan (Restricted Stock Vested) [2]	2017 Annual Incentive Plan (Restricted Stock Vested) [2]	2019 Long-Term EIP (PSUs Earned) [3]	2020 Long-Term EIP (RSUs Vested) [3]	All Other Compensation [4]	Total Cash Compensation Paid and Equity Vested During 2021 [5]
Steven R. Mumma	$900,000	$1,169,730	$326,780	$122,317	$99,556	$767,365	$118,460	$142,105	$3,646,313
Jason T. Serrano	$750,000	$974,775	$272,317	$—	$—	$639,472	$98,719	$168,288	$2,903,571
Nathan R. Reese	$400,000	$385,550	$51,870	$18,641	$20,226	$170,525	$32,907	$18,663	$1,098,382
Kristine R. Nario-Eng	$450,000	$482,962	$51,870	$17,281	$17,385	$170,525	$37,018	$29,960	$1,257,001

(1)Amounts represent annual cash incentive compensation earned under the annual incentive compensation plan for 2021, which was paid during the first quarter of 2022, which we include because it was earned in 2021. For a description of the formula used to calculate the amounts payable under the annual incentive compensation plan for each applicable fiscal year, see “—Compensation Discussion and Analysis—Executive Compensation Program Components for 2021 — Annual Incentive Compensation.”
(2)Amounts represent the product of (i) the number of shares of restricted stock issued under the applicable annual incentive plan that vested during 2021 and (ii) the closing sale price of our common stock on Nasdaq on the applicable vesting date.
(3)Amounts represent the product of (i) the number of shares of our common stock issued in settlement of the PSUs earned and vested or RSUs vested under the applicable Long-Term EIP and (ii) the closing sale price of our common stock on Nasdaq on the applicable vesting date.
(4)Amounts represent dividends paid on unvested restricted common stock and vested DERs settled in cash.
(5)Excludes the value of RSUs (and corresponding DERs) under our long-term EIP that vested on January 1, 2022.

Leadership Succession

In November 2021, we announced that Steven R. Mumma, our then Chairman and Chief Executive Officer, would transition to the role of Executive Chairman of the Board, and that our President, Jason T. Serrano, would succeed Mr. Mumma as Chief Executive Officer of the Company, each effective on January 1, 2022. As Executive Chairman, Mr. Mumma remains an integral member of the executive management team and continues to play a significant role in our ongoing investment decisions, risk management activities, and capital management strategies. Mr. Mumma’s term as Executive Chairman began on January 1, 2022 and will continue through December 31, 2022, subject to extension upon mutual agreement of the parties. In light of each of their new roles and responsibilities, we entered into new employment agreements with Messrs. Mumma and Serrano effective January 1, 2022. A summary of these new or revised compensation arrangements for each executive is provided under the caption “—Executive Compensation Information—Other Compensation Arrangements” of this proxy statement.

Overview of NEO Compensation Determinations for 2022

The following provides an overview of each of the primary elements that comprise our 2022 NEO compensation program.

Base Salary

The Compensation Committee and our Board of Directors have approved the following 2022 base salaries for our NEOs:

Named Executive Officer	Base Salary
Steven R. Mumma	$600,000
Jason T. Serrano	$825,000
Nathan R. Reese	$400,000
Kristine R. Nario-Eng	$450,000
The changes to Messrs. Mumma's and Serrano's base salaries for 2022 are directly related to the implementation of the leadership succession discussed above, while Mr. Reese's and Ms. Nario-Eng's base salaries remain unchanged from 2021 levels.

2022 Annual Incentive Plan

Our Board of Directors, upon the recommendation of the Compensation Committee, has adopted and approved the 2022 Annual Incentive Plan for fiscal year 2022, which plan design and framework is substantially in the form of the 2021 Annual Incentive Plan, except that the performance measure will be based on “Total Economic Return on Undepreciated Book Value”, a non-GAAP financial measure, rather than TER. Total Economic Return on Undepreciated Book Value is defined as (A) the sum of (i) our GAAP book value per share of common stock at December 31, 2022, excluding our share of cumulative depreciation and lease intangible amortization expenses related to operating real estate, net and (ii) the aggregate dividends per share of common stock declared by us during 2022, divided by (B) our GAAP book value per share of common stock at December 31, 2021, excluding the Company's share of cumulative depreciation and lease intangible amortization expenses related to operating real estate, net. Each of Messrs. Mumma, Serrano and Reese and Ms. Nario-Eng will be positioned under the 2022 Annual Incentive Plan in a manner similar to each such executive's positioning for incentive compensation payouts under the 2021 Annual Incentive Plan.

2022 Long-Term EIP

In January 2022, the Compensation Committee and our Board of Directors approved grants of PSUs (“2022 PSUs”) and RSUs (“2022 RSUs”) to our executive officers and certain other employees as part of our 2022 Long-Term EIP. The design and framework of the 2022 Long-Term EIP is substantially in the form of the 2021 Long-Term EIP except for minor modifications to the identified performance peer group. The awards were issued pursuant to and are consistent with the terms and conditions of the 2017 Stock Plan. In connection with his new role as Executive Chairman, Mr. Mumma did not receive an award of 2022 PSUs or 2022 RSUs.

The target number of 2022 PSUs and the number of 2022 RSUs subject to the awards granted to our NEOs are as follows:

Named Executive Officer	Target Number of 2022 PSUs	2022 RSUs
Jason T. Serrano	295,699	147,849
Nathan R. Reese	89,606	44,803
Kristine R. Nario-Eng	100,806	50,403

Other Matters

Tax Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a federal income tax deduction to public companies for compensation in excess of $1 million paid in any fiscal year to their “covered employees” (within the meaning of Section 162(m)). The exemption from Section 162(m)'s deduction limitation for certain qualified performance-based compensation was eliminated under the Tax Cuts and Jobs Act of 2017, effective for taxable years beginning after December 31, 2017, except for limited transition relief applicable to certain grandfathered arrangements that were in place as of November 2, 2017. Although the potential effects of Section 162(m) are considered in making compensation decisions, the Compensation Committee has not adopted a policy requiring that all compensation paid to our NEOs must be deductible.

Adjustment or Recovery of Awards

Under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial results due to material noncompliance with any financial reporting requirement as a result of misconduct, our Chief Executive Officer and Chief Financial Officer must reimburse us for (i) any bonus or other incentive-based or equity-based compensation received during the twelve months following the public issuance of the non-compliant document and (ii) any profits realized from the sale of our securities during those twelve months. Following the SEC’s adoption of final rules regarding executive compensation recoupment policies pursuant to the Dodd-Frank Act, we will consider and adopt a separate executive compensation recoupment policy in accordance with the final rules.

Relationship of Compensation Practices to Risk Management

When structuring our overall compensation practices for our employees generally, consideration is given as to whether the structure creates incentives for risk-taking behavior and therefore impacts our risk management practices. Attention is given to the elements, the performance conditions and the mix of pay as well as ensuring that employees’ awards align with stockholders’ value.

The Compensation Committee has assessed the compensation policies and practices for our employees, including our NEOs, and concluded that they do not create risks that are reasonably likely to have a material adverse effect on us. The Compensation Committee generally considers whether our compensation programs encourage excessive risk taking during its annual review of such programs, which generally occurs around year end.

Anti-Hedging and Anti-Pledging Policies

Our officers, directors and employees are prohibited from hedging transactions that involve our equity securities under our Anti-Hedging and Anti-Pledging Policy, which also prohibits pledging of our common stock, short sales and trading in the Company’s securities on a short-term basis, among other transactions. Pursuant to our Anti-Hedging and Anti-Pledging Policy, Company securities purchased in the open market should be held for a minimum of six months. Directors and executive officers of the Company are subject to “short-swing profit recovery” for any profit realized on the purchase and sale or sale and purchase of the Company’s securities within any six-month period. For more information on our Anti-Hedging and Anti-Pledging Policy, see “Information on Our Board of Directors — Hedging, Pledging and Certain Other Transactions.”

Executive Compensation Information

Summary Compensation Table

The following tables should be read in conjunction with the related footnotes set forth below, the information under the caption “Compensation Discussion and Analysis” beginning on page 37 and the information under the caption “—Other Compensation Arrangements.” We summarize below the compensation information for the fiscal years ended December 31, 2021, 2020 and 2019 for each of Messrs. Mumma, Serrano and Reese and Ms. Nario-Eng. For each of the years ended 2021, 2020 and 2019, Mr. Mumma served in the role of Chief Executive Officer and Mr. Serrano served in the role of President. In November 2021, we announced that Mr. Mumma would transition to the role of Executive Chairman and that Mr. Serrano would succeed Mr. Mumma as Chief Executive Officer, each effective on January 1, 2022.

Name and Principal Position	Year	Salary		Cash Bonus	Non-Equity Incentive Plan Compensation(1)	Stock Awards(1)(2) (3)	All Other Compensation(4)	Total
Steven R. Mumma	2021	$900,000		$—	$1,169,730	$3,169,451	$144,871	$5,384,052
Chief Executive Officer	2020	$900,000		$—	$810,000	$2,511,426	$99,448	$4,320,874
	2019	$900,000		$—	$1,125,000	$2,777,717	$166,153	$4,968,870
Jason T. Serrano	2021	$750,000		$—	$974,775	$2,641,212	$168,288	$4,534,275
President	2020	$750,000		$—	$675,000	$2,092,860	$96,965	$3,614,825
	2019	$738,865	(5)	$—	$937,500	$3,374,470	$97,087	$5,147,922
Nathan R. Reese	2021	$400,000		$—	$385,550	$757,277	$18,663	$1,561,490
Chief Operating Officer	2020	$400,000		$—	$225,000	$572,623	$15,454	$1,213,077
and Secretary	2019	$400,000		$—	$350,000	$514,857	$24,150	$1,289,007
Kristine R. Nario-Eng	2021	$450,000		$—	$482,962	$943,345	$29,960	$1,906,267
Chief Financial Officer	2020	$450,000		$—	$253,125	$784,824	$14,349	$1,502,298
	2019	$400,000		$—	$350,000	$514,857	$20,337	$1,285,194

(1)Amounts represent annual cash incentive compensation earned under the annual incentive compensation plan for each applicable fiscal year. For a description of the formula used to calculate the amounts payable under the annual incentive compensation plan for each applicable fiscal year, see “—Compensation Discussion and Analysis—Executive Compensation Program Components for 2021 — Annual Incentive Compensation.” The material terms of the annual incentive compensation plan for 2020 and 2019 are substantially similar to the terms of the 2021 Annual Incentive Plan, except as described in “—Compensation Discussion and Analysis—Executive Compensation Program Components for 2021 —Annual Incentive Compensation—” and in our 2021 and 2020 proxy statements filed with the SEC. In accordance with the 2021 Annual Incentive Plan, for fiscal year 2021, Mr. Mumma received total incentive compensation of $1,927,800, $1,169,730 of which was paid in cash and $758,070 of which was paid in shares of restricted stock (and thus reported in the “Stock Awards” column in the table above). Mr. Serrano received total annual incentive compensation of $1,606,500, $974,775 of which was paid in cash and $631,725 of which was paid in shares of restricted stock (and thus reported in the “Stock Awards” column in the table above) for fiscal year 2021, Mr. Reese received total annual incentive compensation of $473,000, $385,550 of which was paid in cash and $87,450 of which was paid in shares of restricted stock (and thus reported in the “Stock Awards” column in the table above) for fiscal year 2021 and Ms. Nario-Eng received total annual incentive compensation of $672,750, $482,962 of which was paid in cash and $189,788 of which was paid in shares of restricted stock (and thus reported in the “Stock Awards” column in the table above) for fiscal year 2021. The value of the shares of restricted stock referenced in this footnote reflect the grant date fair value of such shares computed in accordance with FASB ASC Topic 718.

(2)The amounts in this column include the grant date fair value of the restricted stock awards, RSU awards and PSU awards computed in accordance with FASB ASC Topic 718. For 2021, the amount includes the following: (1) 2021 PSUs having a grant date fair value of $1,811,381 (Mr. Mumma), $1,509,487 (Mr. Serrano), $503,160 (Mr. Reese) and $566,057 (Ms. Nario-Eng), and (2) 2021 RSUs having a grant date fair value of $600,000 (Mr. Mumma), $500,000 (Mr. Serrano), $166,667 (Mr. Reese) and $187,500 (Ms. Nario-Eng). For 2020, the amount includes the following: (1) 2020 PSUs having a grant date fair value of $1,371,426 (Mr. Mumma), $1,142,860 (Mr. Serrano), $380,956 (Mr. Reese) and $428,574 (Ms. Nario-Eng), and (2) 2020 RSUs having a grant date fair value of $600,000 (Mr. Mumma), $500,000 (Mr. Serrano), $166,667 (Mr. Reese) and $187,500 (Ms. Nario-Eng). For 2019, the amount includes PSUs awarded as part of 2019 compensation of $1,202,717 (Mr. Mumma), $1,061,970 (Mr. Serrano), $264,857 (Mr. Reese) and $264,857 (Ms. Nario-Eng). The grant date fair value of the PSUs are based on a Monte Carlo simulation value as of the applicable grant date. See “—Compensation Discussion and Analysis—Executive Compensation Program Components for 2021—Long-Term Equity Incentive Compensation” for additional information about the PSUs. The amounts in this column for Mr. Serrano in 2019 also include the grant date fair value of an award of 161,812 shares of restricted stock granted on January 7, 2019 in connection with Mr. Serrano joining our Company. These restricted shares vested in full on January 7, 2022.

See table below for shares of restricted stock granted to each NEO in accordance with the annual incentive plans in effect for the years ended December 31, 2021 (January 27, 2022 grant date), December 31, 2020 (January 27, 2021 grant date), and December 31, 2019 (February 4, 2020 grant date).

	Number of Shares of Restricted Stock on Grant Date (a)
Named Executive Officer	January 27, 2022	January 27, 2021	February 4, 2020
Steven R. Mumma	211,162	141,361	248,815
Jason T. Serrano	175,968	117,801	207,346
Nathan R. Reese	24,359	6,544	39,494
Kristine R. Nario-Eng	52,866	44,175	39,494

(a)    For a description of the formula used and other considerations taken into account by the Compensation Committee to calculate the amounts payable under the annual incentive plan for each applicable fiscal year, in cash and restricted stock, see “—Compensation Discussion and Analysis—Executive Compensation Program Components for 2021—Annual Incentive Compensation.” Because, in the case of the restricted stock issued pursuant to the annual incentive plan for the applicable year, the size of the awards were determined by the Compensation Committee as part of our NEOs' compensation for each person’s individual performance and our performance in the respective years ended December 31, 2021, 2020 and 2019, we have included these restricted stock awards in our NEOs' compensation for such year even though they were issued in January or February of the subsequent year. Pursuant to the terms of the restricted stock award agreements, one-third of the shares awarded as part of the grants will vest and become non-forfeitable on each of the first three anniversaries of the date of grant. All shares issued to our NEOs as disclosed were issued under the 2017 Stock Plan.

(3)See table below for the target number of PSUs and the number of RSUs granted to each NEO in the years ended December 31, 2021 and 2020 in accordance with the 2021 Long-Term EIP and the 2020 Long-Term EIP, respectively, and the target number of PSUs in the year ended December 31, 2019 in accordance with the 2019 Long-Term EIP:

Named Executive Officer	Target Number of 2021 PSUs	2021 RSUs	Target Number of 2020 PSUs	2020 RSUs	Target Number of 2019 PSUs
Steven R. Mumma	325,203	162,602	192,616	96,308	305,603
Jason T. Serrano	271,003	135,501	160,514	80,257	254,669
Nathan R. Reese	90,334	45,167	53,505	26,752	67,912
Kristine R. Nario-Eng	101,626	50,813	60,193	30,096	67,912

(4)Cash dividends paid on unvested restricted common stock and payments made upon settlement of vested DERs related to vesting of related RSUs, which are included in “All Other Compensation,” are based on the same dividend rate per share as the dividends on our common stock. All other compensation includes:

	2021
Named Executive Officer	Dividends on Outstanding and Unvested Restricted Stock	Settlement of Vested DERs	Supplemental Disability Insurance Policy Premium	401(k) Employer Contribution	Total All Other Compensation
Steven R. Mumma	$134,882	$7,223	$2,766	$—	$144,871
Jason T. Serrano	$162,269	$6,019	$—	$—	$168,288
Nathan R. Reese	$16,656	$2,007	$—	$—	$18,663
Kristine R. Nario-Eng	$27,703	$2,257	$—	$—	$29,960

	2020
Named Executive Officer	Dividends on Outstanding and Unvested Restricted Stock	Settlement of Vested DERs	Supplemental Disability Insurance Policy Premium	401(k) Employer Contribution	Total All Other Compensation
Steven R. Mumma	$96,682	$—	$2,766	$—	$99,448
Jason T. Serrano	$96,965	$—	$—	$—	$96,965
Nathan R. Reese	$15,454	$—	$—	$—	$15,454
Kristine R. Nario-Eng	$14,349	$—	$—	$—	$14,349

	2019
Named Executive Officer	Dividends on Outstanding and Unvested Restricted Stock	Settlement of Vested DERs	Supplemental Disability Insurance Policy Premium	401(k) Employer Contribution	Total All Other Compensation
Steven R. Mumma	$163,387	$—	$2,766	$—	$166,153
Jason T. Serrano	$97,087	$—	$—	$—	$97,087
Nathan R. Reese	$20,337	$—	$—	$—	$20,337
Kristine R. Nario-Eng	$24,150	$—	$—	$—	$24,150

(5)Represents the pro-rated amount of Mr. Serrano's annual base salary that was paid to him for the period January 7, 2019 to December 31, 2019.

Discussion of Summary Compensation Table

Cash Bonus.   In connection with the adoption of our annual incentive plans, cash incentive amounts paid under these plans for each of 2021, 2020 and 2019, are deemed to be grants of non-equity incentive compensation. See “—Compensation Discussion and Analysis—Executive Compensation Program Components for 2021— Annual Incentive Compensation.”

Stock Awards. As discussed in footnote (1) to the “Summary Compensation Table” above and except as set forth in footnote (2) to the “Summary Compensation Table” as it relates to Mr. Serrano’s restricted stock award on January 7, 2019, we include restricted stock awards granted each year as compensation in the prior year because the size of the annual restricted stock awards are determined and awarded by the Compensation Committee in consideration of the amount deemed earned under the annual incentive compensation plan for each of 2021, 2020 and 2019 and each person’s individual performance and our performance during those years. Each restricted stock award granted to our NEOs under our annual incentive plans vests ratably on each of the first, second and third anniversaries of the date of grant.

Grants of Plan-Based Awards

The following table presents information regarding plan-based awards to our NEOs during the fiscal year ended December 31, 2021. See the information under the caption “—Other Compensation Arrangements” for information regarding the acceleration of vesting and payment of these awards in certain circumstances.

Name	Type of Award (1)	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (2)	Grant Date Fair Value of Stock and Option Awards (3)
				Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)	(#)	($)
Steven R. Mumma	RSA	1/27/2021		—	—	—		—	—	—	141,361	$540,000
	AIP	3/15/2021	(4)	—	—	$3,600,000	(5)	—	—	—	—	—
	PSU	1/27/2021		—	—	—		162,602	325,203	650,407	—	$1,811,381	(6)
	RSU	1/1/2021		—	—	—		—	—	—	162,602	$600,000
Jason T. Serrano	RSA	1/27/2021		—	—	—		—	—	—	117,801	$450,000
	AIP	3/15/2021	(4)	—	—	$3,000,000	(5)	—	—	—	—	—
	PSU	1/27/2021		—	—	—		135,501	271,003	542,005	—	$1,509,487	(6)
	RSU	1/1/2021		—	—	—		—	—	—	135,501	$500,000
Nathan R. Reese	RSA	1/27/2021		—	—	—		—	—	—	6,544	$25,000
	AIP	3/15/2021	(4)	—	—	$1,000,000	(5)	—	—	—	—	—
	PSU	1/27/2021		—	—	—		45,167	90,334	180,668	—	$503,160	(6)
	RSU	1/1/2021		—	—	—		—	—	—	45,167	$166,667
Kristine R. Nario-Eng	RSA	1/27/2021		—	—	—		—	—	—	44,175	$168,750
	AIP	3/15/2021	(4)	—	—	$1,125,000	(5)	—	—	—	—	—
	PSU	1/27/2021		—	—	—		50,813	101,626	203,252	—	$566,057	(6)
	RSU	1/1/2021		—	—	—		—	—	—	50,813	$187,500

(1)RSA refers to restricted stock awards. PSU refers to performance stock units. RSU refers to restricted stock units. AIP refers to 2021 Annual Incentive Plan awards.

(2)RSA awards represent restricted stock awards issued as part of our NEOs’ 2020 compensation package under the 2020 Annual Incentive Plan on January 27, 2021, which vest as follows: one third vested on January 27, 2022, one third will vest on January 27, 2023 and the final one-third will vest on January 27, 2024. RSU represents awards of restricted stock units granted under the 2021 Long-Term EIP, which vest as follows: one third vested on January 1, 2022, one third will vest on January 1, 2023 and the final one-third will vest on January 1, 2024.

(3)See footnote (2) under the “Summary Compensation Table” for information on how the grant date fair value for RSA, RSU and PSU grants made in 2021 are determined.

(4)Represents the non-equity incentive plan awards granted under the 2021 Annual Incentive Plan. See “—Compensation Discussion and Analysis—Executive Compensation Program Components for 2021—Annual Incentive Compensation” above. The 2021 Annual Incentive Plan is comprised of two parts: a quantitative component and a qualitative component. The 2021 Annual Incentive Plan provides for no minimum award or guaranteed payment and rewards participants if (i) TER exceeds various hurdles between 4% and 14% and (ii) the participant's qualitative component exceeds zero. The Compensation Committee has the discretion to award non-equity incentive compensation in the event the participant fails to exceed the minimum performance thresholds under the 2021 Annual Incentive Plan and similarly, has the discretion to award more or less than the participant’s minimum, target and maximum annual incentive compensation opportunities in light of the Company’s and the participant’s performance. Incentive compensation under the 2021 Annual Incentive Plan is paid in a combination of cash and shares of restricted stock. We have included 100% of the maximum award payable under the 2021 Annual Incentive Plan in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column above. The restricted stock vests ratably on the first, second and third anniversary from the date of grant.

(5)Each of our NEOs' compensation under the 2021 Annual Incentive Plan was weighted 75% based on performance under the quantitative component and 25% under the qualitative component. See “—Compensation Discussion and Analysis—Executive Compensation Program Components for 2021— Annual Incentive Compensation” above for a description of the hurdles and payout amounts applicable to these individuals under the 2021 Annual Incentive Plan.

(6)The PSU awards granted during the year ended December 31, 2021, may be earned (or not) based upon our three-year TSR performance as measured against the identified performance peer group of comparable companies for a performance period that commenced on January 1, 2021 and ends on December 31, 2023. Pursuant to these PSU awards, our NEOs are eligible to receive threshold, target and maximum payouts of 50%, 100% and 200%, respectively, of the respective target amount of PSUs awarded. In order to achieve threshold, target and maximum payouts under the PSUs, our TSR performance relative to the identified performance peer group over the performance period must rank at or above the 30th percentile, 50th percentile or 80th percentile, respectively. If our TSR over the performance period ranks below the threshold performance level, all of the PSUs will be forfeited.

Outstanding Equity Awards at Fiscal Year End

The following table provides information about outstanding equity awards of our NEOs as of December 31, 2021.

Named Executive Officer	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Steven R. Mumma (3)	564,700	$2,100,684	258,910	$963,145
Jason T. Serrano (4)	606,848	$2,257,475	215,758	$802,620
Nathan R. Reese (5)	100,546	$374,031	71,919	$267,539
Kristine R. Nario-Eng (6)	145,711	$542,045	80,909	$300,981

(1)Value is determined by multiplying the number of unvested shares of restricted stock or shares of common stock underlying unvested RSUs, as the case may be, by $3.72, the closing sale price for our common stock on December 31, 2021.

(2)Represents, as of December 31, 2021, shares of common stock underlying the unearned PSUs granted to our NEOs on January 27, 2021 and January 1, 2020 at threshold performance levels. See "—Other Compensation Arrangements" for information regarding the various forfeiture and vesting provisions under the form of award agreements for our equity awards.

(3)Mr. Mumma received a restricted stock grant of 91,969 shares on February 5, 2019 as part of his 2018 compensation package, of which 30,656 were unvested and outstanding as of December 31, 2021 (which shares vested on February 5, 2022). Mr. Mumma received a restricted stock grant totaling 248,815 shares on February 4, 2020 as part of his 2019 compensation package, of which 165,876 were unvested and outstanding as of December 31, 2021 (with 82,938 shares having vested on February 4, 2022, while an additional 82,938 shares will vest on February 4, 2023. Mr. Mumma received a restricted stock grant totaling 141,361 shares on January 27, 2021 as part of his 2020 compensation package, all of which were unvested and outstanding as of December 31, 2021 (with 47,121 shares having vested on January 27, 2022, while an additional 94,240 shares will vest in two equal installments on each of January 27, 2023 and January 27, 2024). Mr. Mumma received an RSU grant totaling 96,308 RSUs on January 1, 2020, of which 64,205 were unvested and outstanding as of December 31, 2021 (with 32,103 RSUs having vested on January 1, 2022, while 32,102 will vest on January 1, 2023). Mr. Mumma received an RSU grant totaling 162,602 RSUs on January 1, 2021, all of which were unvested and outstanding as of December 31, 2021 (with 54,201 RSUs having vested on January 1, 2022, while 54,201 will vest on January 1, 2023, provided the NEO completes the term of his employment agreement and the remaining 54,200 RSUs are expected to be forfeited upon completion of the term of his employment agreement). The shares issued as part of the January 2022 grant are not included in the table above because they were not outstanding at December 31, 2021. If the employment of Mr. Mumma terminates upon the December 31, 2022 expiration date of his current employment agreement because Mr. Mumma and we do not otherwise take action to extend the term of his employment agreement, then (i) all of Mr. Mumma's unvested restricted stock awards and PSUs will remain outstanding and continue to vest on their original vesting dates without regard to any requirement that Mr. Mumma remain continuously employed by us on each vesting date except that the extent to which his PSUs will vest and become earned will remain subject to the applicable performance metrics calculated through the end of the applicable performance period, (ii) any unvested RSUs held by Mr. Mumma immediately prior to the expiration date of his employment agreement that would have vested on January 1, 2023 will immediately vest on such expiration date and all remaining unvested RSUs that have not vested as of such expiration date shall be forfeited. Vesting of restricted shares, PSUs and RSUs may be accelerated in the event of the NEO’s death, disability, termination without cause or resignation for good reason. See “—Other Compensation Arrangements—Restricted Stock Award Agreements” and “Other Compensation Arrangements—Employment Agreement.”

(4)Mr. Serrano received a restricted stock grant of 161,812 shares on January 7, 2019 in connection with his joining the Company on January 7, 2019. Of this amount, 161,812 shares were unvested and outstanding as of December 31, 2021 (which shares vested on January 7, 2022). Mr. Serrano received a restricted stock grant totaling 207,346 shares on February 4, 2020 as part of his 2019 compensation package, of which 138,230 were unvested and outstanding as of December 31, 2021 (with 69,115 shares having vested on February 4, 2022, while an additional 69,115 shares will vest on February 4, 2023, provided the NEO remains employed by us as of such date). Mr. Serrano received a restricted stock grant totaling 117,801 shares on January 27, 2021 as part of his 2020 compensation package, all of which were unvested and outstanding as of December 31, 2021 (with 39,267 shares having vested on January 27, 2022, while an additional 78,534 shares will vest in two equal installments on each of January 27, 2023 and January 27, 2024, provided the NEO remains employed by us as of such dates). Mr. Serrano received an RSU grant totaling 80,257 RSUs on January 1, 2020, of which 53,504 were unvested and outstanding as of December 31, 2021 (with 26,752 RSUs having vested on January 1, 2022, while the remaining 26,752 will vest on January 1, 2023, provided the NEO remains employed by us as of such date). Mr. Serrano received an RSU grant totaling 135,501 RSUs on January 1, 2021, all of which were unvested and outstanding as of December 31, 2021 (with 45,167 RSUs having vested on January 1, 2022, while the remaining 90,334 will vest in two equal installments on each of January 1, 2023 and January 1, 2024, provided the NEO remains employed by us as of such dates). The shares issued as part of the January 2022 grant to Mr. Serrano are not included in the table above because they were not outstanding at December 31, 2021. See the information under the caption “—Other Compensation Arrangements” for information regarding the acceleration of vesting and payment of these restricted shares, PSUs and RSUs in certain circumstances.

(5)Mr. Reese received a restricted stock grant totaling 14,016 shares on February 5, 2019 as part of his 2018 compensation package, of which 4,672 were unvested and outstanding as of December 31, 2021 (which shares vested on February 5, 2022). Mr. Reese received a restricted stock grant totaling 39,494 shares on February 4, 2020 as part of his 2019 compensation package, of which 26,329 were unvested and outstanding as of December 31, 2021 (with 13,165 shares having vested on February 4, 2022, while the remaining 13,164 shares will vest on February 4, 2023, provided the NEO remains employed by us as of such date). Mr. Reese received a restricted stock grant totaling 6,544 shares on January 27, 2021 as part of his 2020 compensation package, all of which were unvested and outstanding as of December 31, 2021 (with 2,182 shares having vested on January 27, 2022, while an additional 4,362 shares will vest in two equal installments on each of January 27, 2023 and January 27, 2024, provided the NEO remains employed by us as of such dates). Mr. Reese received an RSU grant totaling 26,752 RSUs on January 1, 2020, of which 17,834 were unvested and outstanding as of December 31, 2021 (with 8,917 RSUs having vested on January 1, 2022, while the remaining 8,917 will vest on January 1, 2023, provided the NEO remains employed by us as of such date). Mr. Reese received an RSU grant totaling 45,167 RSUs on January 1, 2021, all of which were unvested and outstanding as of December 31, 2021 (with 15,056 RSUs having vested on January 1, 2022, while 15,056 will vest on January 1, 2023 and the remaining 15,055 will vest on January 1, 2024, provided the NEO remains employed by us as of such dates). The shares issued as part of the January 2022 grant are not included in the table above because they were not outstanding at December 31, 2021. See the information under the caption “—Other Compensation Arrangements” for information regarding the acceleration of vesting and payment of these restricted shares, PSUs and RSUs in certain circumstances.

(6)Ms. Nario-Eng received a restricted stock grant totaling 12,992 shares on February 5, 2019 as part of her 2018 compensation package, of which 4,330 were unvested and outstanding as of December 31, 2021 (which shares vested on February 5, 2022). Ms. Nario-Eng received a restricted stock grant totaling 39,494 shares on February 4, 2020 as part of her 2019 compensation package, of which 26,329 were unvested and outstanding as of December 31, 2021 (with 13,165 shares having vested on February 4, 2022, while the remaining 13,164 will vest on February 4, 2023, provided the NEO remains employed by us as of such date). Ms. Nario-Eng received a restricted stock grant totaling 44,175 shares on January 27, 2021 as part of her 2020 compensation package, all of which were unvested and outstanding as of December 31, 2021 (with 14,725 shares having vested on January 27, 2022, while an additional 29,450 shares will vest in two equal installments on each of January 27, 2023 and January 27, 2024, provided the NEO remains employed by us as of such dates). Ms. Nario-Eng received an RSU grant totaling 30,096 RSUs on January 1, 2020, of which 20,064 were unvested and outstanding as of December 31, 2021 (with 10,032 RSUs having vested on January 1, 2022, while the remaining 10,032 will vest on January 1, 2023, provided the NEO remains employed by us as of such date). Ms. Nario-Eng received an RSU grant totaling 50,813 RSUs on January 1, 2021, all of which were unvested and outstanding as of December 31, 2021 (with 16,938 RSUs having vested on January 1, 2022, while 16,938 will vest on January 1, 2023 and the remaining 16,937 will vest on January 1, 2024, provided the NEO remains employed by us as of such dates). The shares issued as part of the January 2022 grant are not included in the table above because they were not outstanding at December 31, 2021. See the information under the caption “—Other Compensation Arrangements” for information regarding the acceleration of vesting and payment of these restricted shares, PSUs and RSUs in certain circumstances.

Vested Equity Awards

The following table presents information concerning the vesting of restricted stock, RSUs and PSUs for our NEOs during the fiscal year ended December 31, 2021.

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Steven R. Mumma	376,993	$1,434,478
Jason T. Serrano	267,770	$1,011,310
Nathan R. Reese	77,677	$294,169
Kristine R. Nario-Eng	77,736	$294,079

(1)Value is determined by multiplying the number of shares (including those issued upon settlement of the corresponding vested RSUs and PSUs) by the closing sale price on the Nasdaq Global Select Market on the date on which such shares vested.

CEO Compensation Pay Ratio

We believe our executive compensation program must be internally consistent and equitable to motivate our employees to create stockholder value. As such, we annually monitor the relationship between the compensation of our executive officers and the compensation of our non-managerial employees. For 2021, the annual total compensation of Mr. Mumma, our Chief Executive Officer of $5,384,052, as shown in the Summary Compensation Table (the “CEO Compensation”), was approximately 23.49 times the annual total compensation of our median employee calculated in the same manner of $229,196.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and the CEO Compensation, we took the following steps:

•We determined that, as of December 31, 2021, our employee population, excluding our Chief Executive Officer, consisted of 64 individuals. This population consisted of our 63 full-time employees and 1 part-time employee. We did not have temporary or seasonal employees as of December 31, 2021. If any permanent employee was employed for less than the full fiscal year, we annualized such employee's total compensation.

•We used a consistently applied compensation measure to identify our median employee of comparing the annual base salary, incentive award (including restricted shares earned as part of an incentive award), bonus and any dividends paid on restricted shares for the year ended December 31, 2021.

•We identified our median employee by consistently applying this compensation measure to all of our employees, excluding our Chief Executive Officer. Since all of our employees, including our Chief Executive Officer, are located in the United States, we did not make any cost of living adjustments in identifying the median employee.

•After we identified our median employee, we combined all of the elements of such employee’s compensation for the 2021 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $229,196.

•With respect to the annual total compensation of our Chief Executive Officer, we used the amount calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K and reported in the “Total” column of the Summary Compensation Table included in this proxy statement and incorporated by reference in Item 11 of Part III of our 2021 Annual Report.

Pension Benefits

We do not currently sponsor or maintain any plans that provide for specified retirement payments or benefits, such as tax-qualified defined benefit plans or supplemental executive retirement plans, for our NEOs.

Nonqualified Deferred Compensation

We do not currently sponsor or maintain any plans that provide for defined contribution or other deferrals of compensation on a basis that is not tax-qualified for our NEOs.

Other Compensation Arrangements

Restricted Stock Award Agreements

The restricted stock award agreements we entered into with our NEOs contain certain vesting and acceleration provisions with respect to a termination of employment as a result of death or disability. Under the restricted stock award agreements, if an NEO’s employment with us is terminated due to death, the restricted shares issued under the agreement will become fully vested and non-forfeitable upon the date of death. If an NEO’s employment with us is terminated due to disability, the restricted shares issued under the agreement will become fully vested and non-forfeitable upon the date of the termination of the NEO’s employment. For restricted stock awards made to Mr. Reese prior to 2020, if we experience a change in control, the unvested restricted shares issued under the applicable restricted stock award agreement would accelerate and vest upon the change in control. For restricted stock awards made to Mr. Reese in 2020 and subsequent years, if we experience a change in control, the unvested restricted shares issued under the agreement to Mr. Reese will not accelerate or vest solely due to a change in control, but would instead require that Mr. Reese's employment with us be terminated within 24 months of our change in control by us without Cause (as defined in the applicable restricted stock award agreement) or by Mr. Reese for Good Reason (as defined in the applicable restricted stock award agreement). For those NEOs with whom we have an employment agreement, the vesting or acceleration of unvested shares upon a termination for cause or resignation for good reason will be determined based on the terms of such employment agreement.

Restricted stock award agreements entered into by us with our NEOs generally provide for the grant of shares of restricted common stock, one-third of which will vest and become non-forfeitable on each of the first, second and third anniversaries of the date of grant subject to certain conditions, although under some circumstance the restricted stock award agreements may provide for other vesting periods. The holders of these restricted shares of common stock issued by us are entitled to (i) the payment of dividends on their unvested shares based on the same dividend rate per share as the dividends on our unrestricted common stock and (ii) vote their unvested shares. The restricted stock award agreements we have entered into with our NEOs for awards made in 2022 are substantially in the form of our 2021 restricted stock award agreement.

Performance Stock Unit Agreements

The Compensation Committee and the Board of Directors have previously approved the form of PSU Agreement pursuant to which we have made PSU Awards since 2018. The PSU Agreements contain certain terms as described under “Long-Term Equity Incentive Compensation” set forth herein.

Since 2020, the PSU Agreements provide that an NEO has the right to receive settlement of his or her PSUs in amounts ranging from 0% to 200% of the target number of PSUs that vest and become earned and non-forfeitable based on the attainment of relative TSR hurdles during the performance period (which, in the case of a 2022 PSU, is January 1, 2022 through December 31, 2024) as measured against an identified performance peer group. Pursuant to the 2020 PSU Agreement, 2021 PSU Agreement and 2022 PSU Agreement (the “2020-2022 PSU Agreements”), an awardee was entitled to 50%, 100% and 200% of the target PSUs upon achievement of relative total shareholder return at the 30th, 50th and 80th, respectively, percentile ranking among the identified performance peer group for the performance period.

Pursuant to the 2020-2022 PSU Agreements, except as set forth below or as otherwise provided in an employment agreement between the awardee and us or as otherwise determined by the Compensation Committee, upon any termination of an awardee’s employment or service relationship with us or our affiliates for any reason prior to the end of the performance period, any unearned PSUs will terminate automatically without any further action by us:

•if an NEO’s employment with the Company is terminated due to the NEO’s Retirement (as defined in such PSU Agreements) prior to the end of the performance period, the target PSUs will be reduced on a pro-rata basis to reflect (x) the number of days in which the NEO was employed from the date of grant through the date of the NEO’s retirement, divided by (y) the number of days in the performance period. In this case, the prorated number of target PSUs will remain outstanding and eligible to vest and become earned PSUs to the extent to which the Company satisfies the performance goal set forth in the applicable PSU Agreement, which will be determined by the Compensation Committee in its sole discretion following the end of the performance period (while any PSUs under these agreements that do not become earned PSUs shall be automatically forfeited); and

•upon a change in control of our Company, the performance period will end on the date of the change in control and the Compensation Committee will determine the number of PSUs under those agreements that are eligible to be earned to the extent that the performance goal has been satisfied through the date of the change in control (the “Eligible CIC PSUs”). In this case, the number of Eligible CIC PSUs will vest and become earned if the NEO remains employed through the requisite service period for the award. If the NEO’s employment with us is terminated within 24 months of the date of the change in control without Cause (as defined in such PSU Agreement) or by the NEO for Good Reason (as defined in such PSU Agreement) and prior to the end of the requisite service period, the Eligible CIC PSUs will be deemed vested. Appropriate amounts of shares will be issued to the holders (including zero if the performance goal was not satisfied). For purposes of the definitions of Cause and Good Reason as it relates to our NEOs with whom we have an employment agreement, such definitions contained in the applicable employment agreement will control.

The 2020-2022 PSU Agreements also provide for a DER that will be paid when the applicable PSUs are earned and vest. The DERs may be settled in cash or stock at the discretion of the Compensation Committee.

Following the Compensation Committee’s certification of the performance goal attainment level, but in no event later than 60 days following the date the relevant performance period ends, the NEO will receive a number of shares of common stock equal to the number of earned PSUs.

Restricted Stock Unit Award Agreements

The Compensation Committee and the Board of Directors have previously approved the form of RSU Agreement pursuant to which we have made RSU Awards since 2020. In January 2022, the Compensation Committee and the Board of Directors approved the form of RSU Agreement pursuant to which we have made RSU Awards under the 2022 Long-Term EIP (the “2022 RSU Agreement”), which agreement is substantially in the form of RSU Agreements memorializing the 2020 RSUs (the "2020 RSU Agreement") and the 2021 RSUs (the "2021 RSU Agreement" and, together with the 2022 RSU Agreement and the 2021 RSU Agreement, the "2020-2022 RSU Agreements"). To the extent vested, each RSU represents the right to receive one share of our common stock, subject to the terms and conditions set forth in the applicable RSU Agreement and the 2017 Stock Plan. Subject to certain exceptions, unless and until the RSUs vest, the NEO will have no right to receive any shares or other payments in respect of such RSUs. In addition, each RSU includes a corresponding DER, which DER will remain outstanding from the date of grant until the earlier of the settlement or forfeiture of the RSU to which the DER corresponds. Each vested DER entitles the NEO to receive payments, subject to and in accordance with the applicable RSU Agreement, in an amount equal to any dividends paid by us in respect of the common share underlying the RSU. Upon the date that the RSU becomes vested, the DER with respect to such vested RSU will become vested. Similarly, upon the forfeiture of an RSU, the DER with respect to such forfeited RSU will also be forfeited. Settlement of vested RSUs and payments with respect to vested DERs will be made as soon as practicable, and within 60 days, after the date that such RSU and DER vests. The RSUs will vest ratably over 3 years at the beginning of each fiscal year following the grant date.

The 2020-2022 RSU Agreements contain certain vesting and acceleration provisions with respect to a termination of employment as a result of death or disability or in the event of a change in control and subsequent termination of employment without Cause (as defined in the applicable RSU Agreement) or for Good Reason (as defined in the applicable RSU Agreement). Under the applicable RSU Agreement, if the NEO’s employment with us is terminated due to death, the unvested RSUs under that agreement will become fully vested and non-forfeitable upon the date of death. If the NEO’s employment with us is terminated due to disability, the unvested RSUs under that agreement will become fully vested and non-forfeitable upon the date of the termination of the NEO’s employment. In addition, unvested RSUs issued to our NEOs will not accelerate or vest solely due to a change in control, but would instead require that the NEO’s employment with us be terminated within 24 months of our change in control by us without Cause (as defined in the applicable RSU Agreement) or by the NEO for Good Reason (as defined in the applicable RSU Agreement). For those NEOs with whom we have an employment agreement, any unvested RSUs will be deemed vested if such NEO’s employment is terminated without Cause or for Good Reason, each as defined in the applicable employment agreement, during any portion of the requisite service period.

Employment Agreements

Mumma Employment Agreement. On December 23, 2021, we entered into a Fourth Amended and Restated Employment Agreement with Steven R. Mumma, in connection with his appointment to our Executive Chairman (the “Mumma Employment Agreement”), effective as of January 1, 2022. The Mumma Employment Agreement has a term of 12 months, beginning on January 1, 2022 and ending on December 31, 2022, unless further extended or sooner terminated in accordance with the terms thereof.

Pursuant to the Mumma Employment Agreement, Mr. Mumma is entitled to an annualized base salary of $600,000. Under the terms of the Mumma Employment Agreement, Mr. Mumma is also eligible to earn annual incentive bonuses based on the level of achievement of specified performance measures set by the Compensation Committee. No later than March 31 of each fiscal year during the term of the Mumma Employment Agreement, the Compensation Committee will adopt an annual incentive plan (the “Bonus Plan”) that will set forth the performance criteria for the fiscal year. If we or Mr. Mumma satisfy the performance criteria contained in the Bonus Plan for a fiscal year, Mr. Mumma will receive an annual incentive bonus in an amount pursuant to such Bonus Plan or as determined by the Compensation Committee, as applicable, and subject to ratification by the Board of Directors, if required. Mr. Mumma is not eligible to receive an annual long-term incentive award in 2022 unless otherwise determined by the Compensation Committee.

If we terminate Mr. Mumma’s employment without Cause or Mr. Mumma terminates his employment with us for Good Reason (as each such term is defined in the Mumma Employment Agreement), Mr. Mumma would be entitled to the following (as applicable, and subject to satisfaction of the release requirements set forth in the Mumma Employment Agreement): (a) an amount equal to the product of (i) two, multiplied by (ii) the sum of (A) Mr. Mumma’s annual base salary at the time of such termination, plus (B) the average annual incentive bonus earned by Mr. Mumma during the two most recently completed fiscal years prior to the year in which the termination occurs; (b) COBRA reimbursements (or substitute payments) for him and his eligible dependents for up to 18 months; (c) acceleration of any outstanding unvested equity awards; provided, however, that with respect to each award that is subject to a performance-based vesting condition, the extent to which such award shall vest and become earned shall remain subject to the applicable performance metrics calculated through the end of the applicable performance period; and (d) a pro rata portion of the annual incentive bonus Mr. Mumma would have been entitled to receive under the approved Bonus Plan for the year in which the termination occurs based on actual performance for such year.

If Mr. Mumma’s employment is terminated due to his death, each of his designated beneficiaries would be entitled (subject to satisfaction of the release requirements set forth in the Mumma Employment Agreement) to the following: (a) an amount equal to the sum of his (i) annual base salary for the year in which the termination took place and (ii) his target bonus for the year in which the termination took place; (b) acceleration of any outstanding unvested equity awards held by such executive; provided, however, that with respect to each award that is subject to a performance-based vesting condition, the extent to which such award shall vest and become earned shall remain subject to the applicable performance metrics calculated through the end of the applicable performance period; and (c) continued benefits for his surviving spouse or other dependents covered under his health insurance policy as of the date of executive’s death for a period of 18 months.

If Mr. Mumma’s employment is terminated due to his disability, he would be entitled (subject to satisfaction of the release requirements set forth in the Mumma Employment Agreement) to the following: (a) all amounts to which he is entitled under the disability plans, programs and policies maintained by us or in connection with employment by us; (b) the full cost for participation in the health insurance plan in which he was enrolled immediately prior to the date of termination, or a substantially similar plan, for a period of 18 months; and (c) acceleration of any outstanding unvested equity awards; provided, however, that with respect to each award that is subject to a performance-based vesting condition, the extent to which such award shall vest and become earned shall remain subject to the applicable performance metrics calculated through the end of the applicable performance period.

If we terminate Mr. Mumma’s employment with Cause or Mr. Mumma terminates his employment with us for other than Good Reason, we will not have any further obligations to him other than payment of his full base salary through the date of termination at the rate in effect at the time notice of termination is given and all reasonable and customary expenses incurred by him in performing his duties prior to the date of termination. In addition, in connection with his termination with Cause or for other than Good Reason, Mr. Mumma’s equity awards that have not become vested or earned will terminate and be forfeited automatically without any further action by us; provided, however, that this forfeiture shall not apply to any PSU awards that contain a retirement provision (which shall remain outstanding and be governed by the terms of the applicable award agreement).

If Mr. Mumma’s employment with us terminates upon the December 31, 2022 expiration date of the Mumma Employment Agreement (the “Expiration Date”) because we and Mr. Mumma do not otherwise take action to extend the term of the Mumma Employment Agreement, then (i) all of Mr. Mumma’s unvested restricted stock awards and PSU awards granted to Mr. Mumma will remain outstanding and continue to vest on their original vesting dates without regard to any requirement that Mr. Mumma remain continuously employed by us on each vesting date except that the extent to which his PSU awards will vest and become earned will remain subject to the applicable performance metrics calculated through the end of the applicable performance period, (ii) any unvested RSUs held by Mr. Mumma immediately prior to the Expiration Date that would have vested on January 1, 2023 will immediately vest on the Expiration Date and all remaining unvested restricted stock units that have not vested as of the Expiration Date shall be forfeited and (iii) subject to certain conditions, we will pay Mr. Mumma an amount equal to the required premiums under COBRA for Mr. Mumma to continue to participate in the Company health insurance plan in which he was enrolled immediately prior to December 31, 2022 through the date that he attains age 65.

Pursuant to the Mumma Employment Agreement, Mr. Mumma is, under certain conditions, subject to one‑year post-employment non-competition and non-solicitation covenants, as well as confidentiality covenants.

Serrano Employment Agreement. On December 23, 2021, we entered into an employment agreement with Jason T. Serrano, our President, in connection with his appointment to our Chief Executive Officer and President (the “Serrano Employment Agreement”), effective as of January 1, 2022. The Serrano Employment Agreement has a two-year term, beginning on January 1, 2022 and ending on December 31, 2023 (unless sooner terminated in accordance with the terms thereof) and is subject to potential automatic annual one-year renewals after the initial term. Pursuant to the Serrano Employment Agreement, in the event we fail to provide Mr. Serrano with written notice of our determination not to extend the term of the Serrano Employment Agreement at least 90 days prior to the expiration date of the initial or any applicable renewal term, the Serrano Employment Agreement will be automatically extended for an additional one-year period following the end of such term.

Pursuant to the Serrano Employment Agreement, Mr. Serrano is entitled to an annualized base salary of $825,000, subject to future increases at the discretion of the Compensation Committee or the Board of Directors. Mr. Serrano is also eligible to earn annual incentive bonuses based on the level of achievement of specified performance measures set by the Compensation Committee. No later than March 31 of each fiscal year during the term of the Serrano Employment Agreement, the Compensation Committee will adopt the Bonus Plan that will set forth the performance criteria for the fiscal year. If we or Mr. Serrano satisfy the performance criteria contained in the Bonus Plan for a fiscal year, Mr. Serrano will receive an annual incentive bonus in an amount pursuant to such Bonus Plan or as determined by the Compensation Committee, as applicable, and subject to ratification by the Board of Directors, if required. Additionally, Mr. Serrano is eligible to participate in our 2017 Stock Plan to receive annual long-term incentive awards with respect to shares of our common stock. The Compensation Committee will approve any such awards made to Mr. Serrano pursuant to the 2017 Stock Plan and each award will be governed by the terms and conditions of the 2017 Stock Plan and the applicable award agreement.

If we terminate Mr. Serrano’s employment without Cause or due to Non-Renewal or Mr. Serrano terminates his employment with us for Good Reason (as each such term is defined in the Serrano Employment Agreement), Mr. Serrano would be entitled to the following (as applicable, and subject to satisfaction of the release requirements set forth in the Serrano Employment Agreement): (a) an amount equal to the product of (i) two, multiplied by (ii) the sum of (A) Mr. Serrano’s annual base salary at the time of such termination, plus (B) the average annual incentive bonus earned by Mr. Serrano during the two most recently completed fiscal years prior to the year in which the termination occurs; (b) COBRA reimbursements (or substitute payments) for him and his eligible dependents for up to 18 months; and (c) acceleration of any outstanding unvested equity awards; provided, however, that with respect to each award that is subject to a performance-based vesting condition, the extent to which such award shall vest and become earned shall remain subject to the applicable performance metrics calculated through the end of the applicable performance period.

If Mr. Serrano’s employment is terminated due to his death, each of his designated beneficiaries would be entitled (subject to satisfaction of the release requirements set forth in the Serrano Employment Agreement) to the following: (a) an amount equal to the sum of Mr. Serrano’s (i) annual base salary for the year in which the termination took place and (ii) his target bonus for the year in which the termination took place; (b) acceleration of any outstanding unvested equity awards held by such Mr. Serrano; provided, however, that with respect to each award that is subject to a performance-based vesting condition, the extent to which such award shall vest and become earned shall remain subject to the applicable performance metrics calculated through the end of the applicable performance period; and (c) continued benefits for his surviving spouse or other dependents covered under his health insurance policy as of the date of his death for a period of 18 months.

If Mr. Serrano’s employment is terminated due to his disability, he would be entitled (subject to satisfaction of the release requirements set forth in the Serrano Employment Agreement) to the following: (a) all amounts to which he is entitled under the disability plans, programs and policies maintained by us or in connection with employment by us; (b) COBRA reimbursements for him and his eligible dependents for up to 18 months; and (c) acceleration of any outstanding unvested equity awards; provided, however, that with respect to each award that is subject to a performance-based vesting condition, the extent to which such award shall vest and become earned shall remain subject to the applicable performance metrics calculated through the end of the applicable performance period.

If we terminate Mr. Serrano’s employment with Cause or Mr. Serrano terminates his employment with us for other than Good Reason, we will not have any further obligations to him other than payment of his full base salary through the date of termination at the rate in effect at the time notice of termination is given and all reasonable and customary expenses incurred by him in performing his duties prior to the date of termination.

Pursuant to the Serrano Employment Agreement, Mr. Serrano is, under certain conditions, subject to one‑year post-employment non-competition and non-solicitation covenants, as well as confidentiality covenants.

Nario-Eng Employment Agreement. On February 1, 2022, we entered into an employment agreement with Kristine R. Nario-Eng, our Chief Financial Officer (the “Nario-Eng Employment Agreement”). The Nario-Eng Employment Agreement has a two-year term, beginning on February 1, 2022 and ending on January 31, 2024 (unless sooner terminated in accordance with the terms thereof) and is subject to potential automatic annual one-year renewals after the initial term. Pursuant to the Nario-Eng Employment Agreement, in the event we fail to provide Ms. Nario-Eng with written notice of our determination not to extend the term of the Nario-Eng Employment Agreement at least 90 days prior to the expiration date of the initial or any applicable renewal term, the Nario-Eng Employment Agreement will be automatically extended for an additional one-year period following the end of such term.

Pursuant to the Nario-Eng Employment Agreement, Ms. Nario-Eng is entitled to an annualized base salary of $450,000, subject to future increases at the discretion of the Compensation Committee or the Board of Directors. Ms. Nario-Eng is also eligible to earn annual incentive bonuses based on the level of achievement of specified performance measures set by the Compensation Committee. No later than March 31 of each fiscal year during the term of the Nario-Eng Employment Agreement, the Compensation Committee will adopt the Bonus Plan that will set forth the performance criteria for the fiscal year. If we or Ms. Nario-Eng satisfy the performance criteria contained in the Bonus Plan for a fiscal year, Ms. Nario-Eng will receive an annual incentive bonus in an amount pursuant to such Bonus Plan or as determined by the Compensation Committee, as applicable, and subject to ratification by the Board of Directors, if required. Additionally, Ms. Nario-Eng is eligible to participate in our 2017 Stock Plan to receive annual long-term incentive awards with respect to shares of our common stock. The Compensation Committee will approve any such awards made to Ms. Nario-Eng pursuant to the 2017 Stock Plan and each award will be governed by the terms and conditions of the 2017 Stock Plan and the applicable award agreement.

If we terminate Ms. Nario-Eng’s employment without Cause or due to Non-Renewal or Ms. Nario-Eng terminates her employment with us for Good Reason (as each such term is defined in the Nario-Eng Employment Agreement), Ms. Nario-Eng would be entitled to the following (subject to satisfaction of the release requirements set forth in the Nario-Eng Employment Agreement): (a) an amount equal to the product of (i) one, multiplied by (ii) the sum of (A) Ms. Nario-Eng’s annual base salary at the time of such termination, plus (B) the average annual incentive bonus earned by Ms. Nario-Eng during the two most recently completed fiscal years prior to the year in which the termination occurs; (b) COBRA reimbursements (or substitute payments) for her and her eligible dependents for up to 18 months; and (c) acceleration of any outstanding unvested equity awards; provided, however, that with respect to each award that is subject to a performance-based vesting condition, the extent to which such award shall vest and become earned shall remain subject to the applicable performance metrics calculated through the end of the applicable performance period.

If Ms. Nario-Eng’s employment is terminated due to her death, each of her designated beneficiaries would be entitled (subject to satisfaction of the release requirements set forth in the Nario-Eng Employment Agreement) to the following: (a) an amount equal to the sum of Ms. Nario-Eng’s (i) annual base salary for the year in which the termination took place and (ii) her target bonus for the year in which the termination took place; (b) acceleration of any outstanding unvested equity awards held by such Ms. Nario-Eng; provided, however, that with respect to each award that is subject to a performance-based vesting condition, the extent to which such award shall vest and become earned shall remain subject to the applicable performance metrics calculated through the end of the applicable performance period; and (c) continued benefits for her surviving spouse or other dependents covered under her health insurance policy as of the date of her death for a period of 18 months.

If Ms. Nario-Eng’s employment is terminated due to her disability, she would be entitled (subject to satisfaction of the release requirements set forth in the Nario-Eng Employment Agreement) to the following: (a) all amounts to which she is entitled under the disability plans, programs and policies maintained by us or in connection with employment by us; (b) COBRA reimbursements for her and her eligible dependents for up to 18 months; and (c) acceleration of any outstanding unvested equity awards; provided, however, that with respect to each award that is subject to a performance-based vesting condition, the extent to which such award shall vest and become earned shall remain subject to the applicable performance metrics calculated through the end of the applicable performance period.

If we terminate Ms. Nario-Eng’s employment with Cause or Ms. Nario-Eng terminates her employment with us for other than Good Reason, we will not have any further obligations to her other than payment of her full base salary through the date of termination at the rate in effect at the time notice of termination is given and all reasonable and customary expenses incurred by her in performing her duties prior to the date of termination.

Pursuant to the Nario-Eng Employment Agreement, Ms. Nario-Eng is, under certain conditions, subject to one‑year post-employment non-competition and non-solicitation covenants, as well as confidentiality covenants.

Change in Control Agreement

On February 1, 2022, we entered into a change in control agreement with Nathan R. Reese, our Chief Operating Officer and Secretary (the “Change in Control Agreement”). We may enter into the Change in Control Agreement with certain of our other employees as may be identified by our Board of Directors from time to time in substantially the form of the Change in Control Agreement. The material terms of the Change in Control Agreement are as follows:

Term: The Change in Control Agreement has a one-year term (subject to earlier termination if the executive is no longer employed by the Company) and is subject to potential automatic annual one-year renewals after the initial term. Pursuant to the Change in Control Agreement, in the event we fail to provide the executive with written notice of our determination not to extend the term of the Change in Control Agreement at least 60 days prior to the expiration date of the initial or any applicable renewal term, the Change in Control Agreement will be automatically extended for an additional one-year period following the end of such term (subject to earlier termination if the executive is no longer employed by us).

Termination/Severance: If during the term of the Change in Control Agreement the executive’s employment is terminated by us without Cause (and not as a result of his or her death or disability) or by the executive for Good Reason (as each such term is defined in the Change in Control Agreement), in each case on or within 12 months following a Change in Control (as such term is defined in the 2017 Stock Plan), the executive would be entitled to the following (subject to satisfaction of the release requirements set forth in the Change in Control Agreement): (a) an amount equal to the product of (i) one, multiplied by (ii) the sum of (A) the executive’s annual base salary at the time of such termination, plus (B) the average annual cash incentive bonus earned by the executive during the two most recently completed fiscal years prior to the year in which the termination occurs; and (b) COBRA reimbursements (or substitute payments) for the executive and his or her eligible dependents for up to 12 months. Upon termination for any other reason, the executive will be entitled to accrued but unpaid wages owed through the date of termination, any benefits to which the executive may be entitled in accordance with our established employee plans and payment for any unreimbursed reimbursable expenses incurred prior to the termination date.

Restrictive Covenant: Pursuant to the Change in Control Agreement, the executive is subject to a confidentiality covenant.

Potential Payments Upon Change in Control, Death or Disability, Termination Without Cause or Resignation for Good Reason

The following tables represent the payments due to Mr. Mumma in the event of termination due to death or disability, his termination without Cause or resignation for Good Reason, or a change in control, assuming such event occurred on December 31, 2021, that would have been triggered under the 2017 Stock Plan (or any predecessor or successor plan thereto), the restricted stock award, RSU and PSU agreements for Mr. Mumma and Mr. Mumma’s third amended and restated employment agreement (that was in effect as of December 31, 2021) and (ii) each of Messrs. Serrano and Reese and Ms. Nario-Eng in the event of termination due to death or disability or in connection with a change in control under the 2017 Stock Plan (or any predecessor or successor plan thereto) and the restricted stock award, RSU and PSU agreements for Messrs. Serrano and Reese and Ms. Nario-Eng. Because as of neither of Messrs. Serrano or Reese nor Ms. Nario-Eng was a party to an employment or severance agreement with us as of December 31, 2021, none of these NEOs were eligible to receive any payments upon the occurrence of a termination without Cause or resignation for Good Reason as of December 31, 2021 and as such, we have not included these NEOs in such table below.

Payments Due Upon Termination Without Cause or Resignation With Good Reason(1)

Name	Salary	Bonus	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation		Benefits(4)	Total
Steven R. Mumma	$—	$—	$4,785,041	(2)	$—	$—	$2,834,798	(3)	$28,989	$7,648,828

(1)See “—Other Compensation Arrangements—Employment Agreement” above for definitions of Cause and Good Reason.

(2)Represents the value, based on the closing sale price of our common stock on December 31, 2021, of the sum of (i) 337,893 shares of unvested outstanding restricted stock held by Mr. Mumma that would have vested in full at December 31, 2021 pursuant to such event, (ii) 203,782 shares of restricted stock earned under the 2021 Annual Incentive Plan but not yet issued as of December 31, 2021, (iii) the value of Mr. Mumma’s 2020 PSU and 2021 PSU awards, determined by multiplying the number of shares of common stock underlying the target number of 2020 PSUs and 2021 PSUs by $3.72, the closing sale price for our common stock on December 31, 2021 and (iv) the value of Mr. Mumma's unvested 2020 RSU and 2021 RSU awards, determined by multiplying the number of shares of common stock underlying the unvested 2020 RSUs and 2021 RSUs by $3.72, the closing sale price for our common stock on December 31, 2021. The 203,782 shares is based on $758,070 of aggregate value in common stock payable under the 2021 Annual Incentive Plan divided by the closing sale price of $3.72 for our common stock on December 31, 2021. As contemplated by Mr. Mumma's employment agreement with us, the table above reflects vesting of the target amount of Mr. Mumma's 2020 PSU award and 2021 PSU award.

(3)Equals the product of (a) 1.5 and (b) the sum of Mr. Mumma’s base salary and the average annual cash incentive award earned by Mr. Mumma during 2021 and 2020.

(4)Represents the value of the health care benefits that are payable by the Company on Mr. Mumma's behalf pursuant to his employment agreement with us.

Payments Due Upon Termination Due to Disability

Name	Salary(1)	Bonus	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Benefits(3)	Total
Steven R. Mumma	$900,000	$—	$4,785,041	$—	$—	$—	$28,989	$5,714,030
Jason T. Serrano	$—	$—	$2,889,200	$—	$—	$—	$—	$2,889,200
Nathan R. Reese	$—	$—	$461,481	$—	$—	$—	$—	$461,481
Kristine R. Nario-Eng	$—	$—	$731,832	$—	$—	$—	$—	$731,832

(1)Assumes that Mr. Mumma is paid his base salary then in effect. Pursuant to the Employment Agreement, the Company is obligated to maintain a long-term disability plan for Mr. Mumma that provides for payment of not less than $240,000.

(2)Represents the value, based on the closing sale price of our common stock on December 31, 2021, of:

•in the case of Mr. Mumma, the sum of (i) 337,893 shares of unvested outstanding restricted stock held by Mr. Mumma that would have vested in full at December 31, 2021 pursuant to such event, (ii) 203,782 shares of restricted stock earned under the 2021 Annual Incentive Plan but not yet issued as of December 31, 2021, (iii) the value of Mr. Mumma’s 2020 PSU and 2021 PSU awards, determined by multiplying the number of shares of common stock underlying the target number of 2020 PSUs and 2021 PSUs by $3.72, the closing sale price for our common stock on December 31, 2021 and (iv) the value of Mr. Mumma's unvested 2020 RSU and 2021 RSU awards, determined by multiplying the number of shares of common stock underlying the unvested 2020 RSUs and 2021 RSUs by $3.72, the closing sale price for our common stock on December 31, 2021. The 203,782 shares is based on $758,070 of aggregate value in common stock payable under the 2021 Annual Incentive Plan divided by the closing sale price of $3.72 for our common stock on December 31, 2021. As contemplated by Mr. Mumma's employment agreement with us, the table above reflects vesting of the target amount of Mr. Mumma's 2020 PSU and 2021 PSU awards.

•in the case of Mr. Serrano, the sum of (i) 417,843 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2021 pursuant to such event, (ii) 169,819 shares of restricted stock earned under the 2021 Annual Incentive Plan but not yet issued as of December 31, 2021 and (iii) the value of Mr. Serrano's unvested 2020 RSU and 2021 RSU awards, determined by multiplying the number of shares of common stock underlying the unvested 2020 RSUs and 2021 RSUs by $3.72, the closing sale price for our common stock on December 31, 2021. The 169,819 shares is based on $631,725 of aggregate value in common stock payable under the 2021 Annual Incentive Plan divided by the closing sale price of $3.72 for our common stock on December 31, 2021.

•in the case of Mr. Reese, the sum of (i) 37,545 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2021 pursuant to such event, (ii) 23,508 shares of restricted stock earned under the 2021 Annual Incentive Plan but not yet issued as of December 31, 2021 and (iii) the value of Mr. Reese's unvested 2020 RSU and 2021 RSU awards, determined by multiplying the number of shares of common stock underlying the unvested 2020 RSUs and 2021 RSUs by $3.72, the closing sale price for our common stock on December 31, 2021. The 23,508 shares is based on $87,450 of aggregate value in common stock payable under the 2021 Annual Incentive Plan divided by the closing sale price of $3.72 for our common stock on December 31, 2021.

•in the case of Ms. Nario-Eng, the sum of (i) 74,834 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2021 pursuant to such event, (ii) 51,018 shares of restricted stock earned under the 2021 Annual Incentive Plan but not yet issued as of December 31, 2021 and (iii) the value of Ms. Nario-Eng's unvested 2020 RSU and 2021 RSU awards, determined by multiplying the number of shares of common stock underlying the unvested 2020 RSUs and 2021 RSUs by $3.72, the closing sale price for our common stock on December 31, 2021. The 51,018 shares is based on $189,788 of aggregate value in common stock payable under the 2021 Annual Incentive Plan divided by the closing sale price of $3.72 for our common stock on December 31, 2021.

(3)Represents the value of the health care benefits that are payable by the Company on Mr. Mumma's behalf pursuant to his employment agreement with us.

Payments Due Upon Termination Due to Death

Name	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation (2)	All Other Compensation	Benefits(3)	Total
Steven R. Mumma	$900,000	$—	$4,701,971	$—	$1,125,000	$—	$28,989	$6,755,960
Jason T. Serrano	$—	$—	$2,889,200	$—	$937,500	$—	$—	$3,826,700
Nathan R. Reese	$—	$—	$461,481	$—	$444,375	$—	$—	$905,856
Kristine R. Nario-Eng	$—	$—	$731,832	$—	$395,000	$—	$—	$1,126,832

(1)Represents the value, based on the closing sale price of our common stock on December 31, 2021, of:

•in the case of Mr. Mumma, the sum of (i) 337,893 shares of unvested outstanding restricted stock held by Mr. Mumma that would have vested in full at December 31, 2021 pursuant to such event, (ii) 181,452 shares of restricted stock payable under the 2021 Annual Incentive Plan in accordance with Mr. Mumma's employment agreement with us, (iii) the value of Mr. Mumma’s 2020 PSU and 2021 PSU awards, determined by multiplying the number of shares of common stock underlying the target number of 2020 PSUs and 2021 PSUs by $3.72, the closing sale price for our common stock on December 31, 2021 and (iv) the value of Mr. Mumma's unvested 2020 RSU and 2021 RSU awards, determined by multiplying the number of shares of common stock underlying the unvested 2020 RSUs and 2021 RSUs by $3.72, the closing sale price for our common stock on December 31, 2021. The 181,452 shares is based on $675,000 of aggregate value in common stock divided by the closing sale price of $3.72 for our common stock on December 31, 2021. As contemplated by Mr. Mumma's employment agreement with us, the table above reflects payment of Mr. Mumma's target bonus under the 2021 Annual Incentive Plan and vesting of the target amount of his 2020 PSU and 2021 PSU awards.

•in the case of Mr. Serrano, the sum of (i) 417,843 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2021 pursuant to such event, (ii) 169,819 shares of restricted stock earned under the 2021 Annual Incentive Plan but not yet issued as of December 31, 2021 and (iii) the value of Mr. Serrano's unvested 2020 RSU and 2021 RSU awards, determined by multiplying the number of shares of common stock underlying the unvested 2020 RSUs and 2021 RSUs by $3.72, the closing sale price for our common stock on December 31, 2021. The 169,819 shares is based on $631,725 of aggregate value in common stock payable under the 2021 Annual Incentive Plan divided by the closing sale price of $3.72 for our common stock on December 31, 2021.

•in the case of Mr. Reese, the sum of (i) 37,545 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2021 pursuant to such event, (ii) 23,508 shares of restricted stock earned under the 2021 Annual Incentive Plan but not yet issued as of December 31, 2021 and (iii) the value of Mr. Reese's unvested 2020 RSU and 2021 RSU awards, determined by multiplying the number of shares of common stock underlying the unvested 2020 RSUs and 2021 RSUs by $3.72, the closing sale price for our common stock on December 31, 2021. The 23,508 shares is based on $87,450 of aggregate value in common stock payable under the 2021 Annual Incentive Plan divided by the closing sale price of $3.72 for our common stock on December 31, 2021.

•in the case of Ms. Nario-Eng, the sum of (i) 74,834 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2021 pursuant to such event, (ii) 51,018 shares of restricted stock earned under the 2021 Annual Incentive Plan but not yet issued as of December 31, 2021 and (iii) the value of Ms. Nario-Eng's unvested 2020 RSU and 2021 RSU awards, determined by multiplying the number of shares of common stock underlying the unvested 2020 RSUs and 2021 RSUs by $3.72, the closing sale price for our common stock on December 31, 2021. The 51,018 shares is based on $189,788 of aggregate value in common stock payable under the 2021 Annual Incentive Plan divided by the closing sale price of $3.72 for our common stock on December 31, 2021.

(2)Represents annual cash incentive compensation earned for performance by each of Messrs. Serrano and Reese and Ms. Nario-Eng in 2021 under the 2021 Annual Incentive Plan. Pursuant to the 2021 Annual Incentive Plan, the NEO must be actively employed on the date the cash incentive compensation is paid. However, the Compensation Committee has the discretion to award non-equity incentive compensation in the event that the NEO is terminated due to death in light of the Company’s and the participant’s performance in 2021. Mr. Mumma's employment agreement with us provides that he is entitled to receive the target bonus for the year in which his death takes place.

(3)Represents the value of the health care benefits that are payable by us on Mr. Mumma's behalf pursuant to his employment agreement with us.

Payments Due Upon Change In Control

Name	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Benefits	Total
Steven R. Mumma	$—	$—	$—	$—	$—	$—	$—	$—
Jason T. Serrano	$—	$—	$601,941	$—	$—	$—	$—	$601,941
Nathan R. Reese	$—	$—	$17,380	$—	$—	$—	$—	$17,380
Kristine R. Nario-Eng	$—	$—	$16,108	$—	$—	$—	$—	$16,108

(1)For Mr. Mumma, pursuant to the Employment Agreement, Mr. Mumma's unvested outstanding restricted stock will not vest solely upon a change in control. For Messrs. Serrano and Reese and Ms. Nario-Eng with respect to unvested outstanding restricted stock awards made prior to 2020, represents the value, based on the closing sale price of our common stock on December 31, 2021, of:

•in the case of Mr. Serrano, 161,812 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2021 pursuant to such event multiplied by the closing sale price of $3.72 for our common stock on December 31, 2021.

•in the case of Mr. Reese, 4,672 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2021 pursuant to such event multiplied by the closing sale price of $3.72 for our common stock on December 31, 2021.

•in the case of Ms. Nario-Eng, 4,330 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2021 pursuant to such event multiplied by the closing sale price of $3.72 for our common stock on December 31, 2021.

Limitation on Liability and Indemnification

Maryland law permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•actual receipt of an improper benefit or profit in money, property or services; or

•a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a final proceeding to, any of our present or former directors or officers or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee. The indemnification covers any claim or liability arising from such status against the person.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

Maryland law permits us to indemnify our present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•the director or officer actually received an improper personal benefit of money, property or services; or

•in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law prohibits us from indemnifying our present and former directors and officers for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received unless in either case a court orders indemnification and then only for expenses. Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by us if it is ultimately determined that the standard of conduct is not met.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any capacity described above and to any of our or our predecessors’ employees or agents.

In addition, indemnification could reduce the legal remedies available to us and our stockholders against our officers and directors. The SEC takes the position that indemnification against liabilities arising under the Securities Act of 1933 is against public policy and unenforceable. Indemnification of our directors and officers may not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•there has been an adjudication on the merits in favor of the director or officer on each count involving alleged securities law violations;

•all claims against the director or officer have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•a court of competent jurisdiction approves a settlement of the claims against the director or officer and finds that indemnification with respect to the settlement and the related costs should be allowed after being advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and, based on such review and discussion, the Committee recommends that it be included in this proxy statement.

Compensation Committee

Lisa A. Pendergast (Chair)
David R. Bock
Michael B. Clement
Audrey E. Greenberg

April 27, 2022

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each of Lisa A. Pendergast, David R. Bock, Michael B. Clement and Audrey E. Greenberg served as a member of the Compensation Committee during 2021. No member of the Compensation Committee was an employee of the Company during the 2021 fiscal year or an officer of the Company during any prior period. During 2021, no interlocking relationship existed between any member of our Board of Directors and any member of the compensation committee of any other company.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of New York Mortgage Trust, Inc. is composed of Michael B. Clement (Chair), David R. Bock, Audrey E. Greenberg and Steven G. Norcutt, each of which is independent under the enhanced independence requirements for audit committee members set forth in the rules of the SEC and in accordance with our independent criteria discussed under the caption “Information on Our Board of Directors and its Committees—Independence of Our Board of Directors.” The Audit Committee operates under a written charter.

The Audit Committee oversees New York Mortgage Trust, Inc.’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In this context, the Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2021 included in the Annual Report on Form 10-K for the year ended December 31, 2021 of New York Mortgage Trust, Inc.

The Audit Committee has discussed with Grant Thornton LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, including the overall scope and plan for their audit, the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors agreed) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC. The Audit Committee also recommended that Grant Thornton LLP be retained as the Company’s independent registered public accounting firm for the 2022 fiscal year.

Audit Committee

Michael B. Clement (Chair)
David R. Bock
Audrey E. Greenberg
Steven G. Norcutt

April 27, 2022

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for us for the years ended December 31, 2021 and December 31, 2020 by Grant Thornton LLP were as follows:

Fee Type	2021	2020
Audit Fees(1)	$1,432,100	$1,551,254
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,432,100	$1,551,254

(1)Audit Fees represent the aggregate fees billed for professional services rendered to us and our subsidiaries with respect to the audit of our consolidated financial statements included in our annual reports and the reviews of the financial statements included in our quarterly reports. Additionally, Audit Fees also include the aggregate fees billed for professional services for the issuance of comfort letters, consents and related services in connection with public offerings of securities and registration statements filed on Form S-3 and on Form S-8 under the Securities Act of 1933, as amended, amounting to approximately $0.2 million and $0.1 million for the years ended December 31, 2021 and December 31, 2020, respectively.

Policies and Procedures

The Audit Committee has adopted procedures for pre-approving audit and non-audit services provided by the independent registered public accounting firm. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted. Audit Committee approval is required for payment of fees that exceed the budget amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, employees, culture, accounting systems, risk profile, and whether the services enhance our ability to manage or control risks and improve audit quality. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.

The Audit Committee has determined that the provision of non-audit services performed by Grant Thornton LLP during 2021 is compatible with maintaining its independence from the Company as an independent registered public accounting firm. For the year ended December 31, 2021, the Audit Committee pre-approved all services rendered by Grant Thornton LLP.

OTHER MATTERS

As of the date of this proxy statement, our Board of Directors does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named in the proxy being made available to stockholders intend to vote the shares represented by them in accordance with their best judgment in respect to any such matters.

ANNUAL REPORT

A copy of our 2021 Annual Report, including the financial statements and financial statement schedules, is being furnished to stockholders along with this proxy statement. These materials are available at http://www.proxyvote.com. Paper copies may be requested in accordance with the instructions included in the Notice that was sent to stockholders of record beginning on or about April 27, 2022. A copy of the 2021 Annual Report is also available online at http://www.nymtrust.com.

“HOUSEHOLDING” OF PROXY STATEMENT AND ANNUAL REPORTS

The SEC rules allow for the delivery of a single copy of the Notice or set of proxy materials to any household at which two or more stockholders reside, if it is believed the stockholders are members of the same family. This delivery method, known as “householding,” will save us printing and mailing costs. Duplicate account mailings will be eliminated by allowing stockholders to consent to such elimination, or through implied consent, if a stockholder does not request continuation of duplicate mailings. Brokers, dealers, banks or other nominees or fiduciaries that hold shares of our common stock in “street” name for beneficial owners of our common stock and that distribute proxy materials and the Notice they receive to beneficial owners may be householding. Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary.

If you hold shares of our common stock in your own name as a holder of record, householding will not apply to your shares. Also, if you own shares of our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of our proxy statements and annual reports to stockholders. To assist us in saving money and to provide you with better stockholder services, we encourage registered holders of our common stock to have all of your accounts registered in the same name and address. You may do this by contacting the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, by telephone at (800) 937-5449 or in writing at American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219.

If you wish to request extra copies free of charge of any annual report to stockholders or proxy statement, please send your request to New York Mortgage Trust, Inc., 90 Park Avenue, New York, New York, 10016, Attention: Investor Relations, or contact our Investor Relations via telephone at (646) 795-4066. You can also refer to our website at www.nymtrust.com. Information at, or connected to, our website is not and should not be considered part of this proxy statement.

By order of the Board of Directors,

Nathan R. Reese
Chief Operating Officer and Secretary
April 27, 2022
New York, New York

Annex A

Non-GAAP Financial Measures

In addition to the results presented in accordance with GAAP, this proxy statement includes certain non-GAAP financial measures, including undepreciated earnings and undepreciated book value per common share. Our management team believes that these non-GAAP financial measures, when considered with our GAAP financial statements, provide supplemental information useful for investors as it enables them to evaluate our current performance using the same metrics that management uses to operate the business. Our presentation of non-GAAP financial measures may not be comparable to similarly-titled measures of other companies, who may use different calculations. Because these measures are not calculated in accordance with GAAP, they should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP.

Undepreciated Earnings (Loss)

Undepreciated earnings (loss) is a supplemental non-GAAP financial measure defined as GAAP net income (loss) attributable to Company's common stockholders excluding the Company's share in depreciation expense and lease intangible amortization expense related to operating real estate, net. By excluding these non-cash adjustments from our operating results, we believe that the presentation of undepreciated earnings (loss) provides a consistent measure of our operating performance and useful information to investors to evaluate the effective net return on our portfolio. In addition, we believe that presenting undepreciated earnings (loss) enables our investors to measure, evaluate, and compare our operating performance to that of our peers.

A reconciliation of GAAP net income attributable to Company's common stockholders to undepreciated earnings (loss) for the year ended December 31, 2021 is presented below (amounts in thousands, except per share data):

Year Ended December 31, 2021
GAAP net income attributable to Company's common stockholders	$144,176
Add:
Depreciation expense on operating real estate	4,381
Amortization of lease intangibles related to operating real estate	11,324
Undepreciated earnings	$159,881

Weighted average common shares outstanding - basic	379,232
Undepreciated earnings per common share	$0.42

A-1

Undepreciated Book Value Per Common Share

Undepreciated book value per common share is a supplemental non-GAAP financial measure defined as GAAP book value excluding the Company's share of cumulative depreciation and lease intangible amortization expenses related to operating real estate, net. By excluding these non-cash adjustments, undepreciated book value reflects the value of the Company’s rental property portfolio at its undepreciated basis. The Company's rental property portfolio includes single-family rental homes directly owned by the Company and consolidated multi-family apartment communities. We believe that the presentation of undepreciated book value per common share is useful to investors and us as it allows management to consider our investment portfolio exclusive of non-cash adjustments to operating real estate, net and facilitates the comparison of our financial performance to that of our peers.

A reconciliation of GAAP book value to undepreciated book value and calculation of undepreciated book value per common share as of December 31, 2021 is presented below (amounts in thousands, except per share data):

December 31, 2021
Company's stockholders' equity	$2,341,031
Preferred stock liquidation preference	(557,125)
GAAP book value	1,783,906
Add:
Cumulative depreciation expense on operating real estate	4,381
Cumulative amortization of lease intangibles related to operating real estate	11,324
Undepreciated book value	$1,799,611

Common shares outstanding	379,405
GAAP book value per common share (1)	$4.70
Undepreciated book value per common share (2)	$4.74

(1)GAAP book value per common share is calculated using the GAAP book value and the common shares outstanding for the periods indicated.
(2)Undepreciated book value per common share is calculated using the undepreciated book value and the common shares outstanding for the periods indicated.
A-2

NEW YORK MORTGAGE TRUST, INC.
ATTN: NATHAN REESE
90 PARK AVENUE
NEW YORK, NEW YORK 10016

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NYMT2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D76880-P65528

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NEW YORK MORTGAGE TRUST, INC.

The Board of Directors recommends you vote FOR the following:

Nominees:	For	Against	Abstain
1a. Eugenia R. Cheng	☐	☐	☐
1b. Michael B. Clement	☐	☐	☐
1c. Audrey E. Greenberg	☐	☐	☐
1d. Steven R. Mumma	☐	☐	☐
1e. Steven G. Norcutt	☐	☐	☐
1f. Lisa A. Pendergast	☐	☐	☐
1g. Jason T. Serrano	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

D76881-P65528

NEW YORK MORTGAGE TRUST, INC.
Annual Meeting of Stockholders
June 6, 2022 9:00 AM, Eastern Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Steven R. Mumma, Jason T. Serrano, Kristine R. Nario-Eng and Nathan R. Reese and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NEW YORK MORTGAGE TRUST, INC. that the stockholder(s) is/are entitled to vote at the 2022 Annual Meeting of Stockholders to be held at 9:00 AM, Eastern Time, on June 6, 2022, virtually at www.virtualshareholdermeeting.com/NYMT2022, and any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THE PROXIES WILL VOTE (AND ANY VOTING INSTRUCTIONS TO RECORD HOLDERS WILL BE GIVEN) "FOR" ALL NOMINEES IN PROPOSAL NO. 1, "FOR" PROPOSAL NO. 2, AND "FOR" PROPOSAL NO. 3 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS PROPERLY COMES BEFORE THE MEETING.

Continued and to be signed on reverse side